AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 2020

REGISTRATION NO. 333-236152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1 to FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRAIN SCIENTIFIC INC.

(Exact name of registrant as specified in its charter)

Nevada	3841	81-0876714
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

125 Wilbur Place, Suite 170

Bohemia, New York 11716

(917) 388-1578

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Boris Goldstein

125 Wilbur Place, Suite 170

Bohemia, New York 11232

(917) 388-1578

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur S. Marcus, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Phone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of Class to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001	4,931,461 shares(1)		$3.00		$14,794,386	$1,920.31
Total	shares	$		$		$1,920.31	*

(1)     Represents shares of Brain Scientific Inc. offered by the selling stockholders.

(2)     Calculated in accordance with Rule 457(e). Assumes a price of $3.00 per share.

* Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3)of the Securities Act of 1933, as amended, to update the Registration Statement on Form S-1 (Registration Statement No. 333-2361 )(as amended, the “Initial Registration Statement “) which was declared effective on July 20, 2020 to include the financial information and Management’s Discussion and Analysis section from the Registrant’s Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on August 19, 2020 , to make certain changes to the Plan of Distribution section and other disclosure to reflect that the Company’s common stock is now quoted on the OTCQB and to otherwise update information contained herein.

 The SEC declared the Initial Registration Statement effective on July 20, 2020. No additional securities are being registered on this Post-Effective Amendment. All applicable registration fees have been paid.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 9, 2020

Brain Scientific Inc.

4,931,461 Shares of Common Stock by the Selling Stockholders

This prospectus relates to the public offering of up to 4,931,461 shares of common stock of Brain Scientific, Inc. by the selling stockholders.

The selling stockholders will offer their respective shares at prevailing market prices or privately negotiated prices.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 2 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTCQB under the symbol “BRSF”. There has been extremely limited trading to date in our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2020.

BRAIN SCIENTIFIC INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

i

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock.

About Us

We are a neurodiagnostic and predictive technology platform company seeking to provide a centralized platform for data acquisition and analysis of electroencephalography (“EEG”) data that combines our medical device technologies with cloud-based telehealth services. Both our NeuroCap, a pre-gelled disposable EEG headset, and NeuroEEG, a full-montage standard encephalograph, received FDA clearance to market in 2018. The pre-gelled electrodes are already coated with a conductive gel and vacuum sealed to ensure that it will not dry out so that when taken out of the package they already have conductive gel to transport electricity. The full montage refers to how the electrodes are positioned on the patient’s head. These scalp electrodes are used to record the EEG by using a machine called an electroencephalograph.

On September 21, 2018, we entered into a merger agreement (the “Merger Agreement”) with MemoryMD, Inc. and AFGG Acquisition Corp. to acquire MemoryMD, Inc. (the “Acquisition”). The transactions contemplated by the Merger Agreement were consummated on September 21, 2018 and, pursuant to the terms of the Merger Agreement, all outstanding shares of MemoryMD were exchanged for shares of our common stock. Accordingly, we acquired 100% of Memory MD, Inc. in exchange for the issuance of shares of our common stock and MemoryMD, Inc. became our wholly-owned subsidiary.

Following the Acquisition, the Company is now a neurodiagnostic and predictive technology platform company seeking to ultimately provide a centralized platform for data acquisition and analysis of EEG data that combines our medical device technologies with cloud-based telehealth services. The Company is not currently offering any data analysis services. The Company is primarily focused on establishing diagnostic protocols to identify pathological risk factors involving the brain, and driving novel insights into cognitive health that support early treatment of neurological disorders.

In 2019, we commenced acting as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our officers and directors), which resulted in all of our revenue for 2019. While we intend to continue the sale of third party medical devices, we do not intend for it to be our primary source of revenue in the long-term and expect to curtail or cease this line of operations as, if and when we commence generating material, recurring revenues from our Products, of which we can give no assurance. We also can give no assurance that any revenue we generate from so acting as a distributor of third-party medical devices will continue, will continue to be material or will be sufficient to enable us to continue our operations. We have no supply or distribution agreements in place with respect to such business. In the event that we see an opportunity to sell such products, we procure them and then re-sell them.

Our principal executive office is located at 67-35 St., B520, Brooklyn, New York., and our telephone number is (917) 388-1578. Our website address is www.brainscientific.com. The information on our website is not part of this prospectus.

About This Offering

This prospectus relates to the offering by the selling stockholders of 4,931,461 shares of common stock. The selling stockholders acquired such shares pursuant to the Merger Agreement in exchange for shares of MemoryMd.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Our business, operating results and financial condition could be harmed and the value of our stock could go down as a result of these risks. This means you could lose all or a part of your investment.

Risks Relating to our Business

We have incurred significant operating losses since inception and cannot assure you that we will ever achieve or sustain profitability.

We have incurred losses since the formation of MemoryMD in 2015 and had an accumulated deficit of $3,672,077 as of December 31, 2019 and had a working capital deficit of $897,206 as of December 31, 2019. We expect to continue to incur significant expenses and increasing operating and net losses for the foreseeable future. To date, we have financed our operations primarily through debt and equity financings. To date, our primary activities have been limited to, and our limited resources have been dedicated to, performing business and financial planning, raising capital, recruiting personnel, negotiating with business partners and the licensors of our intellectual property and conducting development activities, including the commercialization of our first two Products.

We believe that to fully implement our business strategy we need to, among other things, raise approximately or generate revenues of $10.0 million, or some combination thereof. We have never been profitable and do not expect to be profitable in the foreseeable future. Any profitability in the future will be dependent upon the successful development of our business model, of which we can give no assurance of success. We expect our expenses to increase significantly as we pursue our objectives. The extent of our future operating losses and the timing of profitability are highly uncertain, and we expect to continue incurring significant expenses and operating losses over the next several years. Our prior losses have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. Any additional operating losses may have an adverse effect on our stockholders' equity, and we cannot assure you that we will ever be able to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals or continue our operations. Accordingly, we are a highly speculative venture involving significant financial risk.

We are a development stage company with a limited operating history, making it difficult for you to evaluate our business and your investment.

Our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including but not limited to the absence of an operating history, lack of fully-developed or commercialized products, insufficient capital, expected substantial and continual losses for the foreseeable future, limited experience in dealing with regulatory issues, lack of manufacturing and marketing experience, need to rely on third parties for the development and commercialization of our proposed Products, a competitive environment characterized by well-established and well-capitalized competitors and reliance on key personnel.

We may not be successful in carrying out our business objectives. The revenue and income potential of our proposed business and operations are unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Accordingly, we have no track record of successful business activities, strategic decision-making by management, fund-raising ability, and other factors that would allow an investor to assess the likelihood that we will be successful in our business. There is a substantial risk that we will not be successful in fully implementing our business plan, or if initially successful, in thereafter generating material operating revenues or in achieving profitable operations.

Since inception of MemoryMD in 2015, we have not established any material revenues or operations that will provide financial stability in the long term, and there can be no assurance that we will realize our plans on our projected timetable (or at all) in order to reach sustainable or profitable operations.

We are not currently generating any revenue from Product sales, and may never be able to successfully commercialize our NeuroEEG™ and NeuroCap™, or other future Product candidates. Even if we succeed in commercializing any of such Products, we may never generate revenues significant enough to achieve profitability.

In 2019, we commenced acting as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our officers and directors), which resulted in all of our revenue for 2019. While we intend to continue the sale of third party medical devices, we do not intend for it to be our primary source of revenue in the long-term and expect to curtail or cease this line of operations as, if and when we commence generating material, recurring revenues from our Products, of which we can give no assurance. We also can give no assurance that any revenue we generate from so acting as a distributor of third-party medical devices will continue, will continue to be material or will be sufficient to enable us to continue our operations. We have no supply or distribution agreements with respect to such business.

Investors are subject to all the risks incident to the creation and development of a new business and each investor should be prepared to withstand a complete loss of his, her or its investment. Furthermore, the accompanying financial statements have been prepared assuming that we will continue as a going concern. We have not emerged from the development stage, and may be unable to raise further equity. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has limited experience in medical device development and commercialization. Our ability to become profitable depends primarily on: our ability to develop our Products, our successful completion of all necessary pre-clinical testing and clinical trials on such Products, our ability to obtain approval for such Products and, if approved, successfully commercialize such Products, our ongoing research and development efforts, the timing and cost of clinical trials, our ability to identify personnel with the necessary skill sets or enter into favorable alliances with third-parties who can provide substantial capabilities in clinical development, regulatory affairs, sales, marketing and distribution and our ability to obtain and maintain necessary intellectual property rights to such Products. Our limited experience in medical device development may make it more difficult for us to complete these tasks.

Even if we successfully develop and market our Products, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and cause you to lose all of your investment. Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our Company.

Our ability to continue our operations requires that we raise additional capital and our operations could be curtailed if we are unable to obtain the additional funding as or when needed. As a result, our registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus. We will need to raise substantial additional funds in the future, and these funds may not be available on acceptable terms or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, scale back or cease some or all operations.

Upon the completion of the audit of our financial statements for the year ended December 31, 2019, we concluded there was substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph regarding this uncertainty in its report on those financial statements.

The continued growth of our business, including the development, regulatory approval and commercialization of our Products, will significantly increase our expenses going forward, regardless of our revenues. As a result, we are required to seek substantial additional funds to continue our business. Our future capital requirements will depend on many factors, including:

●	the cost of developing our Products;

●	obtaining and maintaining regulatory clearance or approval for our Products;

●	the costs associated with commercializing our Products;

●	any change in our development priorities;

●	the revenue generated by sales of our Products, if approved;

●	the revenue generated by sales of third-party medical devices;

●	the costs associated with expanding our sales and marketing infrastructure for commercialization of our Products, if approved;

●	any change in our plans regarding the manner in which we choose to commercialize any approved Product in the United States or internationally;

●	the cost of ongoing compliance with regulatory requirements;

●	expenses we incur in connection with potential litigation or governmental investigations;

●	the costs to develop additional intellectual property:

●	anticipated or unanticipated capital expenditures; and

●	unanticipated general and administrative expenses.

We believe our existing cash and cash equivalents, without raising additional capital or generating additional revenues, is insufficient to fund our operating expenses for the foreseeable future. We expect to seek additional capital from public or private offerings of our capital stock, borrowings under credit lines, if available, or other sources.

We may not be able to raise additional capital on terms acceptable to us, or at all. Any failure to raise additional capital could compromise our ability to execute on our business plan, and we may be forced to liquidate our assets. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to our potential future products or proprietary technologies, or grant licenses on terms that are not favorable to us.

Medical device development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of any Product.

Before obtaining marketing approval from regulatory authorities for the sale of our Products under development in the United States or elsewhere, we must complete all pre-clinical testing, clinical trials and other regulatory requirements necessitated by the FDA and foreign regulatory bodies and demonstrate the performance and safety of our Products. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. Further, the outcomes of completed clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Clinical data is often susceptible to varying interpretations and analyses, and many companies that have believed their products performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval. We have limited resources to complete the expensive process of medical device development, pre-clinical testing and clinical trials, putting at a disadvantage, particularly compared to some of our larger and established competitors, and we may not have sufficient resources to commercialize our Products under development in a timely fashion, if ever.

We may experience numerous unforeseen events during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our Products, including:

●	regulators may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	the failure to successfully complete pre-clinical testing requirements required by the FDA and international organizations;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts with third parties or clinical trial protocols with prospective trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different trial sites;

●	clinical trials of our Products may produce negative or inconclusive results, including failure to demonstrate statistical significance, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon our development programs;

●	the number of people with brain related disorders required for clinical trials may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or people may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

●	our Products may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the trials;

●	our third-party contractors conducting the clinical trials may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●	regulators may require that we or our investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials of our Products may be greater than we anticipate;

●	the supply or quality of our Products or other materials necessary to conduct clinical trials of our Products may be insufficient or inadequate; and

●	delays from our suppliers and manufacturers could impact clinical trial completion and impact revenue.

If we are required to conduct additional clinical trials or other testing of our Products under development beyond those that we contemplate, if we are unable to successfully complete clinical trials of our Products under development or other testing, if the results of these trials or tests are not favorable or if there are safety concerns, we may:

●	not obtain marketing approval at all;

●	be delayed in obtaining marketing approval for our Products under development in a jurisdiction;

●	be subject to additional post-marketing testing requirements; or

●	have our Products removed from the market after obtaining marketing approval.

Our development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could allow our competitors to bring innovative products to market before we do and impair our ability to successfully commercialize our Products.

Business or economic disruptions or global health concerns could seriously harm our business.

Broad-based business or economic disruptions could adversely affect our business. For example, in December 2019 an outbreak of a novel strain of coronavirus originated in Wuhan, China, and has since spread around the world. To date, this outbreak has already resulted in extended shutdowns of businesses around the world, including in the United States. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, clinical trial sites, regulators, health care providers and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business could be materially and negatively impacted. It is also possible that global health concerns such as this one could disproportionately impact the hospitals, clinics and healthcare providers to whom we intend to sell our products, as, if and when commercialized, which could have a material adverse effect on our business and our results of operation and financial condition.

Current economic and political conditions make tax rules in any jurisdiction subject to significant change.

We are subject to income taxes as well as non-income based taxes, in both the U.S. and ultimately various jurisdictions outside the U.S. where we intend to operate. We cannot predict the overall impact that changes or revisions to any such tax laws and regulations, whether in in the U.S. or in jurisdictions outside the U.S., may have on our business. We may be subject to ongoing tax audits in various jurisdictions, and the tax authorities conducting such audits may disagree with certain taxation positions we have taken and assess additional taxes. Although we intend to regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax obligations, there can be no assurance that we will accurately predict the outcomes of these audits, and the actual outcomes of these audits could have a material adverse effect on our financial condition and business operations.

Recent executive and legislative actions to amend or impede the implementation of the Affordable Care Act and ongoing efforts to repeal, replace or further modify the Affordable Care Act may adversely affect our business, financial condition and results of operations.

Recent executive and legislative actions to amend or impede the implementation of the Affordable Care Act and ongoing efforts to repeal, replace or further modify the Affordable Care Act may adversely affect our business, financial condition and results of operations.

There have been judicial and congressional challenges to certain aspects of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Act included a provision which repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. The 2018 Appropriations Resolution delayed the implementation of certain Affordable Care Act-mandated fees, including, without limitation, the medical device excise tax. The Bipartisan Budget Act of 2018, or BBA, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. In July 2018, CMS published a final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. While the Texas U.S. District Court Judge, as well as the Trump administration and CMS, have stated that the ruling will have no immediate effect pending appeal of the decision, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act and our business.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and, due to the BBA, will stay in effect through 2027 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could negatively impact customers for our product candidates, if approved, and, accordingly, our financial operations.

We expect that other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our Products.

We are subject to costly and complex laws and governmental regulations and any adverse regulatory action may materially adversely affect our financial condition and business operations.

Our medical devices are subject to regulation by numerous government agencies, including the FDA and comparable agencies outside of the U.S. To varying degrees, each of these agencies requires us to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing, and distribution of our Products. We cannot guarantee that we will be able to obtain or maintain marketing clearance for our new Products, or enhancements or modifications to existing Products, and the failure to maintain approvals or obtain approval or clearance could have a material adverse effect on the financial condition of our business and our business operations. Even if we are able to obtain such approval or clearance, it may take a significant amount of time, require the expenditure of substantial resources, involve stringent clinical and pre-clinical testing, require increased post-market surveillance, involve modifications, repairs, or replacements of our Products, and result in limitation on the proposed uses of our Products.

Both before and after a Product or service is commercially released or offered, we have ongoing responsibilities under FDA regulations. Many of our facilities and procedures and those of our suppliers are also subject to periodic inspections by the FDA to determine compliance with the FDA’s requirements, including the quality system regulations and medical device reporting regulations. The results of these inspections can include inspectional observations on FDA’s Form-483, warning letters, or other forms of enforcement. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize adulterated or misbranded medical devices, order a recall, repair, replacement, or refund of such devices, refuse to grant pending pre-market approval applications or require certificates of non-U.S. governments for exports, and/or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA may also assess civil or criminal penalties against us, our officers or employees and impose operating restrictions on a company-wide basis, or enjoin and/or restrain certain conduct resulting in violations of applicable law. The FDA may also recommend prosecution to the U. S. Department of Justice. Governmental agencies comparable to the FDA which operate in foreign jurisdictions may also require us to comply with regulations similar to those required by the FDA, and failing to do so may result in material adverse ramifications similar to those caused by a failure to comply with FDA regulations. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our Products and limit our ability to obtain future pre-market clearances or approvals, and could cause result in a substantial modification to our business practices and operations.

In addition, the FDA has taken the position that device manufacturers are prohibited from promoting their products other than for the uses and indications set forth in the approved product labeling. A number of enforcement actions have been taken against manufacturers that promote products for “off-label” uses, including actions alleging that federal health care program reimbursement of products promoted for “off-label” uses constitute false and fraudulent claims to the government. The failure to comply with “off-label” promotion restrictions can result in significant civil or criminal exposure, administrative obligations and costs, and/or other potential penalties from, and/or agreements with, the federal government.

Governmental regulations outside the U.S. have become increasingly stringent and more common, and we may become subject to more rigorous regulation by governmental authorities in the future in the event we determine to conduct business internationally. In the European Union, for example, a new Medical Device Regulation was published in 2017 which, when it enters into full force, will impose significant additional premarket and post-market requirements. Penalties for a company’s non-compliance with governmental regulation could be severe, including fines and revocation or suspension of a company’s business license, mandatory price reductions and criminal sanctions. Any governmental law or regulation imposed in the future may have a material adverse effect on us.

We are subject to environmental laws and regulations and the risk of environmental liabilities, violations and litigation.

We are subject to numerous U.S. federal, state, local and non-U.S. environmental, health and safety laws and regulations concerning, among other things, the health and safety of our employees, the generation, storage, use and transportation of hazardous materials, emissions or discharges of substances into the environment, investigation and remediation of hazardous substances or materials at various sites, chemical constituents in medical products and end-of-life disposal and take-back programs for medical devices. Our operations involve the use of substances regulated under such laws and regulations, primarily those used in manufacturing and sterilization processes. If we violate these environmental laws and regulations, we could be fined, criminally charged or otherwise sanctioned by regulators.

In addition, certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal or remediation of hazardous substances or materials at their properties or at properties which they have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain U.S. federal and state laws are retroactive, strict and joint and several. In addition to clean-up actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. The ultimate cost of site clean-up and timing of future cash outflows is difficult to predict, given the uncertainties regarding the extent of the required clean-up, the interpretation of applicable laws and regulations, and alternative clean-up methods.

We may in the future be subject to additional environmental claims for personal injury or clean-up based on our past, present or future business activities (including the past activities of companies we may acquire). The costs of complying with current or future environmental protection and health and safety laws and regulations, or liabilities arising from past or future releases of, or exposures to, hazardous substances, may exceed our estimates, or have a material adverse effect on the financial condition of our business and our business operations.

Our failure to comply with laws and regulations relating to reimbursement of health care goods and services may subject us to penalties and adversely impact our reputation, financial condition, and business operations.

Our Products are expected to be purchased primarily by medical professionals and organizations that typically bill various third-party payers, such as governmental programs (e.g., Medicare, Medicaid and comparable non-U.S. programs), private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of our customers to obtain appropriate reimbursement for products from third-party payers is critical because it affects which products customers purchase and the prices they are willing to pay for such products. As a result, our Products are subject to regulation regarding quality and cost by the U.S. Department of Health and Human Services, including the Centers for Medicare & Medicaid Services (“CMS”) as well as comparable state and non-U.S. agencies responsible for reimbursement and regulation of health care goods and services. The principal U.S. federal laws implicated include those that prohibit (i) the filing of false or improper claims for federal payment, known as the false claims laws, (ii) unlawful inducements for the referral of business reimbursable under federally-funded health care programs, known as the anti-kickback laws, and (iii) health care service providers from seeking reimbursement for providing certain services to a patient who was referred by a physician who has certain types of direct or indirect financial relationships with the service provider, known as the Stark Law. Many states have similar laws that apply to reimbursement by state Medicaid and other funded programs as well as in some cases to all payers. Insurance companies can also bring a private cause of action claiming treble damages against a manufacturer for causing a false claim to be filed under the federal Racketeer Influenced and Corrupt Organizations Act. In addition, if we were to become a manufacturer of FDA-approved devices reimbursable by federal healthcare programs, we would be subject to the Physician Payments Sunshine Act, which would require us to annually report certain payments and other transfers of value we make to U.S.-licensed physicians or U.S. teaching hospitals.

Our anticipated domestic and international operations may be subject to risks relating to changes in government and private medical reimbursement programs and policies, and changes in legal regulatory requirements in the U.S. and around the world. Implementation of further legislative or administrative reforms to the reimbursement system in the U.S. and outside of the U.S., or adverse decisions relating to our Products or services by administrators of these systems in coverage or reimbursement, could significantly reduce reimbursement or result in the denial of coverage, which could have an impact on the acceptance of and demand for our Products and the prices that our customers are willing to pay for them.

The laws and regulations of healthcare related products that are applicable to us, including those described herein, are subject to evolving interpretations and enforcement discretion. If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, we and our officers and employees could be subject to severe criminal and civil penalties, including, for example, exclusion from participation as a supplier of products or services to beneficiaries covered by CMS. Any failure to comply with laws and regulations relating to reimbursement and healthcare products could adversely affect our financial condition and business operations.

We are subject to federal, state and foreign healthcare regulations related to anti-bribery and anti-corruption laws, and could face substantial penalties if we fail to fully comply with such regulations and laws.

The relationships that we and our potential distributors and others that market or may market our Products have with healthcare professionals, such as physicians and hospitals, are subject to scrutiny under various federal, state, foreign laws often referred to collectively as healthcare fraud and abuse laws. In addition, U.S. and foreign government regulators have increased the enforcement of the Foreign Corrupt Practices Act and other anti-bribery laws. We also must comply with a variety of other laws that protect the privacy of individually identifiable healthcare information and impose extensive tracking and reporting related to all transfers of value provided to certain healthcare professionals. These laws and regulations are broad in scope and are subject to evolving interpretation and we could be required to incur substantial costs to monitor compliance or to alter our practices if we are found not to be in compliance. Violations of these laws may be punishable by criminal or civil sanctions, including substantial fines, imprisonment of current or former employees and exclusion from participation in governmental healthcare programs, all of which could have a material adverse effect on our financial condition and business operations.

Quality problems with, and product liability claims in connection with our Products could lead to recalls or safety alerts, harm to our reputation, or adverse verdicts or costly settlements, and could have a material adverse effect on our financial condition and business operations.

Quality is extremely important to us and our customers due to the serious and costly consequences of Product failure and our business exposes us to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices and services. In addition, our products may be used in intensive care settings with seriously ill patients. Component failures, manufacturing defects, design flaws, off-label use, or inadequate disclosure of product-related risks or product-related information with respect to our products, could result in an unsafe condition or injury to, or death of, a patient or other user of our products. These problems could lead to the recall of, or issuance of a safety alert relating to, our Products, and could result in unfavorable judicial decisions or settlements arising out of product liability claims and lawsuits, including class actions, which could negatively affect our financial condition and business operations. In particular, a material adverse event involving one of our products could result in reduced market acceptance and demand for all products offered under our brand, and could harm our reputation and ability to market products in the future.

High quality products are critical to the success of our business. If we fail to meet the high standards we set for ourselves and which our customers expect, and our products are the subject of recalls, safety alerts, or other material adverse events, our reputation could be damaged, we could lose customers, and our revenue and results of operations could decline. Our success also depends generally on our ability to manufacture to exact tolerances precision-engineered components, subassemblies, and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation, competitive advantage and market share could be negatively impacted. In certain situations, we may undertake a voluntary recall of products or temporarily shut down product production lines if we determine, based on performance relative to our own internal safety and quality monitoring and testing data, that we have or may be in danger of failing to meet the high quality standards we have set for ourselves and which our customers expect. Such recalls or cessation of services or product manufacturing may also negatively impact our business.

Any product liability claim brought against us, with or without merit, could be costly to defend and resolve. Any of the foregoing problems, including product liability claims or product recalls in the future, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our financial condition and business operations.

We are substantially dependent on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to our rights or the rights of others may result in our payment of significant monetary damages and/or royalty payments, negatively impact our ability to sell current or future Products, or prohibit us from enforcing our patent and other proprietary rights against others.

We are and will continue to be materially dependent on a combination of patents, trade secrets, and trademarks, non-disclosure and non-competition agreements, and other intellectual property protections which will enable us to maintain our proprietary competitiveness. We also operate in an industry characterized by extensive patent litigation. Patent litigation against us can result in significant damage awards and injunctions that could prevent our manufacture and sale of affected Products or require us to pay significant royalties in order to continue to manufacture or sell affected Products. At any given time, we could potentially be involved as a plaintiff and/or as a defendant in a number of patent infringement and/or other contractual or intellectual property related actions, the outcomes of which may not be known for prolonged periods of time. While it is not possible to predict the outcome of such litigation, we acknowledge the possibility that any such litigation could result in our payment of significant monetary damages and/or royalty payments, negatively impact our ability to sell current or future Products, or prohibit us from enforcing our patent and proprietary rights against others, which would have a material adverse effect on the financial condition of our business and on our business operations.

While we intend to defend against any threats to our intellectual property, including our patents, trade secrets, and trademarks, and while we intend to defend against any actual or threatened breaches of our non-disclosure and non-competition agreements, may not adequately protect our intellectual property or enforce such agreements. Further, patent or trademark applications currently pending that are owned by us may not result in patents or trademarks being issued to us, patents or trademarks issued to or licensed by us in the past or in the future may be challenged or circumvented by competitors and such patents or trademarks may be found invalid, unenforceable or insufficiently broad to protect our proprietary advantages.

In addition, the laws of certain countries in which we market, or intend to market, some or all of our Products do not protect our intellectual property rights to the same extent as the laws of the U.S., which could make it easier for competitors to capture market position in such countries by utilizing technologies and other intellectual property that are similar to those developed or licensed by us. Competitors may also harm our sales by designing products or offering services that mirror the capabilities of our Products, or the technology contained therein, without infringing our intellectual property rights. If we are unable to protect our intellectual property in these countries, it could have a material adverse effect on our financial condition and business operations.

If we experience decreasing prices for our Products and we are unable to reduce our expenses, our financial condition and business operations may suffer.

We may experience decreasing prices for our Products due to pricing pressure experienced by our customers from managed care organizations and other third-party payers, increased market power of our customers as the medical device industry consolidates, and increased competition among medical engineering and manufacturing service providers. If the prices for our Products decrease and we are unable to reduce our expenses, our results of operations will be adversely affected.

Our research and development efforts rely upon investments and investment collaborations, and we cannot guarantee that any previous or future investments or investment collaborations will be successful.

Our commercialization strategy requires a wide variety of technologically advanced and capable Products. The rapid pace of technological development in the MedTech industry and the specialized expertise required in different areas of medicine make it difficult for one company alone to develop a broad portfolio of technological solutions. In addition to internally generated growth through our research and development efforts, we anticipate the need to rely upon investments and investment collaborations to provide us access to new technologies both in areas served by our contemplated businesses as well as in new areas. A failure to establish such collaborations may harm our financial condition and business operations.

Going forward, we expect to make future investments where we believe that we can stimulate the development or acquisition of new technologies, Products to further our strategic objectives and strengthen our existing business ventures. Investments and investment collaborations in and with medical technology companies are inherently risky, and we cannot guarantee that any of our previous or future investments or investment collaborations will be successful or will not have a materially adverse effect our financial condition and business operations.

The ability to offer our planned Products, and the continuing development of new Products, depends upon us maintaining strong relationships with health care professionals.

If we fail to maintain our working relationships with health care professionals, many of our Products may not be developed and offered in line with the needs and expectations of the professionals who use and support our Products, which could cause a decline in our earnings and profitability. The research, development, marketing, and sales of our Products is expected to be dependent upon our maintaining working relationships with such health care professionals, and the use of our Products is expected to often require the participation of health care professionals. In addition, health care professionals are the primary customer groups we expect to market and sell our Products directly to, further highlighting the importance of our relationship with such health care professionals. If we are unable to maintain our relationships with these professionals, we may lose our primary customer base, our Products may not be utilized correctly or to their full potential, and our ability to develop, manufacture, and market future Products may be significantly stunted.

Economic and political instability around the world could adversely affect our financial condition and business operations.

Economic and political instability around the world may adversely affect our ability to develop, manufacture, market, and sell our Products. Our customers and suppliers may experience financial difficulties or be unable to borrow money to fund their operations which may adversely impact their ability to purchase our Products or services or to pay for our Products on a timely basis, if at all. As with our customers and suppliers, these economic conditions make it more difficult for us to accurately forecast and plan our future business activities. In addition, a significant amount of our trade receivables are with national health care systems in the U.S. and in many foreign countries. Repayment of these receivables is dependent upon the political and financial stability of those countries. In light of domestic and global economic fluctuations, we continue to monitor the creditworthiness of customers located both inside and outside the U.S. Failure to receive payment of all or a significant portion of these receivables could adversely affect our financial condition and business operations.

Laws and regulations governing the export of our Products could adversely impact our business.

The U.S. Department of the Treasury’s Office of Foreign Assets Control and the Bureau of Industry and Security at the U.S. Department of Commerce administer certain laws and regulations that restrict U.S. persons and, in some instances, non-U.S. persons, in conducting activities, transacting business with or making investments in certain countries, governments, entities and individuals subject to U.S. economic sanctions. Due to our planned international operations, we expect to be subject to such laws and regulations, which are complex, could restrict our business dealings with certain countries and individuals, and are constantly changing. Further restrictions may be enacted, amended, enforced or interpreted in a manner that adversely impacts our financial condition and business operations.

Consolidation in the health care industry may cause a material adverse effect on our financial health and business operations.

In response to a variety of actions by legislators, regulators, and third-party payers to reduce the perceived rise in healthcare costs, many health care industry companies, including health care systems, are consolidating to create new companies with greater market power. As the health care industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions our products which price concessions may be unanticipated and adversely affect our financial condition and business operations.

We operate in a highly competitive industry and we may be unable to compete effectively.

We expect to compete domestically and internationally in the neurology and diagnostic imaging MedTech markets. These markets are characterized by rapid change resulting from technological advances and scientific discoveries. In the product lines and offered services in which we compete, we face a mixture of competitors ranging from large manufacturers with multiple business lines to small manufacturers that offer a limited selection of niche products. Development by other companies of new or improved products, processes, technologies, or the introduction of reprocessed products or generic versions when our proprietary Products lose their patent protection may make our Products or proposed Products less competitive. In addition, we face competition from providers of alternative medical therapies such as pharmaceutical companies. Competitive factors include product reliability, product performance, product technology, product quality, breadth of product lines, product services, customer support, price, and reimbursement approval from health care insurance providers.

We also face competition for marketing, distribution, and collaborative development agreements, for establishing relationships health care professionals, medical associations, and academic and research institutions, and for licenses to intellectual property. In addition, academic institutions, governmental agencies and other public and private research organizations also may conduct research, seek patient protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to ours. These companies, professionals, and institutions compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring necessary product technologies.

A reduction or interruption in our supply of raw materials coupled with an inability to develop alternative sources for such raw materials, and other similar supply chain management difficulties, may adversely affect our ability to manufacture our Products.

The manufacture of our Products require the timely delivery of sufficient amounts of quality components and materials and is highly exacting and complex, due in part to strict regulatory requirements, and we cannot guarantee that our efforts to secure quality components and materials in a timely, cost effective manner will be successful. Other problems in the manufacturing process, including equipment malfunction, failure to follow specific protocols and procedures, defective raw materials and environmental factors, could lead to launch delays, product shortage, unanticipated costs, lost revenues and damage to our reputation. A failure to identify and address manufacturing problems prior to the release of Products to our customers may also result in quality or safety issues.

The Company’s operating results could be negatively impacted if it is unable to capitalize on research and development spending.

The Company has and intends to continue to spend a significant amount of time and resources on research and development projects in order to develop and validate new and innovative products. The Company believes these projects will result in the commercialization of new products and will create additional future sales. However, factors including regulatory delays, safety concerns or patent disputes could delay the introduction or marketing of new products. Additionally, unanticipated issues may arise in connection with current and future clinical studies that could delay or terminate a product’s development prior to regulatory approval. The Company may experience an unfavorable impact on its financial condition and business operations if we are unable to capitalize on those efforts by attaining the proper FDA approval or to successfully market new products.

We may be unable to attract and retain key employees.

Our sales, technical and other key personnel play an integral role in the development, marketing and selling of our Products. If we are unable to recruit, hire, develop and retain a talented, competitive work force, we may not be able to meet our strategic business objectives.

Risks Related to our Common Stock

There is not now, and there may never be, an active market for our common stock and we cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

There currently is no liquid market for our common stock. An investor may find it difficult to obtain accurate quotations as to the market value of the common stock and trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for our common stock may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The price of our common stock might fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares of our common stock at or above the price you paid for your shares. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	our progress toward developing our Products;

●	the commencement, enrollment and results of our future clinical trials;

●	adverse results from, delays in or termination of our clinical trials;

●	adverse regulatory decisions, including failure to receive regulatory approval;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts, if any;

●	perceptions about the market acceptance of our Products and the recognition of our brand;

●	adverse publicity about our Products or industry in general;

●	overall performance of the equity markets;

●	introduction of Products, or announcements of significant contracts, licenses or acquisitions, by us or our competitors;

●	legislative, political or regulatory developments;

●	additions or departures of key personnel;

●	threatened or actual litigation and government investigations;

●	sale of shares of our common stock by us or members of our management; and

●	general economic conditions.

These and other factors might cause the market price of our common stock to fluctuate substantially, which may negatively affect the liquidity of our common stock. In addition, from time to time, the stock market experiences price and volume fluctuations, some of which may be significant. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

Our common stock is subject to the “penny stock” rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors and their affiliates, in the aggregate, beneficially own approximately 49% of our outstanding common stock as of October 7, 2020. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We intend to issue more shares to raise capital, which will result in substantial dilution.

Our certificate of incorporation authorizes the issuance of a maximum of 200,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of common stock held by our then existing stockholders. Moreover, the securities issued in any such transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our current stockholders on an as converted, fully-diluted basis. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or other securities convertible into or exchangeable for common stock are issued in connection with a financing, dilution to the interests of our stockholders will occur and the rights of the holder of common stock might be materially and adversely affected.

Anti-takeover provisions that may be in our charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of us difficult.

Our certificate of incorporation and bylaws may contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

We do not intend to pay cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Accordingly, you may have to sell some or all of your shares of our common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell shares and you may lose the entire amount of the investment.

We expect to incur increased costs and demands upon management as a result of being a public company.

As a public company in the United States, we expect to incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the stock exchange on which we may list our common stock, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

Failure to establish and maintain an effective system of internal controls could result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations or fail to prevent fraud in which case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock. Furthermore, our management and our independent auditors have identified certain internal control deficiencies, which management and our independent auditors believe constitute material weaknesses.

Prior to the Acquisition, Memory MD, Inc. was a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Following the Acquisition, we must review and update our internal controls, disclosure controls and procedures, and corporate governance policies as our Company continues to evolve. In addition, in connection with the Acquisition and becoming a company that files reports with the SEC, we are required to comply with the internal control evaluation and certification requirements of Section 404 of SOX and management is required to report annually on our internal control over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of SOX until the date we are no longer a “smaller reporting company” as defined by applicable SEC rules.

Any ineffective internal control regarding our financial reporting could have an adverse effect on our business and financial results and the price of our common stock could be negatively affected once we become a registrant required to file registration statements with the SEC. This reporting requirement could also make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulation concerning control and procedures could have a material effect on our business, results of operation and financial condition. Any of these events could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively affect the market price of our shares, increase the volatility of our stock price and adversely affect our ability to raise additional funding. The effect of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and as executive officers.

Our management’s evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2019 concluded that our controls were not effective, due to material weaknesses resulting from:

●	Management did not maintain effective internal controls relating to the accounting closing and financial reporting process pertaining to certain stock transactions and complicated convertible debt instruments;

●	The Company has insufficient internal personnel resources and technical accounting and reporting expertise within the Company’s financial closing and reporting functions; and

●	Due to our small size, the Company did not maintain effective internal controls to assure proper segregation of duties as the same employee was responsible for initiating and recording of transactions, thereby creating a segregation of duties weakness.

Management believes there is a reasonable possibility that these control deficiencies, if uncorrected, could result in material misstatements in the annual or interim financial statements that would not be prevented or detected in a timely manner. Accordingly, we have determined that these control deficiencies constitute material weaknesses. Although the Company is taking steps to remediate the material weaknesses, it currently has limited resources to do so and there can be no assurance that similar incidents can be prevented in the future.

We will need to evaluate our existing internal controls over financial reporting against the criteria set forth in Internal Control – Integrated Framework (2013) (the “Framework”) issued by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of our ongoing evaluation of the internal controls, we may identify other areas requiring improvement, and may have to design enhanced processes and controls to address issues identified through this review. Remediating any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. The existence of one or more material weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our common stock may be harmed, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential material weaknesses in those controls.

Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our future reporting obligations.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our common stock.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us and our business. Securities or industry analysts may elect not to provide coverage of our common stock, and such lack of coverage may adversely affect the market price of our common stock. In the event we do not secure additional securities or industry analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more securities or industry analysts downgrade our stock or issue other unfavorable commentary or research. If one or more securities or industry analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

We may be subject to unknown risks and liabilities which could harm our business, financial condition and results of operations.

Before the Acquisition, MemoryMD conducted due diligence on, among other things, the business and financial conditions of All Soft Gels that it believed was customary and appropriate for a transaction such as the Acquisition. However, the due diligence process may not have revealed all material liabilities of the Company then existing or which may be asserted in the future against us relating to the Company’s activities before the consummation of the Acquisition. In addition, the agreement with the Company contains representations with respect to the absence of any liabilities. However, there can be no assurance that the Company had no liabilities upon the closing of the Acquisition. Any such liabilities of the Company that survive the Acquisition Transaction could harm our revenues, business, prospects, financial condition and results of operations.

In addition, in connection with the Acquisition, the known liabilities existing in All Soft Gels at the time of the Acquisition were cancelled or paid by us, as required by the Merger Agreement. Despite this requirement and the representations and warranties of All Soft Gels in the Merger Agreement, there may be unknown liabilities, or liabilities that were known but believed to be immaterial, related to the business of All Soft Gels that may become material liabilities we are subject to in the future. If we are subject to material liability as a result of the conduct of All Soft Gels, we may have limited recourse for such liabilities, which could have a material impact on our business and stock price.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include statements about:

●	our plans to develop and commercialize our proposed and developing products, technologies, and services (“Products”).

●	our plans for and our expectations regarding the pre-clinical testing and clinical trials of our Products that will be required by the U.S. Food and Drug Administration (“FDA”) or foreign regulatory bodies;

●	the timing and availability of data from pre-clinical tests or clinical trials;

●	the timing of our planned regulatory filings;

●	the timing of and our ability to obtain and maintain regulatory approval of our Products;

●	our expectations regarding international opportunities for commercializing our Products under development;

●	the clinical utility of our Products under development;

●	our ability to develop our Products with the benefits we hope to offer as compared to existing technology, or at all;

●	our ability to develop future generations of our Products;

●	our future development priorities;

●	our ability to obtain reimbursement coverage for our Products;

●	our expectations about the willingness of healthcare providers to recommend our Products to their patients;

●	our future commercialization, marketing and manufacturing capabilities and strategy;

●	our ability to comply with applicable regulatory requirements; and

●	our ability to maintain our intellectual property position;

Forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling stockholders.

SELLING SECURITY HOLDERS

This prospectus relates to the offering by the selling stockholders of up to 4,931,461 shares of common stock offered by the selling stockholders.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. None of the selling stockholders has had a material relationship, within the past three years, with us or with any of our predecessors or affiliates.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (%)
Success Ultra Holding(1)	506,175	337,450	168,725	*
Andrew Brown	1,709,063	1,000,000	709,063	3.6
Alexandre Gofman	25,238	17,667	7,571	*
Thomas J. Caleca	1,552,878	1,000,000	552,878	2.9
Peritimos Investment(2)	506,175	337,450	168,725	*
David M. Siwicki	68,303	20,491	47,812	*
Barry Presman	547,878	164,363	383,515	2.0
Khurram Sindhu	252,388	75,716	176,672	*
Yuri Lubomirski	25,200	17,767	7,433	*
William Corbett	5,000	1,500	3,500	*
Richard Clausing	5,000	1,500	3,500	*
Maks Vasilevski	337,450	236,215	101,235	*
David Poiman	33,745	10,124	23,621	*
James F. Carter	10,000	3,000	7,000	*
Bradley Fischer	4,000	1,200	2,800	*
Mohsin Memon	78,598	20,954	57,644	*
Haidar Akmal	157,125	41,887	115,238	*
Nabil Mallick	71,505	16,206	55,299	*
Mehdi Alhassani	64,463	19,339	45,124	*
Irina Migalini(3)	337,450	101,235	236,215	1.2
Sohaira Siddiqui	159,891	30,647	129,424	*
Saeed Bajwa	78,568	20,945	57,623	*
Nida Bajwa	78,555	20,942	57,613	*
Quasim Husain	78,485	16,482	62,003	*
High Technology Capital Fund (4)	6,749,000	1,249,656	5,499,344	28.4
Faina Stolina	337,450	168,725	168,725	*

* Less than 1%.

(1)	Alexsander Surikovs has voting and investment power over the securities of the Company held by the selling stockholder.
(2)	Mikhael Spektr has voting and investment power over the securities of the Company held by the selling stockholder.
(3)	The selling stockholder is the wife of Boris Goldstein, our Chairman and Executive Vice President.
(4)	The president of the selling stockholder is Boris Goldstein.

PLAN OF DISTRIBUTION

This prospectus includes 4,931,461 shares of common stock offered by the selling stockholders.

Our common stock is eligible for quotation on the OTCQB. There has been extremely limited reported trading to date in our common stock. The price reflected in this prospectus of $3.00 per share was the initial offering price of the shares of common stock upon the effectiveness of the registration statement of which this prospectus forms a part. The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions or on any stock exchange, market or trading facility on which the shares may then be traded. Since our shares are now quoted on the OTCQB, the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The $3.00 per share offering price of the shares of common stock being sold under this prospectus was arbitrarily set. The price did not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to the public offering of up to 4,931,461 shares of common stock by the selling stockholders. The following is a summary of the rights of holders of our common stock and some of the provisions of our articles of incorporation and bylaws and of the NRS. This summary is not complete. For more detailed information, please see our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the NRS.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Nevada law. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation. Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Blank-Check Preferred Stock

The Company’s articles of incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and pre-emptive rights.

DESCRIPTION OF BUSINESS

The Company

We are a neurodiagnostic and predictive technology platform company seeking to provide a centralized platform for data acquisition and analysis of electroencephalography (“EEG”) data that combines innovative medical device technologies with cloud-based telehealth services. The Company is primarily focused on establishing diagnostic protocols through the use of its Products to identify pathological risk factors involving the brain, and driving novel insights into cognitive health that support early treatment of neurological disorders.

We believe our approach is unique in utilizing medical, consumer and hybrid technologies to create the value chain to ultimate health:

●	linking analysis to business/health outcomes through benefits mapping;

●	investing in advanced analytics, starting with the assumption that advanced information will result in predictive analytics for the integral body;

●	validating the organization's maturity against multiple complementary models;

●	ensuring there is sufficient trust in the data and analysis to change pre-existing beliefs; and

●	balancing analytic insight with the ability of an organization to make and optimally utilize the information (coupling man + machine learning) while prioritizing incremental improvements over integral body transformation.

The Company is initially targeting brain data acquisition via the EEG medical market because it offers high revenue potential due to the established healthy base of customer users with a broad demographic profile. Our technology solution combines a miniature, wireless, clinical device capable of recording electroencephalograms (EEG) that is fast, portable, and easy-to-use with the capability to integrate an interpretive cloud-based platform allowing for rapid and remote interpretation. The NeuroEEG™ Hardware Platform for data collection and NeuroCap™ Software-like Consumables for data collection is expected to enjoy healthy margins and a business-to-business (B2B) direct market opportunity with hospitals, neurologist, general practitioners as well as the various tele health and tele neurology companies.

This brain monitoring system is designed for use in physicians’ offices, sports fields, wellness centers and anywhere else that benefits from rapid EEG testing.

Recent Events

COVID-19 Pandemic

With the outbreak of the COVID-19 pandemic, we are promoting the use of sanitary medical practice with the NeuroCap, which we believe promotes the use of good, sanitary medical practice and can help flatten the COVID-19 curve.

A recent report from three COVID-19-designated hospitals in Wuhan, China indicated that more than one-third of coronavirus patients had some type of neurologic symptom, including altered consciousness, evidence of skeletal muscle damage, and acute cerebrovascular disease. Early data implies that COVID-19, like prior coronavirus breakouts MERS and SARS, is demonstrating a neurologic component in severe cases.

As hospitals and other first responders to the pandemic around the world increase their purchases of supplies to fight the virus, and the U.S. government has passed a $2 trillion aid package to prop up the country’s economy and assist in fighting the virus, we are working to position our NeuroCap as a safe and effective diagnostic tool to help against the COVID-19 virus.

Information in this prospectus is based on available information from prior to the pandemic. We have not yet been able to evaluate how the pandemic has or may continue to affect our business and operations, including the potential markets for our Products.

In 2019, we commenced acting as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our officers and directors), which resulted in all of our revenue for 2019. While we intend to continue the sale of third party medical devices, we do not intend for it to be our primary source of revenue in the long-term and expect to curtail or cease this line of operations as, if and when we commence generating material, recurring revenues from our Products, of which we can give no assurance. We also can give no assurance that any revenue we generate from so acting as a distributor of third-party medical devices will continue, will continue to be material or will be sufficient to enable us to continue our operations. We have no supply or distribution agreements in place with respect to such business. In the event that we see an opportunity to sell such products, we procure them and then re-sell them.

History

We were initially organized on November 18, 2013 as a Nevada limited liability company under the name Global Energy Express LLC by the filing of articles of organization with the Secretary of State of the State of Nevada. On December 18, 2015, the Company converted from a Nevada limited liability company under the name Global Energy Express LLC to a Nevada corporation under the name All Soft Gels Inc. by the filing of articles of conversion and articles of incorporation with the Secretary of State of the State of Nevada. On September 18, 2018, the Company changed its name from All Soft Gels Inc. to Brain Scientific Inc. and changed its ticker symbol on the OTC Pink market to “BRSF”.

On September 21, 2018, we entered into a merger agreement (the “Merger Agreement”) with MemoryMD, Inc. and AFGG Acquisition Corp. to acquire MemoryMD, Inc. (the “Acquisition”). The transactions contemplated by the Merger Agreement were consummated on September 21, 2018 and, pursuant to the terms of the Merger Agreement, all outstanding shares of MemoryMD were exchanged for shares of our common stock. Accordingly, we acquired 100% of Memory MD, Inc. in exchange for the issuance of shares of our common stock and MemoryMD, Inc. became our wholly-owned subsidiary. Furthermore, the Company at such time ceased all operations and assigned all of its assets and liabilities from prior to the Acquisition, and assumed and commenced the business of MemoryMD as the sole business of the Company.

Our principal executive office is located at 205 East 42nd Street, 14th Floor, New York, New York 10017, and our telephone number is (646) 388-3788. Our website address is www.brainscientific.com. The information on our website is not part of this prospectus.

Introduction to Data Acquisition using Electroencephalography (EEG)

Electroencephalography, or EEG, is a method to identify and evaluate the electrical activity of the brain. The ability to do this dates back to the mid-to-late 19th century when scientists began to study the brain activity of various animals such as rabbits, dogs, and monkeys. The 1920’s saw the first example of these involving humans, when in 1924 German physiologist and psychiatrist Hans Berger recorded the first human EEG.

One of the first discoveries was the EEG’s ability to identify the potential for epileptic seizures. As science and scientists began to understand the workings of the EEG, they could identify more beneficial applications of the technology working in combination with other tests. These include:

●	Testing brain activity after a stroke

●	Dementia, including Alzheimer’s Disease

●	Depression

●	Migraine

●	Traumatic Head Injury (sports and non-sports related)

●	Sleep Disorders (e.g. Insomnia, Restless Leg Syndrome, Narcolepsy)

●	Epilepsy

The EEG may also be used to determine the electrical activity of the brain of an individual involved in a trauma, addiction, as well as the brain activity of comatose individuals.

It is here in the advancement of technology where we believe our products and technology will play a key role in the use and development of EEG related activities.

Product and Services Pipeline

Our data acquisition platform is composed of three main parts:

1.	Hardware - NeuroEEG™ and NeuroCap™, our two products on the market.

2.	Software - interpreted by remote technicians for rapid response time.

3.	NeuroNet Cloud - The database where brain data can be stored and analyzed.

NeuroEEG

NeuroEEG™ is an FDA cleared 16 channel, portable, cloud-enabled data acquisition platform for electroencephalogram (EEG) activity. This wireless system digitizes and records electrophysiological activity at 500Hz, and is further supported by advanced artifact filtering allowing for the cleanest signal possible. The intuitive nature of the device democratizes EEG as a viable diagnostic tool that can be implemented across environments that were formerly inaccessible by traditional EEG solutions. NeuroEEG™ is designed for use in mobile (ambulatory care & emergency medical service vehicles), field applications (clinical trials), as well as hospital and athletic environments.

NeuroEEG™ is non-invasive and is intended to acquire, display and store the electrical activity of a patient’s brain on a computer (PC or laptop). The generated data serves as a clinical assessment aid within a clinical practice, rehabilitation institution, diagnostic center, neurosurgical clinics, operating room, intensive care unit, and emergency room environments. Data acquired by NeuroEEG™ is to be analyzed under the direction and interpretation of a licensed medical professional. This device does not provide any diagnostic conclusion about a subject's condition. The NeuroEEG is designed to be used with our NeuroCap but can also work with other existing brands and models of caps or with no cap at all.

The Company commenced delivery of its first purchase order of this product in the fourth quarter of 2018, although it has not had any further material orders to date.

NeuroCap

The NeuroCap™ is an FDA cleared disposable, soft layered cap with an integrated electrode circuit that is designed to address existing problems of conventional EEG systems. The silver embedded wiring is pre-gelled, so it requires no prepping of the skin before application. NeuroCap™ makes it possible for medical staff of all levels to perform EEG tests, without having to laboriously apply electrodes one-by-one or spend considerable time cleaning an EEG headset after each use.

The NeuroCap™ works in parallel with the NeuroEEG™ amplifier device to successfully carry out EEG tests. However, the NeuroCap™ can work also with other existing EEG devices and not just our NeuroEEG. NeuroCap’s electrode placement follow standard alignment pursuant to the international 10-20 system. The acquisition of electrical brain activity is carried out by non-invasive pre-gelled passive Ag/AgCl scalp (cutaneous) electrodes, ensuring maximum comfortability for the wearer.

We received our first purchaser order for the NeuroCap from a distributor of medical supplies for testing purposes and commenced shipping product in the fourth quarter of 2018 to several hospitals and other customers, although we have not had any further material orders to date.

NeuroNet Cloud

Our NeuroNet Cloud infrastructure is being designed to provide for a robust platform to store and manage all forms of data that may be received from internal and external entities such as EHRs/EMRs, IOT devices and 3rd party apps, clinical applications and other forms of patient data. The NeuroNet Cloud is also being designed to provide for streamlined connectivity, allowing secured access to patient data for purposes of evaluation and reporting by outside clinical specialists, such as a neurologists. The NeuroNet Cloud platform is being designed to be able to process data from the NeuroEEG and NeuroCar products, as well as other existing EEG systems.

The Company is also developing a HIPAA-compliant data storage and patient management cloud infrastructure to provide teleneurology services. The infrastructure is being designed so neurologists will be able to remotely access patient EEG and clinical data to evaluate patient conditions. We believe that such an infrastructure removes the need for direct contact with the patient, opening up underserved geographic locations with an undersupply of physicians to meet growing demand for neurological care as aging patient populations continues to grow.

Data is acquired via the 16 channel NeuroCap™ and would be wirelessly transmitted to the cloud, via the NeuroEEG™, as batch data (fully transferred before being consumed) or in real-time (data is consumed as it is being produced). It is also being designed to process information from other EEG systems.

Data can then be consumed by a doctor or specialist who can recover the data, replay, and provide feedback, such as a report, on the selected patient data. This infrastructure is configurable to match unique workflows of healthcare operators.

As designed, the MemoryMD™ cloud would then be able to cross-reference multiple points-of-data:

●	Medical Images

●	Lab Results

●	Genetic testing

●	Behavior data

●	Sensor data

●	Electronic Health Records

●	3rd party applications

We expect to have a fully working model of the NeuroNet Cloud by the end of 2020, subject to the availability of funds as it is not our priority product.

Artificial Intelligence Infrastructure

Our infrastructure is also being designed to gather and mine brain-imaging data. Clinicians and researchers would be able to access data profiles of their patients and generate risk assessment and treatment plans to address neurological conditions. This data could also be useful in establishing correlations between a myriad of brain scans, allowing us to further understand connections about the brain that have not been discovered.

Artificial intelligence infrastructure in the Company cloud refers to all modules used to perform automatic analysis of patient data. This infrastructure can receive inputs from many different sources such as medical databases, normative data sets, and other patient health information. By using machine-learning algorithms, the system is being designed to improve accuracy, providing for more advanced diagnostics as additional brain images are acquired.

The infrastructure is being designed to combine neural networks with a state-of-the-art tree search and pattern classification systems to build robust neurological health profiles of patient brain scans. These models are expected to be self-learning, so the more data supplied to it, to more “educated” it is expected to be.

We believe we will achieve better patient outcomes at a reduced cost through robust modelling and correlational analysis of brain imaging and other biometric data. Significant patterns recognized by the system are designed to help medical professionals detect nuances in an individual brain, allowing them to tailor more personalized treatment plans for their patients. The MemoryMD™ cloud is being designed to handle millions of brain images to create robust models that correlate health records, behaviors, and other neurological factors.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patents, trademarks, copyrights, trade secrets as well as nondisclosure and assignment of invention agreements, material transfer agreements, confidentiality agreements and other measures to protect our intellectual property and other proprietary rights.

Patents and trademarks are significant to our business to the extent that a Product or an attribute of a Product represents a unique design or process. Patent protection restricts competitors from duplicating unique designs and features. To protect our proprietary secrets and competitive technologies, we have obtained and are seeking to further obtain patent, trade secret, trademark and other intellectual property protection on our Products whenever appropriate. As of the date of this prospectus, the Company has applied for one U.S. nonprovisional patent titled “Apparatus And Method For Conducting Electroencephalography” (Application No.: 15/898,611), one Chinese patent titled “Apparatus and Method for Conducting Electroencephalography” (Application No.: 201880002338.7), and one European patent titled “Apparatus And Method For Conducting Electroencephalography” (Application No.: 18757492.6), all of which relate to our NeuroCap Product. All of which , are pending and if approved would expire in 2037.

We also own two registered trademarks (Neuro EEG and NeuroCap) and have pending applications for two additional trademark registrations (Brain Scientific and Memory MD).

In May 2018, we entered into a Patent Assignment and License Back Agreement with Boris Goldstein, our Chairman, Secretary and Executive Vice President, Dmitriy Prilutskiy, Stanislav Zabodaev and Medical Computer Systems Ltd. Pursuant to the agreement, among other things, Messrs. Goldstein, Prilutskiy and Zabodaev assigned all of their rights to a patent entitled “Apparatus And Method For Conducting Electroencephalography” (Application No.: 15/898,611), to our Company, and in return, we granted to Medical Computer Systems Ltd., an unaffiliated entity who also provides manufacturing services to us, a limited, royalty-free, fully paid-up, worldwide, nonexclusive license (without the right to sublicense or assign), to the patent, to practice, make and use the inventions, ideas and information embodied therein, and to make, use, offer to sell, sell, lease or import products, services, processes, methods and materials embodying or deriving from the inventions, ideas and information from the patent and any activities derived directly therefrom; provided, however, that if and upon FDA approval of a Product, Medical Computer Systems’ aforementioned rights shall be limited to manufacturing and sales solely to our Company or on our behalf provided that we purchase from Medical Computer Systems (and Medical Computer Systems makes available for sale) a minimum of 20,000 units of Products per calendar year on reasonable terms and conditions to be determined by the parties in good faith; provided further, however, that Medical Computer Systems can without any limitation sell products embodying or deriving from the inventions, ideas and information from the patent in (i) the territories that made up the former USSR (excluding the Baltic countries) and (ii) Japan. In furtherance of the foregoing first proviso, in the event we fail to purchase the annual minimum order for a particular calendar year, Medical Computer Systems’ limitation to manufacture and sell Products only to our Company pursuant to this proviso shall be suspended for the next calendar year.

Industry Overview

The Company competes within the domestic and global medical device industry, referred to as the “MedTech” industry, which industry, on a global scale, is expected to reach an estimated $432.6 billion by 2025, and it is forecast to grow at a CAGR of 4.1% from 2020 to 2025.

The MedTech industry is characterized by rapid change resulting from technological advances and scientific discoveries. We believe that U.S. medical device companies are highly regarded on a global scale for their innovations and high-technology products, which innovations and products are produced due to a significant investment in research and development. U.S. sales are expected to grow from about $164 billion in 2018 to $208 billion in 2023, according to Fitch.

The global brain monitoring market is expected to reach $11.6 billion by 2024 from $8.7 billion in 2019, at a CAGR of 6.1% during the forecast period. We believe the increasing incidence and prevalence of neurological disorders, rising awareness about neurodegenerative disorders, growing incidence of traumatic brain injuries, and the increasing applications of brain monitoring in clinical trials are driving the growth of this market. In addition, of this global market, the traumatic brain injury diagnostic market size was estimated at approximately $38 million and it is expected to reach approximately $166 million by the end of 2025, with a CAGR of 23.6%.

Traumatic brain injury holds the largest share of the brain monitoring market, by disease type. Some of the major factors responsible for the large share of this market include the growing incidence of TBIs across the globe, leading to the high demand for the management of these cases—which we believe requires the intensive use of brain monitoring devices.

We believe the hospitals segment has accounted for the largest share of the brain monitoring market in 2019. Brain monitoring is a complex process, requiring expensive and advanced devices and equipment that are mainly found only in hospitals. Hospitals also see a considerably larger inflow of patients as compared to small clinics and other end users. Additionally, brain monitoring devices pose a considerable burden in terms of maintenance expenses on healthcare facilities; we believe that in general hospitals, more than other end users, are able to bear such costs. Hence, brain monitoring devices are mostly used in hospitals, which consequently account for the largest market share.

U.S. Healthcare Market

The National Health Expenditure Accounts (NHEA) are the official estimates of total health care spending in the United States. U.S. health care spending grew 4.6 percent in 2018, reaching $3.6 trillion or $11,172 per person. As a share of the nation's Gross Domestic Product, health spending accounted for 17.7%.

Digital health innovations are driving growth and opportunity in three major verticals of healthcare:

●	Remote Patient Monitoring. Devices and applications that allow care providers to keep tabs on chronically ill, recently released, and overall “high-risk” patients (also referred to as remote patient management, or RPM). Wearable patches that diagnose heart conditions, sensors that monitor asthma medication intake, and glucose monitors that send diabetics’ data straight to their smartphones are just a few examples.

●	Telehealth. Doctor access and advice, from outside the confines of an office visit. It could be mental health counselling from across the country, diagnosis and prescription writing in pediatrics without taking a sick child to the office, alternatives to primary care physician visits, and other, similar events.

●	Behavior Modification. Platforms that help patients change their habits and adopt healthier lifestyles, with the primary aim of preventing illness and a clinically validated methodology of doing so. That includes smoking cessation tools and diabetes prevention through digital weight loss and coaching, among other technologies.

Athletic Performance Market

Athletic performance encompasses the treatment and prevention of injuries related to athletics and exercise.

The growth of this market can be attributed to increased participation in athletic activities, thus leading to an increased risk of injuries. Also, government support for participation in athletics to combat high obesity rates is expected to boost participation in athletics.

Our business plan includes positioning our products and services as a go-to choice in diagnostic tools for brain-related sports injuries. The EEG with cortical brain maps is highly capable of identifying post-concussion syndrome. Concussions and traumatic brain injuries caused by contact sports are a growing widespread issue among athletes. The Center for Disease Control and Prevention has reported that 1.6 million to 3.8 million concussions occur each year.

If left undetected, concussions can lead to long-term brain damage and may even be fatal. Without professional doctors to survey the true damage of the head impact, athletes often ignore head impacts and later suffer from the consequences. Since an estimated 90% of diagnosed concussions do not include a loss of consciousness, many head impact injuries are dismissed. To prevent these outcomes, it is critical that coaches and players are aware of the dangers of contact sports and are able to conduct a proper concussion evaluation. The growing number of sports related brain injuries suggests that there is an unmet demand for a quick assessment and delivery of brain damage, which we believe our products and services can provide.

Government Initiatives – Pre COVID 19 Pandemic

Although the Covid-19 pandemic has abruptly changed the world, which we hope is temporary, prior to the outbreak, there was a surge of regional tensions and national security threats and many countries, including the United States, were increasing defense budgets. Also, prior to the pandemic, we expected that stable growth in global GDP, lower commodity prices, and an increase in travel demand could lead to more defense spending as well as investing in next generation military equipment and technology to combat terrorism and cyber-threats. While many of those expectations and paradigms have now changed, we expect that they will return as the pandemic is contained and the world economy rebounds.

The Defense Advanced Research Project Agency supports the Brain Initiative, which is a program designed to revolutionize the understanding of the human brain to find new ways to treat, cure, and prevent brain disorders. We believe our product and service offerings can be an asset in providing millions of brain scans that allow for research and analysis. In addition to the Brain Initiative and other Government sponsored research and grants, our scalable, easy to use EEG can serve the military and can be deployed in the field for either proactive brain monitoring or reactive emergency response.

Education Enhancement

Global education and training expenditures are estimated to reach approximately $10 trillion by 2030 as population growth and technology in developing markets is expected to fuel a massive expansion in education, and training.

The growth in the market is due to an increase in the attendance of students, the promotion of online learning, a rise in tuition costs, an escalation of graduation rates, and an expansion of scientific research. Parents are willing to spend on education for their children and government initiated awareness programs promote the importance of education. The US is one of the most efficient, and therefore desired, destinations for educational purposes. In the United States, higher growth opportunity and better career prospects reinforce the need for education and research.

Since analysis of EEGs are useful in recognizing cognitive differences, the brain scans of the up-to 50 million potential customers in this space can be a stepping stone for further research. Furthermore, the cognitive measurements of EEGs are useful in assessing the effectiveness of an educational program. Conclusions drawn from the analysis can then be further applied in the classroom in the future. The goal of selling to the education market is to have the opportunity to measure baseline EEGs of students. The baseline EEGs can serve in multiple studies, including those that evaluate the best methods of teaching and learning in the classroom. Some additional uses of EEGs within the education market include research and analysis into the brain images of students with learning disabilities.

Clinical Trials

The global healthcare contract research organization market size is expected to reach approximately $62.1 billion by 2027, registering a CAGR of 6.6% over the same period, primarily resulting from the increasing cost of drug development. Rising cost of clinical trials and challenges pertaining to patient recruitment have led biopharmaceutical companies to turn to regions like Central and Eastern Europe, Asia Pacific, Latin America, and Middle East for cost savings and quick patient recruitment.

Clinical trials assess the safety and efficacy of a new drug, therapy, surgical procedure, medical device, or other intervention and are essential tools in conducting research. When used in clinical trials, we expect our products and services will give a fast and accurate analysis that may speed the clinical trial process. Moreover, clinical imaging is the technique and process of capturing images of the human body for clinical purposes to reveal, diagnose or examine diseases. Our EEG is a clinical imaging tool that can acquire millions of clinical images stored on a cloud infrastructure. A vast number of clinical images can assist in revealing, diagnosing, and examining neurological conditions.

The Global Telemedicine Market/Industry

In addition to the MedTech industry, we are also seeking to participate within the rapidly expanding global telemedicine industry/market. This industry focuses on the delivery of healthcare services, consultations and advice to patients wherever they are through the means of technology, software mediated video and data portals. We believe that there is and will continue to be significant demand for such services given the need to match physicians with patients in remote areas or without having patients travel long distances to access the care they need. We also believe that there is a major need within this industry to also provide point of care diagnostic, which we are seeking to develop as a niche, especially within neurology.

The global telemedicine market was estimated at approximately $31.5 billion in 2018 and is expected to grow at a CAGR of 19.28% by 2025.

Factor such as, rising emergency medical incidents and ageing world population are anticipated to drive such growth. North America is anticipated to account for a significant portion of market share, and the U.S. is expected to be the largest telemedicine market in North America over this period. The Europe telemedicine market is also expected to grow substantially, due to factors such as rising cost of healthcare and rising prevalence of chronic diseases, while Asia-Pacific is projected to record the fastest growth over such period.

Market Dynamics

Driver: Growing incidence of traumatic brain injuries

A traumatic brain injury (“TBI”) is non-degenerative, non-congenital damage to the brain from an external mechanical force, possibly leading to permanent or temporary impairment. TBI is a major public health concern, and the most common cause of death and disability in developed as well as developing countries.

According to the CDC, TBI is a leading cause of morbidity and mortality, responsible for approximately 2.8 million accidents and emergency department visits annually in the U.S. and approximately 1 million in the UK. It is one of the most common causes of mortality in people aged under 25, and its incidence is high in adults and very young children, as well. However, the rate of TBI-related hospitalizations and deaths is the highest in the elderly. According to Headway, in 2016–2017, there were 348,453 hospital admissions related to brain injuries in the UK.

TBI, if ignored, can lead to permanent disabilities or death. Close monitoring and immediate therapy for related abnormalities are crucial to reducing the rate of mortality or morbidity associated with TBIs. As intercranial pressure monitoring (ICP) is the most common cause of death in patients with severe TBI, ICP monitoring is considered as the standard of care. The growing incidence of TBIs is, therefore, likely to support market growth.

Opportunity: Increasing Expanding therapeutic applications of brain monitoring devices

Apart from applications in neurological disorders, neurodegenerative diseases, and psychiatric disorders, brain monitoring devices are also used in other therapeutic areas like insomnia, post-traumatic stress disorder (PTSD), and sleep apnea. Quantitative EEG analysis is widely used to investigate the neurophysiological characteristics of insomnia. EEG biofeedback is a training process that has been scientifically proven to aid in the management of PTSD.

A number of research studies have demonstrated the effectiveness of neurofeedback for PTSD in adults. For instance, a research study published by the NCBI in 2016 demonstrated that 24 sessions of neurofeedback significantly reduced PTSD symptoms in adult sample populations. Similar studies are also being conducted in children. Such positive research outcomes suggest that neurofeedback is a promising approach in the treatment of PTSD. This is especially important because existing treatments can be quite difficult to tolerate and have limited effectiveness for many individuals with PTSD. In addition, EEG is routinely used to measure and record brain wave activity for the diagnosis and treatment of sleep apnea. These extended applications of brain monitoring devices are expected to provide growth opportunities for players operating in this market.

Challenge: Shortage of trained professionals

Trained medical personnel are required to effectively operate devices involved in the complex process of brain monitoring. The positioning of electrodes on the scalp and the insertion of muscular needles require accuracy and can be performed only by highly trained personnel. In addition, the results generated by brain monitoring machines are complex and can only be interpreted by qualified technicians or skilled professionals. Without these fundamental skills, end users will face difficulties in maximizing the utility of their brain monitoring equipment. The presence of highly skilled medical personnel and staff is, therefore, vital for the effective use of brain monitoring equipment.

Currently, there is a shortage of skilled medical personnel in both developed and developing countries. It has been estimated that the United States will see a shortage of up to nearly 122,000 physicians by 2032 as demand for physicians continues to grow faster than supply, Furthermore, according to the American Association of Colleges of Nursing, there is a projected shortage of registered nurses in the US, and it is expected to intensify by 2030. Moreover, the shortage of trained and experienced neurodiagnostic technologists globally has compelled hospitals to cross-train other allied health professionals to perform neurodiagnostic examinations. This presents a key challenge for the growth of the global brain monitoring devices market.

We believe the market remains fragmented as many medical practices rely on dated technology and complicated brain monitoring solutions. We also believe that the overpricing and technological barriers currently existing in the market make our innovative EEG platform truly disruptive by being both user friendly and cost effective.

Competition

Our Products face a mixture of competitors ranging from large manufacturers with multiple business lines to small manufacturers offering a limited selection of products and services. Many of the competitors whom we directly compete with include companies who develop or intend to develop medical EEG products with FDA clearance to support clinical diagnosis of brain disorders. Our indirect competitors offer similar products and services, but target audiences in the clinical research and consumer solutions markets, as opposed to the medical solution market the Company targets. These indirect competitors are largely focused on the development of EEG products for research, consumer, and athletic application.

Major shifts in industry market share have occurred in connection with product problems, physician advisories, safety alerts, and publications about MedTech products, reflecting the importance of product quality, product efficacy, and quality systems in the medical device industry. In addition, in the current environment of managed care, economically motivated customers, consolidation among health care providers, increased competition, and declining reimbursement rates, the Company anticipates an increasing need to compete on the basis of price and quality. In order to continue to compete effectively, we must continue to create or acquire advanced technology, incorporate this technology into our current and future proprietary Products, obtain regulatory approvals in a timely manner, maintain high-quality manufacturing processes, and successfully market these Products. Some of these initiatives include, but are not limited to, creating integrated cloud solutions that connect specialists with generalists for simple data transfer and analysis, streamlining clinical diagnoses with new medical devices, and opening up revenue streams from secondary healthcare markets, such as primary care medical professionals who utilize EEG analyses in their practices.

The medical device companies who we deem as competitors include the following, along with a description of their business based on publicly available information:

●	Advanced Brain Monitoring - A California- based private company specializing in developing neurological medical devices. The company specializes in two specific areas: neurotechnology and sleep medicine. Advanced Brain Monitoring primarily is a medical device and software company that sells its products to clinical trials and pharmaceutical companies, ignoring several profitable and addressable markets.

●	Elmiko Medical - A Warsaw-based private company specializing in designing and developing medical electronics and IT solutions. Elmiko primarily sells their products and services to scientific institutes, medical universities, hospitals, and private clinics across the world.

●	Contec - A China-based private medical device company focusing on research, manufacturing, and distribution of medical instrument since 1996. Contec currently has over 20 products in its portfolio focusing on the medical-technology industry ranging from stethoscopes to EEGs.

●	EGI (Electrical Geodesics, Inc) - An Oregon-based medical-device company founded in 1992, EGI specializes in making dense array EEG (dEEG) for research laboratories.

●	Masimo Corporation - A California-based public (NASDAQ: MASI) medical technology company that develops and manufactures innovative noninvasive patient monitoring technologies, including medical devices and a wide array of sensors. Masimo has a wide array of products, ranging from pulse oximetry to EEGs. The company serves mainly the sleep study, clinical trial, and athletic performance markets.

●	NeuroSky, Inc - A health and wellness tracking and analysis company that are advancing health solutions through consumer wearables and mobile devices, including biosensor technologies.

●	Oculogica, Inc – A private company looking to better learn and treat concussions, having developed an eye tracking technology that works to detect concussions, the severity of the concussion, and the treatment for the concussion.

●	Picofemto LLC - A healthcare company focusing on assisting clinicians and research professionals with a web platform that analyzes raw primary medical data at the point of evaluation. They have developed a cloud-based service called Cliniscan, which allows the clinician and researcher to work in the cloud with a wide range of biomedical modalities.

●	Satoris, Inc - A molecular diagnostics company, engages in the development and commercialization of neurodiagnostic tests for Alzheimer’s disease. Satoris plans to have their product manage and treat neurodegenerative diseases through diagnostic tests. These tests are developed through data of molecular biology and bioinformatics.

●	CAS Medical Systems, Inc - A developer of innovative, non-invasive vital signs monitoring technologies and products that deliver patient data.

●	Emotiv Systems, Inc. - A bioinformatics company advancing understanding of the human brain using EEG. Their technology aims to track cognitive performance, monitor emotions, and control both virtual and physical objects via machine learning of trained mental commands.

●	Atlas Wearables, Inc. - A data analytics company and the developer of a fitness monitor designed to improve indoor and outdoor training. Their goal is to use the combination of data acquired from the lab along with each unique set of data from the customer, to provide clear and current knowledge based on data results.

●	BaziFIT - A modular sensor system that works to monitor the neuromuscular efficiency, strength, stability, and calories burned during the customer’s workout. Their physical technology is an attachment that goes on various workout equipment that helps the customer get exercise content and quantifiable feedback on every workout instantly. Their app uses the data collected by their attachment to assess the customer’s progress and health and suggests various workouts for the customer to do to optimize the progress of their health.

●	MAD Apparel Inc. - The developer of the product Athos, a performance apparel that monitors biosignals and distills them into meaningful information to improve the level of exercise the customer is performing. The technology receives data in real time and shows the customer their stats so they can alter or continue the workout.

●	Mechio Inc. - A developer of wearable fitness technology to monitor the health, fitness, and sleep of the customer.

●	Sarvint Technologies, Inc. - An Atlanta-based wearables technology company born from smart-garment technology research at Georgia Tech. The research led to the development of their Smart Shirt, a garment that uses special fibers to detect and monitor body vital signs. It then sends these signals to a program that can be downloaded onto smart phones to easily monitor the information collected.

●	Sensifree Inc. – A company developing technology to solve the shortcomings of optical sensors. Their RF based sensor technology monitors heart rate from different parts of the human body.

●	Sensoria Inc. - A developer of wearable fitness technology that collects fitness data and connects with a real time virtual coach that gives performance and running form feedback.

●	CorTechs Labs- A developer of medical device software solutions capable of automatically segmenting and quantifying brain structures, making quantitative analysis of MRI images of the human brain a routine part of clinical practice.

Other EEG makers that we may compete against include Ceribell, Biosignal Group and Zeto. The major U.S. medical device companies who we deem as competitors include Baxter, Beckman Coulter, Becton Dickinson, Boston Scientific, GE Healthcare Technologies, Johnson & Johnson, St. Jude, Stryker Corporation, and Medtronic. Many of the companies against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our development.

We intend to compete based on our belief in the superiority of our products and services in functionality, cost-effectiveness, efficiency, ease of use and accuracy.

Because our business plan contemplates servicing the neurotech industry across multiple platforms including hardware, software, service and cloud computing, and our existing and proposed product and service platforms are in a growing industry, we believe we are in a position to take a leadership position within the sector due to our:

●	Strong Portfolio of Intellectual Property. Our diverse intellectual property portfolio includes a series of patents and FDA approvals, ranging from hardware to firmware applications.

●	Diverse Commercial Application Opportunities. From smart wearable devices that monitor cognitive and behavioral health in real-time, to enhanced Brain Computer Interface (“BCI”) capabilities within the connected home and car environments, our EEG technologies span a range of novel applications and commercial uses, including:

o	Global Brain Monitoring Market

o	U.S. Healthcare Market

o	Athletic Performance

o	Government Initiatives

o	Education Enhancement

o	Clinical Trials

●	Scalable Integration. We believe that we offer the highest level of integration and flexibility while providing an optimal combination of convenience and performance. This is achieved through the modular design and build of our products, allowing seamless integration of hardware and software components into existing platforms. We are also engaged with strategic partners to augment the next generation of health wearables and technologies, forging relationships with companies and individuals seeking to implement EEG solutions across a multitude of segments.

●	Experienced Leadership Team. The MemoryMD™ team has over 30 years of combined experience in sectors spanning across artificial intelligence, data mining, software development, commercialization, EEG imaging, and biotechnology. With a firm background in medical grade EEG applications, our team has a qualified perspective on electrode quality and brain wave interpretation.

●	Centralized Cloud Data Collection. Neuro-net algorithms and other mathematical models based on EEG interpretation mine for unique brain patterns on a global scale. These patterns are continuously trained and visualized to provide reliable health data and insights that consumers, developers, and companies can leverage across the entire MemoryMD™ platform.

Market Application

For neurologists and other health providers, we aim to provide a solution for monitoring patient health and safety across a variety of locations including the hospital, specialized clinics, and home settings. In managing patients with epilepsy, providers can improve in areas concerning patient re-admittance, patient mortality and morbidity. Providers can also proactivity prevent the onset of negative chronic health conditions by engaging with at-risk populations at a fraction of the cost by implementing our affordable EEG solutions.

For health providers, our offering of an EEG monitoring solution could ease data collection efforts. By providing an accurate and consistent stream of EEG data, our products and services are being designed to allow physicians and other health professionals to make use of newly available bio-metric data to improve diagnosis, treatment and management of various neurological illnesses, effectively increasing the quality and value add of medical services.

Our portability and integration potential augment the existing suite of remote monitoring solutions, allowing physicians to more accurately differentiate between nuanced neurological conditions happening within and outside the hospital setting. An example includes helping neurologist’s contrast nocturnal epilepsy patterns across other sleep disorders such as parasomnias where individuals engage in abnormal movements during sleep.

Furthermore, we believe a range of medical based applications can be created in conjunction with our EEG solutions around managing patient behavior, offering incentives and parameters for individuals. By understanding what is going on with their brain and being alerted when discrepancies occur, we believe that physicians will be able to better communicate health information, improving the effectiveness and relationship between physicians and patients in improving health outcomes, and individuals with the support of their physicians will be able to better regulate targeted mental states or emotions reducing the sole reliance on on-site visits to hospitals for mental health treatment plans.

Sales and Marketing

We have commenced the commercial roll-out of the NeuroEEG™ and NeuroCap™, on a limited basis, initially targeting the United States market following with Canada market. We expect the following developmental milestones to be completed within the next 24 months, subject to cash availability:

●	Scale production in US, Europe and Russia

●	Release new products to the market:

o	12 channel EEG cap for adults and pediatric use

o	Long Term Monitoring caps

o	Long Term Monitoring 24 channel EEG

●	Data storage for normalized data brain scans

●	AI neuro net development focused on epilepsy to start, with following up on pre-Alzheimer and BCI prediction

●	Minimally invasive graphene electrodes connected to the micro EEG

●	Expend AI prediction toward concussion, pain and autism applications

●	File international applications in Latin America, Europe and beyond.

We are identifying additional long-term partners to accelerate market penetration, product diversification, and ultimate survivability across targeted verticals. Through new implementations of our EEG products and services, we expect to retain and capture additional market share through continuous enhancements.

We plan to utilize partner relationships and co-marketing opportunities as the initial driver of our marketing efforts, thereby benefiting from increased speed-to-market, as well as the ability to leverage a pre-existing audience/customer base and communications channels. We expect to offer to early adopters our products and services at preferential rates in exchange for expediting development, distribution, and sales of such products and services.

Our marketing and sales strategy is focused on rapid, cost-effective delivery of high-quality products into the U.S. and international healthcare market. The sales strategy is based on penetrating the neurology and diagnostic imaging subsectors of the MedTech industry market via planned medical device distributor arrangements or partnering on distribution of NeuroCaps through existing EEG manufacturers, and expanding into nursing homes and primary care practices. Included amongst the customers to whom we intend to market and sell our Products through distributors and partners (B2B), are individual physicians, medical practices, urgent care facilities, physician associations, and other medical professionals and medical professional groups, hospitals, health clinics, nursing homes, physical rehabilitation centers, addiction rehabilitation centers and other medical institutions, athletic organizations, and colleges, universities, and other academic institutions. To date, we have not entered into any distribution or partnership arangements.

We intend for our products’ initial entry into the market would be at emergency departments, ICU’s and other acute care settings in the United States.

We will also be looking at forming partnerships with national and global telemedicine and teleneurology companies in order to leverage their relationships, to access our target end-users. This would allow our initial entry into the rapidly growing global telemedicine and teleneurology markets.

As we grow, we intend to expand to global distributors, Group Purchasing Organizations (GPOs) of medical supplies, and Independent Physician Associations (IPAs) to scale business operations. At this time, we do not provide financing for potential customers, but we are evaluating implementing a leasing program.

We do not at this time have plans to have direct sales or hire a direct sales force.

Reimbursement

Coverage in the United States

Reimbursement from private third-party healthcare payors and, to a lesser extent, Medicare will be an important element of our success. Although the Centers for Medicare and Medicaid, or CMS, and third-party payors have adopted coverage policies for our targeted indications, there is no guarantee this will continue at the same levels or at all in the future.

Regarding ICD-10 codes, the International Classification of Diseases, Tenth Edition (ICD-10) is a clinical cataloging system that went into effect for the U.S. healthcare industry on Oct. 1, 2015, after a series of lengthy delays. Accounting for modern advances in clinical treatment and medical devices, ICD-10 codes offer many more classification options compared to those found in its predecessor, ICD-9. Within the healthcare industry, providers, coders, IT professionals, insurance carriers, government agencies and others use ICD codes to properly note diseases on health records, to track epidemiological trends and to assist in medical reimbursement decisions.

We believe that many of the indications we are pursuing with our technologies are currently reimbursed on a widespread basis by Medicare, Medicaid and private insurance companies.

Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, their coverage policies may be restrictive, or they may not cover or provide adequate payment for our Products. In order to obtain reimbursement arrangements, we may have to agree to a net sales price lower than the net sales price we might charge in other sales channels. Our revenue may be limited by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various increasingly sophisticated means, such as requiring prospective reimbursement and second opinions, purchasing in groups, or redesigning benefits. Our future dependence on the commercial success of our technologies makes us particularly susceptible to any cost containment or reduction efforts. Accordingly, unless government and other third-party payors provide adequate coverage and reimbursement for our Products and the related insertion and removal procedures, our financial performance may be limited.

Coverage Outside the United States

If we seek to commercialize our Products in countries outside the United States, coverage may be available from certain governmental authorities, private health insurance plans, and labor unions. Coverage systems in international markets vary significantly by country and, within some countries, by region. If we seek to commercialize our technology, if approved, outside the U.S., coverage approvals must be obtained on a country-by-country, region-by-region or, in some instances, a case-by case basis. Based on our ongoing evaluation, certain countries reimburse more highly than others.

Manufacturing, Supply and Quality Assurance

We currently outsource the supply and manufacture of all components of our NeuroEEG and NeuroCap. We plan to continue with an outsourced manufacturing arrangement for the foreseeable future. We expect that our third-party manufacturers will be competent to manufacture our Products and have quality systems established that meet FDA requirements. We believe the manufacturers we currently utilize or that we may utilize in the future have sufficient capacity to meet our launch requirements if our technology under development is approved in the future and are able to scale up their capacity relatively quickly with minimal capital investment. We believe that, as we increase our demand in the future, our per unit costs will decrease materially. We have also identified capable second source manufacturers and suppliers in the event of disruption from any of our primary vendors.

Our suppliers meet ISO 13485:2003 certification, which includes design control requirements. As a medical device developer, the facilities of our sterilization and other critical suppliers are subject to periodic inspection by the FDA and corresponding state and foreign agencies. We plan to audit our suppliers periodically to ensure conformity with the specifications, policies and procedures for our devices.

With respect to graphene electrodes, our goal is to start working with specific 3D printers and print prototypes of the next generation electrodes. Upon successful testing, of which we can give no assurance of success, we plan to submit the graphene electrode for biocompatibility testing in 2020/2021 with a follow up application to the FDA in 2021 and projected approval in 2022 with commercial implementation to follow.

Research and Development

Our research and development programs are generally pursued by engineers and scientists employed by us on a full-time basis or hired as per diem consultants or through partnerships with industry leaders in manufacturing and design and researchers and academia. We are also working with subcontractors in developing specific components of our technologies.

The primary objective of our research and development program is to advance the development of our existing and proposed Products, to enhance the commercial value of such Products.

We have incurred research and development costs of $103,616 for the year ended December 31, 2019 and $210,206 for the year ended December 31, 2018. We have commenced evaluating the use of graphene for brain electrodes, with an affiliate of Boris Goldstein, our Chairman of the Board. We believe the main benefits of using graphene for electrodes are:

●	High conductivity

●	No reaction to any chemicals or human organs

●	Very thin

●	Extremely strong

●	Anti-bacterial

●	Inexpensive compared to platinum

●	Anti-static

Potential electronic applications of graphene in EEG include ultra-small transistors, super-dense data storage, touchscreens and a wearable e-tattoo EEG patch. In the energy field, potential applications include ultra-capacitors to store and transmit electrical power as well as highly efficient solar cells. We believe graphene-based batteries in EEG will be able to charge faster and last longer, although we have not commenced any work towards that goal at this time.

We also have formed a Medical Advisory Board. The current members are Dr. John Gaitanis, MD, Tufts Medical Center; and Dr. John Hixson, MD, Associate Professor of Neurology, University of California San Francisco. We intend to grant to such members from time to time equity for the services they provide to us.

Government Regulation

Our NeuroEEG and NeuroCap are each a medical device subject to extensive and ongoing regulation by the FDA, the U.S. Centers for Medicare & Medicaid Services, or CMS, the European Commission, and regulatory bodies in other countries. Regulations cover virtually every critical aspect of a medical device company’s business operations, including research activities, product development, quality and risk management, contracting, reimbursement, medical communications, and sales and marketing. In the United States, the Federal Food, Drug and Cosmetic Act, or FDCA, and the implementing regulations of the FDA govern product design and development, pre-clinical and clinical testing, premarket clearance or approval, product manufacturing, quality systems, import and export, product labeling, product storage, recalls and field safety corrective actions, advertising and promotion, product sales and distribution, and post-market clinical surveillance. Our business is subject to federal, state, local, and foreign regulations, such as ISO 13485, ISO 14971, FDA’s Quality System Regulation, or QSR, contained in 21 CFR Part 820, and the European Commission’s Directive 93/42/EEC concerning medical devices and its amendments.

U.S. Regulation

The FDA characterizes medical devices into one of three classes. Devices that are considered by the FDA to pose lower risk are classified as Class I or II. Class I devices and are subject to controls for labeling, pre-market notification and adherence to the FDA’s QSR. This pertains to manufacturers’ methods and documentation of the design, testing, production, control quality assurance, labeling, packaging, sterilization, storage and shipping of products, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls but may be subject to special controls such as performance standards, post-market surveillance, FDA guidelines, or particularized labeling, and may also require clinical testing prior to clearance or approval. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls, including devices that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

Some Class I and Class II devices are exempted by regulation from the pre-market notification requirement under Section 510(k) of the FDCA, also referred to as a 510(k) clearance, and the requirement of compliance with substantially all of the QSR. However, a pre-market approval, or PMA application, is required for devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or certain implantable devices, or those that are “not substantially equivalent” either to a device previously cleared through the 510(k) process or to a “preamendment” Class III device in commercial distribution before May 28, 1976 when PMA applications were not required. The PMA approval process is more comprehensive than the 510(k) clearance process and typically takes several years to complete. While the 510(k) process is typically shorter than a PMA process, both the 510(k) clearance and PMA processes can be expensive and lengthy.

Our NeuroCap device is characterized as a Class I device and our NeuroEEG device is characterized as a Class II device.

FDA review of a PMA application generally takes between one and three years, but may take significantly longer. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

●	the device may not be safe, effective, reliable or accurate to the FDA’s satisfaction;

●	the data from pre-clinical studies and clinical trials may be insufficient to support approval;

●	the manufacturing process or facilities may not meet applicable requirements; and

●	changes in FDA approval policies or adoption of new regulations may require additional data.

If an FDA evaluation of a PMA application is favorable, the FDA will either issue an approval letter, or approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of a device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted, and data is submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved by the FDA for marketing.

New PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel.

Clinical trials are typically required to support a PMA application and are sometimes required for a 510(k) clearance. These trials generally require submission of an application for an IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate institutional review boards at the clinical trial sites. The FDA’s approval of an IDE allows clinical testing to go forward, but it does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and efficacy, even if the trial meets its intended success criteria. All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s regulations for institutional review board approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product. Clinical trials must be entered into the clinical trials registry at clintrials.gov.

The commencement or completion of any clinical trial may be delayed or halted, or be inadequate to support approval of a PMA application, for numerous reasons, including, but not limited to, the following:

●	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

●	patients do not enroll in clinical trials at the rate expected;

●	patients, sponsor or study sites do not comply with trial protocols;

●	patient follow-up is not at the rate expected;

●	patients experience adverse side effects;

●	patients die during a clinical trial, even though their death may not be related to the products that are part of our trial;

●	institutional review boards and third-party clinical investigators may delay or reject the trial protocol;

●	third-party clinical investigators decline to participate in a trial or do not perform a trial on the anticipated schedule or consistent with the clinical trial protocol, good clinical practices or other FDA requirements;

●	the sponsor or third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

●	third-party clinical investigators have significant financial interests related to the sponsor or the study that the FDA deems to make the study results unreliable, or the company or investigators fail to disclose such interests;

●	regulatory inspections of our clinical trials or manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

●	changes in governmental regulations or administrative actions;

●	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; and

●	the FDA concludes that our trial design is inadequate to demonstrate safety and efficacy.

International Regulation

International sales of medical devices are subject to local government regulations, which may vary substantially from country to country. The time required to obtain approval in another country may be longer or shorter than that required for FDA approval, and the requirements may differ. There is a trend towards harmonization of quality system standards among the European Union, United States, Canada and various other industrialized countries.

The primary regulatory body in Europe is that of the European Union, the European Commission, which includes most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of these relevant directives will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third party assessment by a “Notified Body.” This third-party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s product. An assessment by a Notified Body of one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. Additional local requirements may apply on a country-by-country basis. Outside of the European Union, regulatory approval would need to be sought on a country-by-country basis in order for us to market our Products.

Medical devices in Europe are classified into four primary categories. They are as follows:

●	Non-invasive devices

●	Invasive medical devices

●	Active medical devices

●	Special Rules (including contraceptive, disinfectant, and radiological diagnostic medical devices)

Devices are further segmented into the classes noted below. In Vitro Diagnostic devices (IVDs) have their own classification scheme and while active implantable devices do not follow the same classification system as provided by the Medical Device Directive (MDD), they are subject to similar requirements as Class III devices:

●	Class I – Provided non-sterile or do not have a measuring function (low risk)

●	Class I – Provided sterile and/or have a measuring function (low/medium risk)

●	Class IIa (medium risk)

●	Class IIb (medium/high risk)

●	Class III (high risk)

We  have established a wholly-owned subsidiary in Russia and are seeking to establish a wholly-owned subsidiary in Europe (Poland) for product distribution and certification.

Other Regulatory Requirements

Even after a device receives clearance or approval and is placed in commercial distribution, numerous regulatory requirements apply. These include:

●	establishment registration and device listing;

●	QSR, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, risk management, production, control, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process;

●	labeling regulations that prohibit the promotion of products for uncleared, unapproved or “off-label” uses, and impose other restrictions on labeling, advertising and promotion;

●	MDR regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

●	voluntary and mandatory device recalls to address problems when a device is defective and could be a risk to health; and

●	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health.

Also, the FDA may require us to conduct post-market surveillance studies or establish and maintain a system for tracking our Products through the chain of distribution to the patient level. The FDA enforces regulatory requirements by conducting periodic, unannounced inspections and market surveillance. Inspections may include the manufacturing facilities of our subcontractors.

Failure to comply with applicable regulatory requirements can result in enforcement actions by the FDA and other regulatory agencies. These may include any of the following sanctions or consequences:

●	warning letters or untitled letters that require corrective action;

●	fines and civil penalties;

●	unanticipated expenditures;

●	delays in approving or refusal to approve future products;

●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries;

●	suspension or withdrawal of FDA clearance or approval;

●	product recall or seizure;

●	interruption of production;

●	operating restrictions;

●	injunctions; and

●	criminal prosecution.

Our contract manufacturers, specification developers and some suppliers of components or device accessories, also are required to manufacture our Products in compliance with current good manufacturing practice requirements set forth in the QSR. The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and it includes extensive requirements with respect to quality management and organization, device design, buildings, equipment, purchase and handling of components or services, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing, and record keeping. The FDA evaluates compliance with the QSR through periodic unannounced inspections that may include the manufacturing facilities of our subcontractors. If the FDA believes that any of our contract manufacturers or regulated suppliers are not in compliance with these requirements, it can shut down such manufacturing operations, require recall of our Products, refuse to approve new marketing applications, institute legal proceedings to detain or seize products, enjoin future violations or assess civil and criminal penalties against us or our officers or other employees.

Health Insurance Portability and Accountability Act of 1996 and Similar Foreign and State Laws and Regulations Affecting the Transmission, Security and Privacy of Health Information

We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as service providers of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from HIPAA and each other in significant ways and may not have the same effect.

Foreign data privacy regulations, such as the EU Data Protection Directive (Directive 95/46/EC), the country-specific regulations that implement Directive 95/46/EC, and the EU General Data Protection Regulation (GDPR) also govern the processing of personally identifiable data, and may be stricter than U.S. laws.

Fraud and Abuse Laws

In addition to FDA restrictions, there are numerous U.S. federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Our relationships with healthcare providers and other third parties are subject to scrutiny under these laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs.

Federal Anti-Kickback and Self-Referral Laws

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce either the referral of an individual, or the furnishing, recommending, or arranging of a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, the furnishing of supplies or equipment, credit arrangements, waiver of payments and providing anything at less than its fair market value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a review of all its relevant facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of (or purchases, or recommendations related to) federal healthcare covered business, the Anti-Kickback Statute has been implicated and potentially violated.

The penalties for violating the federal Anti-Kickback Statute include imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the federal Anti-Kickback Statute, some of which do not have the same exceptions and apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs. Further, the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, or PPACA. Specifically, as noted above, under the Anti-Kickback Statute, the government must prove the defendant acted “knowingly” to prove a violation occurred. The PPACA added a provision to clarify that with respect to violations of the Anti-Kickback Statute, “a person need not have actual knowledge” of the statute or specific intent to commit a violation of the statute. This change effectively overturns case law interpretations that set a higher standard under which prosecutors had to prove the specific intent to violate the law. In addition, the PPACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

We plan to provide the initial training to providers and patients necessary for appropriate use of our technology either through our own educators or by contracting with outside educators that have completed an appropriate training course. Outside educators are reimbursed for their services at fair market value.

Noncompliance with the federal anti-kickback legislation could result in our exclusion from Medicare, Medicaid or other governmental programs, restrictions on our ability to operate in certain jurisdictions, and civil and criminal penalties.

Federal law also includes a provision commonly known as the “Stark Law,” which prohibits a physician from referring Medicare or Medicaid patients to an entity providing “designated health services,” including a company that furnishes durable medical equipment, in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. Violation of the Stark Law could result in denial of payment, disgorgement of reimbursements received under a noncompliant arrangement, civil penalties, and exclusion from Medicare, Medicaid or other governmental programs. We believe that we have structured our provider arrangements to comply with current Stark Law requirements.

Nevertheless, a determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Additionally, as some of these laws are still evolving, we lack definitive guidance as to the application of certain key aspects of these laws as they relate to our arrangements with providers with respect to patient training. We cannot predict the final form that these regulations will take or the effect that the final regulations will have on us. As a result, our provider and training arrangements may ultimately be found to be not in compliance with applicable federal law.

Federal False Claims Act

The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. In addition, amendments in 1986 to the Federal False Claims Act have made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies under the Federal False Claims Act. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, pay fines or be excluded from Medicare, Medicaid or other federal or state healthcare programs as a result of an investigation arising out of such action.

There are other federal anti-fraud laws that that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

Additionally, HIPAA established two federal crimes in the healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

Civil Monetary Penalties Law

In addition to the Anti-Kickback Statute and the civil and criminal False Claims Acts, the federal government has the authority to seek civil monetary penalties, or CMPs, assessments, and exclusion against an individual or entity based on a wide variety of prohibited conduct. For example, the Civil Monetary Penalties Law authorizes the imposition of substantial CMPs against an entity that engages in activities including, but not limited to: (1) knowingly presenting or causing to be presented, a claim for services not provided as claimed or which is otherwise false or fraudulent in any way; (2) knowingly giving or causing to be given false or misleading information reasonably expected to influence the decision to discharge a patient; (3) offering or giving remuneration to any beneficiary of a federal health care program likely to influence the receipt of reimbursable items or services; (4) arranging for reimbursable services with an entity which is excluded from participation from a federal health care program; (5) knowingly or willfully soliciting or receiving remuneration for a referral of a federal health care program beneficiary; or (6) using a payment intended for a federal health care program beneficiary for another use. Noncompliance can result in civil money penalties of up to $10,000 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the federal healthcare programs.

State Fraud and Abuse Provisions

Many states have also adopted some form of anti-kickback and anti-referral laws and a false claims act. We believe that we are in conformance to such laws. Nevertheless, a determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Physician Payment Sunshine Act

Transparency laws regarding payments or other items of value provided to healthcare providers and teaching hospitals may also impact our business practices. The federal Physician Payment Sunshine Act requires most medical device manufacturers to report annually to the Secretary of Human Health Services financial arrangements, payments, or other transfers of value made by that entity to physicians and teaching hospitals. The payment information is made publicly available in a searchable format on a CMS website. Over the next several years, we will need to dedicate significant resources to establish and maintain systems and processes in order to comply with these regulations. Failure to comply with the reporting requirements can result in significant civil monetary penalties. Similar laws have been enacted or are under consideration in foreign jurisdictions.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act, or FCPA, prohibits U.S. corporations and their representatives from offering, promising, authorizing or making corrupt payments, gifts or transfers to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and debarment from government contracts.

Employees

As of October 7, 2020, we had seven employees, none of whom are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

DESCRIPTION OF PROPERTY

Our principal executive office is located in leased premises of approximately 3,481 square feet at  a rental cost of $3,984 per month at 125 Wilbur Place, Suite 170, Bohemia, New York, 11716. We believe that these facilities are adequate for our needs, including providing the space and infrastructure to accommodate our development work based on our current operating plan. We do not own any real estate.

LEGAL PROCEEDINGS

We are not party to, and our property is the subject of, any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

The following discussion should be read in conjunction with our audited and unaudited financial statements and related notes included in this Prospectus. Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interpretation of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section entitled “Risk Factors” of this Prospectus.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

In light of these risks and uncertainties, and especially given the nature of our existing and proposed business, there can be no assurance that the forward-looking statements contained in this section and elsewhere in this Prospectus will in fact occur. Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Overview

We are a neurodiagnostic and predictive technology platform company seeking to provide a centralized platform for data acquisition and analysis of EEG data that combines cutting-edge medical device technologies with cloud-based telehealth services. Both our NeuroCap, a pre-gelled disposable EEG headset, and NeuroEEG, a full-montage standard encephalograph, received FDA clearance to market in 2018.

On September 21, 2018, we entered into a merger agreement (the “Merger Agreement”) with MemoryMD, Inc. and AFGG Acquisition Corp. to acquire MemoryMD, Inc. (the “Acquisition”). The transactions contemplated by the Merger Agreement were consummated on September 21, 2018 and, pursuant to the terms of the Merger Agreement, all outstanding shares of MemoryMD were exchanged for shares of our common stock. Accordingly, we acquired 100% of Memory MD, Inc. in exchange for the issuance of shares of our common stock and MemoryMD, Inc. became our wholly-owned subsidiary. We issued an additional 4,083,252 shares of our common stock upon the automatic conversion at the closing of an aggregate of $1,507,000 principal amount plus accrued interest of outstanding convertible promissory notes issued by MemoryMD Inc., and we further issued an additional 1,604,378 shares of our common stock upon the automatic conversion immediately subsequent to the closing of an aggregate of $640,000 principal amount plus accrued interest of outstanding convertible promissory notes issued by MemoryMD Inc.

As of immediately prior to the closing of the Acquisition, we entered into an Assignment and Assumption Agreement with Chromium 24 LLC, pursuant to which Chromium 24 LLC assumed all of our remaining assets and liabilities through the closing of the Acquisition. Accordingly, as of the closing of the Acquisition, we had no assets or liabilities.

Following the Acquisition, the Company is now a neurodiagnostic and predictive technology platform company seeking to ultimately provide a centralized platform for data acquisition and analysis of EEG data that combines our medical device technologies with cloud-based telehealth services. The Company is not currently offering any data analysis services. The Company is primarily focused on establishing diagnostic protocols to identify pathological risk factors involving the brain, and driving novel insights into cognitive health that support early treatment of neurological disorders.

In 2019, we commenced acting as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our officers and directors), which resulted in all of our revenue for 2019. Sales in Russia is also the majority of all revenue in 2020 (except for $7,498 that was from sales from the U.S. operating subsidiary). While we intend to continue the sale of third party medical devices, we do not intend for it to be our primary source of revenue in the long-term and expect to curtail or cease this line of operations as, if and when we commence generating material, recurring revenues from our products, of which we can give no assurance. We also can give no assurance that any revenue we generate from so acting as a distributor of third-party medical devices will continue, will continue to be material or will be sufficient to enable us to continue our operations. We have no supply or distribution agreements in place with respect to such business. In the event that we see an opportunity to sell such products, we procure them and then re-sell them.

Our sole business since the Acquisition is the business of MemoryMD. Our management’s discussion and analysis below is based on the financial results of MemoryMD.

We have very limited resources. To date, our primary activities have been limited to, and our limited resources have been dedicated to, performing business and financial planning, raising capital, recruiting personnel, negotiating with business partners and the licensors of our intellectual property and conducting development activities, although we have acted as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our officers and directors) which has generated revenue for us. Our first products, the NeuroCap and NeuroEEG, are ready for commercialization and sale and we have commenced some non-recurring, initial sales. Our other products are still being tested or are still under development.

We have incurred losses since inception of MemoryMD in 2015 and had an accumulated deficit of $6,439,602 as of June 30, 2020, primarily as a result of expenses incurred in connection with our research and development programs and from general and administrative expenses associated with our operations. We expect to continue to incur significant expenses and increasing operating and net losses for the foreseeable future.

Historically, our primary source of cash has been proceeds from the sale of convertible promissory notes and other borrowings. To fund our operations, for the six months ended June 30, 2020, we issued one promissory note for gross proceeds of $20,000. For the year ended December 31, 2019, we issued convertible promissory notes for aggregate gross proceeds of $655,000. In addition, during the fiscal year ended December 31, 2019, we borrowed an aggregate of $273,084 from related parties. Additionally, in April 2020, existing stockholders of the Company agreed to advance to the Company an aggregate amount of $250,000 pursuant to the terms of Convertible Grid Promissory Notes (the “Grid Notes”). As of June 30, 2020, a total aggregate amount of $200,000 has been advanced pursuant to the terms of the Grid Notes.

We need to obtain substantial additional funding in connection with our continuing operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. However, we may be unable to raise additional funds when needed on favorable terms or at all. Our failure to raise such capital as and when needed would have a negative impact on our financial condition and our ability to develop and commercialize our products and future products and our ability to pursue our business strategy. See “–Liquidity and Capital Requirements” below.

Financial Overview

Revenue

For the six months ended June 30, 2020, we have generated approximately $220,000 of revenue through our acting as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our officers and directors), while we continue to commercialize our products. While we intend to continue generating revenues through the sale of third-party medical devices, we do not intend for it to be our primary source of revenue in the long-term. We do not expect to generate recurring, material revenue from our products unless or until we successfully commercialize our products. If we fail to successfully commercialize our developed products or fail to complete the development of any other product candidate we may pursue in the future, in a timely manner, or fail to obtain regulatory approval, we may not be able to solely rely on generating substantial and material revenue from the distribution of third-party medical devices.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs for personnel in functions not directly associated with research and development activities. Other significant costs include legal fees relating to corporate matters, intellectual property costs, professional fees for consultants assisting with regulatory, clinical, product development and financial matters, and product costs. We anticipate that our general and administrative expenses will significantly increase in the future to support our continued research and development activities, commercialization of our products, if approved, and the increased costs of operating as a public company. These increases will include increased costs related to the hiring of additional personnel and fees for legal and professional services, as well as other public company related costs.

Research and Development

Research and development expenses consist of expenses incurred in performing research and development activities in developing our products. Research and development expenses include compensation and benefits for research and development employees, overhead expenses, cost of laboratory supplies, clinical trial and related clinical manufacturing expenses, costs related to regulatory operations, fees paid to consultants, and other outside expenses. Research and development costs are expensed as incurred and costs incurred by third parties are expensed as the contracted work is performed.

We expect our research and development expenses to remain substantially the same for the next six to nine months as we continue to develop and commercialize our products.  As we develop our cloud-based computing system, we expect our research and development expenses to significantly increase.

Interest Expense

Interest expense primarily consists of amortized note issuance costs and interest costs related to the convertible notes we issued in 2019. The convertible notes bear interest at fixed rate ranging from 8%-10% per annum.

Results of Operations

The following table sets forth the results of operations of the Company for the three and six months ended June 30, 2020 and 2019.

	Three Months Ended June 30,		Period to	Six Months Ended June 30,		Period to
	2020	2019	Period Change	2020	2019	Period Change
Revenue	$86,659	$75,376	$11,283	$220,504	$77,626	$142,878
Cost of goods sold	$62,832	$47,042	$15,790	$167,814	$47,042	$120,772
Research and development	$46,955	$27,776	$19,179	$143,345	$50,066	$93.279
Professional fees	$93,465	$40,102	$53,363	$217,073	$151,175	$65,898
Sales and marketing expenses	$47,585	$12,006	$35,579	$88,169	$59,798	$28,371
General and administrative	$178,512	$120,286	$58,226	$387,147	$321,527	$65.619
Interest expense	$1,182,619	$10,971	$1,171,648	$1,636,235	$19,024	$1,617,211

Three Months Ended June 30, 2020 vs. June 30, 2019

Revenues

Revenue for the three months ended June 30, 2020 was $86,659, compared to $75,376 for the three months ended June 30, 2019. In the three months ended June 30 2020 and 2019, we generated our revenue through acting as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our officers and directors).

General and administrative expenses

General and administrative expenses were $178,512 for the three months ended June 30, 2020, compared to $120,286 for the three months ended June 30, 2019. The increase in general and administrative expenses were primarily due to an increase in consulting fees related to the Company listing on the OTC and medical consultants related to the preparation of submission of the revised Neurocaps to the FDA. In addition, wages increased in the current quarter due to the accrual of salaries pursuant to employment agreements in the current year.

Research and development expenses

Research and development expenses were $46,955 for the three months ended June 30, 2020, compared to $27,776 for the three months ended June 30, 2019. The increase was primarily due to an increase in development activities surrounding the development of a new, modified version of the NeuroCap.

Professional fees

Professional fees were $93,465 for the three months ended June 30, 2020, compared to $40,102 for the three months ended June 30, 2019. The increase was primarily due to an increase accounting and legal fees and accounting fees in the current year.

Interest expense

Interest expense for the three months ended June 30, 2020 was $1,182,619, consisting of interest expense of $23,942 and amortization of debt issuance costs of approximately $1,158,677 related to the Company’s convertible promissory notes totaling $855,000.

Six Months Ended June 30, 2020 and 2019

Revenues

Revenue for the six months ended June 30, 2020 was $220,504 compared to $77,626 for the six months ended June 30, 2019. In the six months ended June 30, 2020, we generated our revenue through acting as a distributor of third-party medical devices in Russia (including those purchased from a company affiliated with one of our offices and directors). In the six months ended June 30, 2019, our revenue was related to data analysis of the EEG software.

General and administrative expenses

General and administrative expenses were $387,147 for the six months ended June 30, 2020, compared to $321,527 for the six months ended June 30, 2019. The increase in general and administrative expenses were primarily due to an increase in consulting fees related to the Company listing on the OTC and medical consultants related to the preparation of submission of the revised Neurocaps to the FDA. In addition, wages increased in the current quarter due to the accrual of salaries pursuant to employment agreements in the current year.

Research and development expenses

Research and development expenses were $143,345 for the six months ended June 30, 2020, compared to $50,066 for the six months ended June 30, 2019. The increase was primarily due to an increase in development activities surrounding the development of a new, modified version of the NeuroCap.

Professional fees

Professional fees were $217,073 for the six months ended June 30, 2020, compared to $151,175 for the six months ended June 30, 2019. The increase was primarily due to an increase in accounting and legal fees in the current year.

Interest expense

Interest expense, for the six months ended June 30, 2020 was $1,636,235, of which, approximately $1,590,400 is related to the amortization of debt discount and non-cash interest expense related to the Company’s convertible promissory notes. An additional $45,835 is related to interest expense related to the Company’s convertible notes and promissory notes. Interest expense, for the six months ended June 30, 2019 was $19,024, consisting of interest expense of $9,964 and amortization of debt issuance costs of $7,704 related to the Company’s convertible promissory notes totaling $230,000, as well as interest expense related to a lease of $1,356.

Liquidity and Capital Resources

While we have generated revenue in 2019 and 2020, we anticipate that we will continue to incur losses for the foreseeable future. Furthermore, substantially all of such revenue was generated through acting as a distributor of third-party medical devices in Russia, and we did not have any material sales of our products. We anticipate that our expenses will increase substantially as we develop our products and pursue pre-clinical testing and clinical trials, seek any further regulatory approvals, contract to manufacture any products, establish our own sales, marketing and distribution infrastructure to commercialize our products, hire additional staff, add operational, financial and management systems and operate as a public company.

Historically, our primary source of cash has been proceeds from the sale of convertible promissory notes and related party loans. On December 31, 2019, we issued and sold to a third party a convertible note in the original principal amount of $275,000, and a warrant to purchase 100,000 shares of our common stock, pursuant to which we received $250,000 after an original issue discount of $25,000. We have also from time to time issued shares of our common stock to individuals and entities as payment for services rendered to us in lieu of cash.

All of our then-outstanding convertible promissory notes, in the aggregate principal amount plus interest through September 21, 2018 of $2,275,050, converted into aggregate of 5,687,630 shares of our common stock upon or immediately after the closing of the Acquisition.

In connection with the private placement of the convertible promissory notes, we paid the placement agent a cash fee of $117,880, in addition to equity compensation in the form of common stock purchase warrants.

We have no current source of revenue to sustain our present activities other than as acting as a distributor of medical devices in Russia (including those purchased from a company affiliated with one of our offices and directors), which is not our primary business goal, and we do not expect to generate material revenue, from our products until, and unless, the FDA or other regulatory authorities approve our products under development and we successfully commercialize our products. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through our distributorship revenue, a combination of equity (preferred stock or common stock) and debt financings as well as collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third-party partners, we may have to relinquish valuable rights to our technologies, future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or through collaborations, strategic alliances or licensing arrangements when needed, we may be required to delay, limit, reduce or terminate our Product development, future commercialization efforts, or grant rights to develop and market our cortical strip, grid electrode and depth electrode technology that we would otherwise prefer to develop and market ourselves.

Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2019 and 2018, noting the existence of substantial doubt about our ability to continue as a going concern. This uncertainty arose from management’s review of our results of operations and financial condition and its conclusion that, based on our operating plans, we did not have sufficient existing working capital to sustain operations for a period of twelve months from the date of the issuance of these financial statements.

We believe our existing cash and cash equivalents, without raising additional funds or generating revenues, will be sufficient to fund our operating expenses only to approximately October 2020.

In January 2019, we commenced a convertible note offering for up to $500,000, of which we have raised $380,000 through July 23, 2019. In December 2019, we also raised an aggregate gross amount of $275,000, less a $25,000 original issue discount, from an investor pursuant to a securities purchase agreement. In April 2020, existing stockholders of the Company agreed to advance to the Company an aggregate amount of $250,000 pursuant to the terms of Convertible Grid Promissory Notes. As of July 9, 2020, a total aggregate amount of $250,000 has been advanced pursuant to the terms of the grid notes. We may obtain additional financing in the future through the issuance of our common stock, through other equity or debt financings or through collaborations or partnerships with other companies. We may not be able to raise additional capital on terms acceptable to us, or at all, and any failure to raise capital as and when needed could compromise our ability to execute on our business plan.

The development of our products is subject to numerous uncertainties, and we have based these estimates on assumptions that may prove to be substantially different than we currently anticipate and could use our cash resources sooner than we expect. Additionally, the process of developing medical devices is costly, and the timing of progress in pre-clinical tests and clinical trials is uncertain. Our ability to successfully transition to profitability will be dependent upon achieving a level of product sales adequate to support our cost structure. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.

Net cash used in operating activities

Net cash used in operating activities was $414,135 for the six months ended June 30, 2020 compared to $581,044 for the six months ended June 30, 2019. This fluctuation is primarily due to an increase in net loss of approximately $2,151,000 offset by an increase in accounts payable and changes in accrued expenses third party and related party of approximately $340,000 and an increase in the amortization of debt discount and non-cash interest expense of approximately $1,583,000, and an increase in loss from the change in fair value of derivative liabilities of approximately $334,000. Additionally there was an approximately $33,000 increase in common stock issued for services.

Net cash used in investing activities

Net cash used in investing activities was $0 for the six months ended June 30, 2020, compared to $1,005 for the six months ended June 30, 2019. The decrease is due to no new purchases of fixed assets in the six months ended June 30, 2020 as compared to June 30, 2019.

Net cash provided by financing activities

Net cash provided by financing activities was $220,000 for the six months ended June 30, 2020, which primarily consisted of the sale of the Company’s convertible promissory notes for aggregate gross proceeds of $200,000 as well as proceeds from the issuance of a third-party promissory note of $20,000.

Net cash provided by financing activities was $445,153 for the six months ended June 30, 2019, which primarily consisted of the sale of the Company’s convertible promissory notes for aggregate gross proceeds of $230,000 as well as proceeds from a related party loan of $215,000.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenue and expenses during the reporting periods. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances at the time such estimates are made. Actual results may differ materially from our estimates and judgments under different assumptions or conditions. We periodically review our estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates are reflected in our financial statements prospectively from the date of the change in estimate.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this Report, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments.

Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying consolidated financial statements include the estimates of useful lives for depreciation, the valuation of stock options, and the valuation of derivative liabilities.

Fair Value of Financial Instruments: Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

●	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

●	Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

●	Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The fair value of current financial assets and current financial liabilities approximates their carrying value because of the short-term maturity of these financial instruments.

Income Taxes. The Company accounts for income taxes under the asset and liability method, as required by the accounting standard for income taxes, ASC 740. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Based Compensation. The Company accounts for the grant of restricted stock awards in accordance with ASC 718, “Compensation-Stock Compensation.” ASC 718 requires companies to recognize in the statement of operations the grant-date fair value of equity based compensation. The expense is recognized over the period during which the employee is required to provide service in exchange for the compensation.  Any remaining unrecognized balance will be recognized ratably over the life of the vesting period and is a reduction of stockholders’ equity.

The Company accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC 505-50 “Equity-Based Payments to Non-Employees.”

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Measurement of Credit Losses on Financial Instruments,” which requires measurement and recognition of expected credit losses at the point a loss is probable to occur, rather than expected to occur, which will generally result in earlier recognition of allowances for credit losses. The new guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted ASU 2016-13 in the first quarter of 2020 and the adoption did not have a material impact on its condensed consolidated financial statements.

Off-Balance Sheet Arrangements

As June 30, 2020, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

MARKET FOR AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There has been an extremely limited trading market for our common stock since inception. There can be no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. Our common stock is currently quoted on the OTCQB under the ticker symbol BRSF.The common stock had a closing price of $1.12 per share on October 7, 2020.

Holders

As of October 7, 2020, there were approximately 67 holders of record of our common stock.

Dividends

We have never declared or paid any cash dividend. We do not anticipate that we will declare or pay any dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

In August 2018, our board of directors adopted and stockholders approved the 2018 Equity Incentive Plan.

Under the 2018 Equity Incentive Plan, we may grant equity based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to us or any of our subsidiaries on terms and conditions that are from time to time determined by us. An aggregate of up to 3,500,000 of our common stock are reserved for issuance under the 2018 Plan. The purpose of the 2018 Plan is to provide financial incentives for selected directors, employees, advisers, and consultants of the Company and/or its subsidiaries, thereby promoting the long-term growth and financial success of the Company. The board of directors believes that the 2018 Plan will serve a critical role in attracting and retaining high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to meet our goals.

The table below sets forth information as of December 31, 2019 with respect to compensation plans under which our common stock is authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,000,000	$0.75	2,500,000

Equity compensation plans not approved by security holders	–	–	–

Total	1,000,000		2,500,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors are as follows:

Name	Age	Position
Boris (Baruch) Goldstein	56	Chairman of the Board, Secretary and Executive Vice President
Nickolay Kukekov	46	Director
Mark Corrao	62	Chief Financial Officer

Boris (Baruch) Goldstein, Chairman of the Board, Secretary and Executive Vice President. Dr. Goldstein is the founder and has been Chairman of the Board of MemoryMD since its inception, and has been the executive Chairman of the Board of the Company since the Closing of the Acquisition and Executive Vice President since January 2019. Dr. Goldstein is a serial entrepreneur, having founded or co-founded over a dozen private companies over the past 10 years alone. Since February 2014, he is the founder and Chairman of Potbotics Inc., a private data aggregation and technology company focused on the global medical cannabis market. Since April 2015, he is the founder, Dr. Goldstein is also since July 2016 the founder and the Chairman of the Board of Nano Graphene Inc., a private, commercial scale graphene and graphene based materials producer and supply company. Dr. Goldstein is the founder in November 2016 and the president of High Technology Capital Fund and High Technology Capital Management LLC, and is a partner in High Accelerator, which helps build and support next generation technologies.

Dr. Goldstein received his B.A., MBA and Ph.D. in Applied Mathematics from Latvian Technical University.

The Company believes that Dr. Goldstein is qualified to serve as Chairman of the Board due to his extensive experience as a founder and operator of numerous start-up and other companies, and due his role as a founder of MemoryMD.

Nickolay V. Kukekov, Director. Dr. Kukekov has been a member of MemoryMD’s Board of Directors since September 2017, and a member of the Board of the Company since the Closing of the Acquisition. Dr. Kukekov currently serves as the managing director of HRA Capital (formerly Highline Research Advisors), a division of Corinthian Partners L.L.C. Prior to forming Highline Research Advisors in 2012, Dr. Kukekov was the Managing Director of Healthcare Investment Banking at Summer Street Research from October 2010 to August 2012. In September 2009, Dr. Kukekov was a co-founder of the Healthcare Investment Banking group at Gilford Securities. From December 2007 to July 2009, Dr. Kukekov served as the managing director of Paramount BioCapital, where he ran the advisory, M&A and capital raising services for in-house private and public portfolio companies. Dr. Kukekov holds a Bachelor of Science degree in Molecular, Cellular and Developmental Biology from the University of Colorado at Boulder and a Ph.D. in Neuroscience from Columbia University, College of Physicians and Surgeons in New York.

The Company believes that Dr. Kukekov is qualified to serve as a member of the Board of Directors due to his extensive experience in healthcare and medical device investment banking.

Mark Corrao, Chief Financial Officer. Mr. Corrao has been the part-time chief financial officer of MemoryMD since August 2018 and Chief Financial Officer of the Company since November 2018. He is a Managing Director for the CFO Squad, an accounting firm that specializes in pre-audit accounting for public and private companies, which provides those services to the Company. Additionally, Mr. Corrao is currently the Chief Financial Officer for Generex Biotechnology Corporation and Kannalife Sciences, Inc. Mr. Corrao was formerly a founder and Chief Financial Officer of Strikeforce Technologies, Inc., a publicly traded software development and services company specializing in the development of a suite of integrated computer network security products. In addition to the ten years of his service at Strikeforce, Mr. Corrao has spent numerous years in the public accounting arena specializing in certified auditing, SEC accounting, corporate taxation and financial planning. Mr. Corrao’s background also includes numerous years on Wall Street with Merrill Lynch, Spear Leeds & Kellogg and Greenfield Arbitrage Partners. While on Wall Street Mr. Corrao was involved in several IPO’s and has been a guiding influence in several start-up companies. Prior to joining StrikeForce, he was a Director at Applied Digital Solutions from December 2000 through December 2001. Mr. Corrao was a Vice President and Chief Financial Officer at Advanced Communications Sciences from March 1997 through December 2000. Mr. Corrao has a B.S. in Accounting from CUNY.

There are no family relationships between any of our officers and directors.

Structure and Operation of the Board

We do not have standing audit, compensation or nominating committees of our Board. However, the full Board performs all of the functions of a standing audit committee, compensation committee and nominating committee. The Board currently consists of three directors: Dr. Goldstein (Chairman) and Messrs. Sakharov and Kukekov. The following is a brief description of these functions of the Board:

Nomination of Directors

The Board does not currently have a standing nominating committee, and thus we do not have a nominating committee charter. Due to our small size and limited operations to date, the Board determined that it was appropriate for the entire Board to act as the nominating committee. The full Board currently has the responsibility of selecting individuals to be nominated for election to the Board. Board candidates are typically identified by existing directors or members of management. The Board will consider director candidates recommended by stockholders. Any such candidates will be evaluated on the same basis as other candidates being evaluated by the Board. Information with respect to such candidates should be sent to Brain Scientific Inc., c/o CEO, 125 Wilbur Place, suite 170, Bohemia, N.Y. 11716. The Board considers the needs for the Board as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity.

Audit Committee Related Function

We do not have a standing audit committee, and thus we do not have an audit committee charter. Due to our small size and limited operations to date, the Board determined that it was appropriate for the entire Board to act as the audit committee. The Board intends to review with management and the Company’s independent public accountants the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures and such other matters as the Board deems appropriate. Because the Company’s common stock is traded on the OTCQB, the Company is not subject to the listing requirements of any securities exchange regarding audit committee related matters.

Audit Committee Financial Expert

We do not have an audit committee financial expert, because we do not have an audit committee.

Risk Oversight

The Board’s risk oversight is administered primarily through the following:

●	review and approval of an annual business plan;

●	review of a summary of risks and opportunities at meetings of the Board;

●	review of business developments, business plan implementation and financial results;

●	oversight of internal controls over financial reporting; and

●	review of employee compensation and its relationship to our business plans.

Due to the small size and early stage of the Company, we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined.

Compensation Committee Related Function

The Board does not currently have a standing compensation committee, and thus we do not have a compensation committee charter. Due to our small size and limited operations to date, the Board determined that it was appropriate for the entire Board to act as the compensation committee. The full Board currently has the responsibility for reviewing and establishing compensation for executive officers and making policy decisions concerning salaries and incentive compensation for executive officers of the Company.

The Company’s executive compensation program is administered by the Board, which determines the compensation of the Chief Executive Officer and other executive officers of the Company. In reviewing the compensation of the individual executive officers (other than the Chief Executive Officer), the Board considers the recommendations of the Chief Executive Officer, published compensation surveys and current market conditions.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth information regarding each element of compensation that was paid or awarded to the named executive officers of the Company for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Boris (Baruch) Goldstein	2019	32,000	-	-	13,689	(5)	-	-	45,689
Chairman and Executive Vice President	2018	93,000	-	-	-		-	-	93,000

Jesse W. Crowne (1)	2019	53,333	-	-	2,366	(6)	-	-	55,699
Former Chief Executive Officer	2018	-	-	-	-		-	-	-

Vadim Sakharov (2)	2019	-	-	-	3,422	(7)	-	-	3,432
President and Chief Technology Officer	2018	83,000	-	-	-		-	-	83,000

Mark Corrao (3)	2019	18,000	-	-	-		-	-	18,000
Chief Financial Officer	2018	7,500	-	-	-		-	-	7,500

Amer Samad (4)	2019	-	-	-	-		-	-	-
	2018	-	-	-	-		-	-	-

(1)	Mr. Crowne was appointed as the Company’s Chief Executive Officer on January 25, 2019 and resigned as Chief Executive Officer on May 31, 2019.
(2)	Mr. Sakhavov also previously served as Chief Executive Officer. He resigned as Chief Executive Officer on January 25, 2019. He was paid pursuant to a consulting agreement with the Company which has been replaced with an employment agreement. Mr. Sakarov resigned as President and Chief Technology Officer on September 22, 2020.
(3)	Mr. Corrao commenced his position as an at-will, part-time CFO of the Company in August 2018. He is paid a monthly fee for his services of $1,500.
(4)	Mr. Samad was the President, CEO, CFO and Secretary of All Soft Gels from November 27, 2017 until his resignation on September 21, 2018.
(5)	Represents grant date fair value computed in accordance with FASB ASC Topic 718. The following assumptions were used in the valuation: (i) expected life 10 years, (ii) volatility of 77%, (iii) risk free rate of 2.71% (iv) dividend rate of zero, (v) stock price of $0.042, and (vi) exercise price of $0.75.
(6)	Represents grant date fair value computed in accordance with FASB ASC Topic 718. The following assumptions were used in the valuation: (i) expected life 10 years, (ii) volatility of 77%, (iii) risk free rate of 2.71% (iv) dividend rate of zero, (v) stock price of $0.042, and (vi) exercise price of $0.75.
(7)	Represents grant date fair value computed in accordance with FASB ASC Topic 718. The following assumptions were used in the valuation: (i) expected life 10 years, (ii) volatility of 77%, (iii) risk free rate of 2.71% (iv) dividend rate of zero, (v) stock price of $0.042, and (vi) exercise price of $0.75.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the end of the fiscal year ended December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market value of Shares of Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Boris Goldstein	500,000	300,000	$0.75	01/14/29	–	–	–	–
Vadim Sakharov	125,000	75,000	$0.75	01/14/29	–	–	–	–

Long-Term Incentive Plans and Awards

In August, 2018, our board of directors adopted and stockholders approved the 2018 Equity Incentive Plan. There were 1,000,000 outstanding equity awards granted under the 2018 Equity Incentive Plan as of the end of the fiscal year ended December 31, 2019.

Director Compensation

There were no amounts paid or stock awards made to our non-employee directors during the fiscal year ended December 31, 2019.

Messrs. Goldstein, Crowne and Sakharov received compensation for their services to the Company as set forth under the summary execution compensation table above. In 2019, our directors were entitled to reimbursement for expenses incurred by them in connection with attending board meetings. Our directors also were eligible for stock option grants and other equity grants.

Employment Agreements

Jesse W. Crowne

The Company and Mr. Crowne entered into an employment agreement, effective as of January 25, 2019. Under the employment agreement, Mr. Crowne was to receive an initial annual base salary of $160,000, which would be increased to $175,000 per annum in the event the Company is successful in raising at least $1,000,000 (the “Capital Raise”) from the date of the employment agreement. In addition, Mr. Crowne could receive an annual cash bonus of up to $40,000 based on Mr. Crowne’s performance as determined by the Company’s Compensation Committee of the Board of Directors, and would receive a $30,000 sign-on bonus payable in two tranches. Mr. Crowne was also entitled to participate in the Company’s long-term incentive compensation plans generally made available to senior executives of the Company, pursuant to which the Company issued to Mr. Crowne options to purchase 800,000 (or 1,000,000 in the event of a Capital Raise) shares of the Company’s common stock at an exercise price of $0.75 per share, of which 200,000 (or 250,000 in the event of a Capital Raise) shares shall vest on the one year anniversary of the date of grant, and 600,000 (or 750,000 in the event of a Capital Raise) shall vest ratably on a quarterly basis over the following two years.

In the event Mr. Crowne’s employment were terminated as a result of death during or disability, Mr. Crowne or his beneficiaries or legal representatives would be provided any earned base salary and all benefits payable under any employee benefit plan applicable at the time or termination (the “Unconditional Entitlements”).

In the event of the Mr. Crowne’s termination for cause or termination by Mr. Crowne other than for a good reason, Mr. Crowne would be provided the Unconditional Entitlements.

In the event of a termination by Mr. Crowne for good reason or by the Company without cause, Mr. Crowne would be provided the Unconditional Entitlements and the Company would provide Mr. Crowne his base salary then in effect for a period of 12 months after the date of termination (provided that the Company is successful in raising at least $2,000,000 from the date of the employment agreement), 100% of the cost of premiums for COBRA for a period of 12 months from the date of termination, acceleration of the vesting his stock options, and continued vesting of any restricted stock or other equity awards subject to vesting.

The employment agreement contained customary non-competition and non-solicitation provisions in favor of the Company. Mr. Crowne also agreed to customary terms regarding confidentiality and ownership of intellectual property.

As noted above, Mr. Crowne resigned as Chief Executive Officer on May 31, 2019. He resigned as a director of the Company on November 14, 2019. His options were forfeited.

Boris Goldstein

On March 25, 2020, the Company and Mr. Goldstein entered into an employment agreement, effective as of January 30, 2020 (the “Goldstein Employment Agreement”). Under the Goldstein Employment Agreement, Mr. Goldstein will receive an initial annual base salary of $180,000, which shall be reviewed annually and may be increased, but not decreased, by the Compensation Committee of the Board of Directors, or if there be no such Compensation Committee, the Board of Directors (in either case, the “Committee”). In addition, Mr. Goldstein shall be eligible to receive an annual cash bonus equal to a target of 50% of his annual base salary, based on the Company’s achievement of certain performance metrics and goals as may be determined by the Committee in consultation with Mr. Goldstein prior to or promptly following the beginning of each fiscal year. Mr. Goldstein shall also be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, pursuant to which the Company issued to Mr. Goldstein options to purchase 800,000 shares of the Company’s common stock at an exercise price of $0.75 per share, which shall vest ratably on a quarterly basis over the following two years.

In the event Mr. Goldstein’s employment is terminated as a result of death or disability, Mr. Goldstein or his estate shall be provided any earned base salary, any earned but unpaid annual bonus for the year prior to termination (the “Prior Year Bonus”), a pro-rated annual bonus for the year of termination (the “Pro-Rated Bonus), if any, reimbursement of any unpaid business expenses and accrued vacation, and, in the event of termination for disability, all benefits payable under any employee benefit plan applicable at the time of termination.

In the event Mr. Goldstein’s employment is terminated for cause or by Mr. Goldstein without good reason, Mr. Goldstein shall forfeit the right to receive any and all further payments under the Goldstein Employment Agreement, other than the right to receive any unpaid earned annual base salary, the Prior Year Bonus, reimbursement of business expenses and accrued vacation, if any, and benefits payable under any employee benefit plan applicable at the time of termination, in each case as accrued through the date of termination.

In the event Mr. Goldstein’s employment is terminated by Mr. Goldstein for good reason or by the Company without cause, Mr. Goldstein shall be paid (i) his accrued but unpaid annual base salary as of the termination date, (ii) his annual base salary then in effect for a period of 24 months after the date of termination (or 60 months if the termination without cause or for good reason occurs within 24 months of a change of control (as defined in the Goldstein Employment Agreement)), (iii) the target annual bonus for the year of termination, if any, (iv) any unpaid Prior Year Bonus, (v) reimbursement of unpaid business expenses and the dollar value of any unused and accrued vacation days, and (vi) 100% of the cost of premiums for COBRA for a period of 12 months from the date of termination. In addition, 100% of any unvested portion of Mr. Goldstein’s outstanding option grants shall immediately vest and become exercisable and remain exercisable for the periods specified in such option.

The Sakharov Employment Agreement contains customary non-competition and non-solicitation provisions in favor of the Company. Mr. Sakharov also agreed to customary terms regarding confidentiality and ownership of intellectual property. On September 21, 2020, Mr. Sakharov resigned as President, Chief Technology Officer and Director.

Vadim Sakharov

On March 25, 2020, the Company and Mr. Sakharov entered into an employment agreement, effective as of January 30, 2020 (the “Sakharov Employment Agreement”). Under the Sakharov Employment Agreement, Mr. Sakharov will receive an initial annual base salary of $60,000, which shall be reviewed annually and may be increased, but not decreased, by the Committee. In addition, Mr. Sakharov shall be eligible to receive an annual cash bonus equal to a target of 50% of his annual base salary, based on the Company’s achievement of certain performance metrics and goals as may be determined by the Committee in consultation with Mr. Sakharov prior to or promptly following the beginning of each fiscal year. Mr. Sakharov shall also be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, pursuant to which the Company issued to Mr. Sakharov options to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.75 per share, which shall vest ratably on a quarterly basis over the following two years.

In the event Mr. Sakharov’s employment is terminated as a result of death or disability, Mr. Sakharov or his estate shall be provided any earned base salary, any earned but unpaid annual bonus for the year prior to termination (the “Prior Year Bonus”), a pro-rated annual bonus for the year of termination (the “Pro-Rated Bonus), if any, reimbursement of any unpaid business expenses and accrued vacation, and, in the event of termination for disability, all benefits payable under any employee benefit plan applicable at the time of termination.

In the event Mr. Sakharov’s employment is terminated for cause or by Mr. Sakharov without good reason, Mr. Sakharov shall forfeit the right to receive any and all further payments under the Sakharov Employment Agreement, other than the right to receive any unpaid earned annual base salary, the Prior Year Bonus, reimbursement of business expenses and accrued vacation, if any, and benefits payable under any employee benefit plan applicable at the time of termination, in each case as accrued through the date of termination.

In the event Mr. Sakharov’s employment is terminated by Mr. Sakharov for good reason or by the Company without cause, Mr. Sakharov shall be paid (i) his accrued but unpaid annual base salary as of the termination date, (ii) his annual base salary then in effect for a period of 4 months after the date of termination (or 6 months if the termination without cause or for good reason occurs within 24 months of a change of control (as defined in the Sakharov Employment Agreement)), (iii) the target annual bonus for the year of termination, if any, (iv) any unpaid Prior Year Bonus, (v) reimbursement of unpaid business expenses and the dollar value of any unused and accrued vacation days, and (vi) 100% of the cost of premiums for COBRA for a period of 12 months from the date of termination. In addition, 100% of any unvested portion of Mr. Sakharov’s outstanding option grants shall immediately vest and become exercisable and remain exercisable for the periods specified in such option.

The Sakharov Employment Agreement contains customary non-competition and non-solicitation provisions in favor of the Company. Mr. Sakharov also agreed to customary terms regarding confidentiality and ownership of intellectual property. On September 22, 2020, Mr. Sakharov resigned as President, Chief Technology Officer and Director.

Limits on Liability and Indemnification

We provide directors and officers insurance for our current directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provides that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of October 7, 2020 held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of October 7, 2020 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The following table provides for percentage ownership assuming 19,478,258 shares are issued and outstanding as of October 7, 2020. Unless otherwise indicated, the address of each beneficial holder of our common stock is our corporate address.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
Greater Than 5% Stockholders
High Technology Capital Fund LP(1)	6,749,000	34.6%
Lifestyle Healthcare LLC(2)	1,384,980	7.1%
Andrew Brown(3)	2,459,063	12.2%
Thomas J Caleca(4)	2,302,878	11.4%

Named Executive Officers and Directors
Boris (Baruch) Goldstein(1)(5)	8,556,242	41.5%
Nickolay Kukekov(6)	1,484,980	7.6%

Mark Corrao	-	-
All Directors and Officers as a Group (3 persons)	10,151,222	48.5%

(1)	Dr. Goldstein is the manager of High Technology Capital Management LLC (“LLC”), the general partner of High Technology Capital Fund LP (“LP”). As the manager of the LLC, Dr. Goldstein has voting and dispositive control over the shares owned by the LP. Dr. Goldstein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2)	The address of Lifestyle Healthcare is 4524 Westway Avenue, Dallas, TX 75205. Nickolay Kukekov has voting and dispositive power over the shares. Dr. Kukekov disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	The address of Mr. Brown is 300 Prospect Avenue, Hackensack, NJ 07601. Includes 750,000 warrants that have vested or will vest within 60 days of October 7, 2020.
(4)	Includes 750,000 warrants that have vested or will vest within 60 days of October 7, 2020.
(5)	Of such shares, 6,749,000 are held of record by High Technology Capital Fund LP and 337,450 are held of record by Irina Migalina, Dr. Goldstein’s wife. Includes an aggregate of 1,141,667 options that have vested or will vest within 60 days of October 7, 2020. Dr. Goldstein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)	Includes 1,384,980 held by Lifestyle Healthcare LLC and 100,000 shares of our common stock underlying warrants issued to Dr. Kukekov. Dr. Kukekov disclaims beneficial ownership of the shares held by Lifestyle except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

During the year ended December 31, 2017, an entity controlled by Vadim Sakharov, the Company’s then CEO , provided a non-interest-bearing, no-term loan to the Company. The Company repaid that loan in full during the year ended December 31, 2018. During the year ended December 31, 2018, an entity controlled by Mr. Sakharov provided a $50,000 non-interest-bearing, no-term loan to the Company. As of December 31, 2019, and December 31, 2018, the balance was $50,000 and $50,000, respectively.

On May 9, 2017, MemoryMD entered into a sublease agreement with Nano Graphene Inc., a company controlled by Dr. Goldstein and his affiliates. In the years ended December 31, 2019 and 2018 Nano Graphene paid rent, of $0 and $10,626, respectively, for warehouse space in the facility.

During the years ended December 31, 2019 and 2018, the Company had expenses related to research and development costs of $50,713 and $59,788, respectively, to an entity controlled by Mr. Sakharov. During the six months ended June 30, 2020, the Company had expenses related to research and development costs of $12,800 to an entity controlled by Mr. Sakharov.

During the years ended December 31, 2019 and 2018, the Company had expenses related to marketing and sales costs of $0 and $15,000, respectively, to entities controlled by the Company’s Chairman.

During the years ended December 31, 2019 and 2018, the Company had expenses related to consulting fees of $0 and $83,377, respectively, to Mr. Sakharov.

Nickolay Kukekov, a director of the Company, was a Partner of HRA Capital. HRA Capital, through Corinthian Partners, LLC, acted as placement agent for MemoryMD’s convertible note offerings pursuant to which Corinthian received aggregate fees of $117,880 and warrants to purchase an estimated 291,740 shares of Company common stock.

In May 2018, we entered into a Patent Assignment and License Back Agreement with Boris Goldstein, our Chairman, Secretary and Executive Vice President, Dmitriy Prilutskiy, Stanislav Zabodaev and Medical Computer Systems Ltd. Pursuant to the agreement, among other things, Messrs. Goldstein, Prilutskiy and Zabodaev assigned all of their rights to a patent entitled “Apparatus And Method For Conducting Electroencephalography” (Application No.: 15/898,611), to our Company, and in return, we granted to Medical Computer Systems Ltd., an unaffiliated entity who also provides manufacturing services to us, a limited, royalty-free, fully paid-up, worldwide, nonexclusive license (without the right to sublicense or assign), to the patent, to practice, make and use the inventions, ideas and information embodied therein, and to make, use, offer to sell, sell, lease or import products, services, processes, methods and materials embodying or deriving from the inventions, ideas and information from the patent and any activities derived directly therefrom; provided, however, that if and upon FDA approval of a Product, Medical Computer Systems’ aforementioned rights shall be limited to manufacturing and sales solely to our Company or on our behalf provided that we purchase from Medical Computer Systems (and Medical Computer Systems makes available for sale) a minimum of 20,000 units of Products per calendar year on reasonable terms and conditions to be determined by the parties in good faith; provided further, however, that Medical Computer Systems can without any limitation sell products embodying or deriving from the inventions, ideas and information from the patent in (i) the territories that made up the former USSR (excluding the Baltic countries) and (ii) Japan. In furtherance of the foregoing first provision, in the event we fail to purchase the annual minimum order for a particular calendar year, Medical Computer Systems’ limitation to manufacture and sell Products only to our Company pursuant to this proviso shall be suspended for the next calendar year.

On September 1, 2018, the Company entered into a sublease agreement with a company controlled by the Company’s Chairman, whereby the Company makes payments to the related party for shared office space. This lease was terminated on March 31, 2019. For the years ended December 31, 2019 and 2018, the Company made approximately $4,900 and $6,202, respectively, in rent payments to the related party. For the six months ended June 30, 2020 and 2019, the Company made approximately $0 and $4,900, respectively, in rent payments to the related party.

During the year ended December 31, 2019, an affiliate of Boris Goldstein, the Company’s Chairman of the Board, provided an aggregate total of $50,000, in a non-interest-bearing, no-term loan to the Company. As of June 30, 2020 and December 31, 2019, the balance was $50,000 and $50,000, respectively.

During the year ended December 31, 2019, an affiliate of Nickolay Kukekov, a director of the Company, provided an aggregate total of $217,000 in non-interest-bearing, no-term loans to the Company. As of June 30, 2020 and December 31, 2019, the balance was $217,000 and $217,000, respectively.

During the year ended December 31, 2019, we purchased an aggregate of $386,421 of medical devices for resale and distribution from Neurotech, a company that Mr. Sakharov is a shareholder and executive manager. During the six months ended June 30, 2020 and 2019, the Company purchased an aggregate of $167,659 and $47,042 of medical devices for resale and distribution from Neurotech, respectively.

The Acquisition

Pursuant to the Merger Agreement for the Acquisition whereby Memory MD, Inc. became a wholly-owned subsidiary of the Company, each holder of MemoryMD Shares outstanding immediately prior to the Closing received shares of our common stock in exchange therefore based on the Exchange Ratio, with all fractional shares rounded up to the nearest whole share. Accordingly, we issued 675,575 and 337,450 shares of our common stock to Messrs. Goldstein (and his wife) and Sakharov, respectively and 6,749,000 shares of our common stock to High Technology Capital Fund LP, an affiliate of Dr. Goldstein. Furthermore, as of the Closing, Mr. Amer Samad, the sole director and executive officer of All Soft Gels, committed to tender for cancellation 6,495,000 shares of our common stock as part of the conditions to Closing, of which 6,375,000 shares have been subsequently cancelled and of which 120,000 shares are expected to be tendered to us for cancellation as soon as practicable. The Merger Agreement also provided that Drs. Goldstein and Kukekov be appointed as a director of the Company upon the Closing of the Acquisition.

Related Person Transaction Policy

The Board reviews, approves and oversees any transaction between us and any related person and any other potential conflict of interest situations on an ongoing basis, in accordance with our policies and procedures, and develops policies and procedures for the approval of related party transactions. Prior to consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction are disclosed to the disinterested directors. The transaction is not approved unless a majority of the members of the Board who are not interested in the transaction approve the transaction. The Board takes into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third-party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction. Our current policy with respect to approval of related person transactions is not set forth in writing.

Director Independence

None of our directors is independent as that term is defined under the Nasdaq Marketplace Rules.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the SEC. Such reports and other information that we file with the SEC are available at the SEC’s web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be accessed at the SEC’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide that, we will indemnify our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”), provided that, we will not be obligated to indemnify any person in connection with any proceeding:

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person, including any proceeding initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the proceeding prior to its initiation, (b) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under the Bylaws or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law.

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2019 and December 31, 2018, included in this registration statement on Form S-1 have been so included in reliance on the report of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

Brain Scientific Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$67,995	$261,436
Accounts receivable	6,528	5,555
Inventory	371	-
Prepaid expenses and other current assets	9,628	21,637
Prepaid expenses and other current assets - related party	700	700
TOTAL CURRENT ASSETS	85,222	289,328

Property and equipment, net	992	1,674

TOTAL ASSETS	$86,214	$291,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$670,946	$298,578
Accounts payable and accrued expenses - related party	12,260	9,263
Notes payable	70,000	50,000
Convertible notes payable, net	630,209	499,232
Derivative liabilities	1,993,239	-
Finance lease - short term	4,595	6,377
Loans payable - related party	324,637	323,084
TOTAL CURRENT LIABILITIES:	3,705,886	1,186,534

TOTAL LIABILITIES	3,705,886	1,186,534

Commitments and contingencies	-	-

STOCKHOLDERS’ DEFICIT

Preferred stock, $0.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized, 19,397,596 and 19,380,460 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	19,398	19,381
Additional paid in capital	2,801,025	2,756,798
Accumulated deficit	(6,439,602)	(3,672,077)
Accumulated other comprehensive income	(493)	366
TOTAL STOCKHOLDERS’ DEFICIT	(3,619,672)	(895,532)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$86,214	$291,002

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Brain Scientific Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

REVENUE	$86,659	$75,376	$220,504	$77,626

COST OF GOODS SOLD	62,832	47,042	167,814	47,042

GROSS PROFIT	23,827	28,334	52,690	30,584

SELLING, GENERAL AND ADMINISTRATIVE
Research and development	46,955	27,776	143,345	50,066
Professional fees	93,465	40,102	217,073	151,175
Sales and marketing expenses	47,585	12,006	88,169	59,798
Occupancy expenses	10,992	23,690	22,630	45,750
General and administrative expenses	178,512	120,286	387,147	321,527
TOTAL SELLING, GENERAL AND ADMINISTRATIVE	377,509	223,860	858,364	628,316

LOSS FROM OPERATIONS	(353,680)	(195,526)	(805,674)	(597,732)

OTHER INCOME (EXPENSE):
Interest expense	(1,182,619)	(10,971)	(1,636,235)	(19,024)
Other income	6,970	-	8,260	-
Change in fair market value of derivative liabilities	(286,598)	-	(333,817)	-
Foreign currency transaction loss	64	-	(59)	-
TOTAL OTHER EXPENSE	(1,462,183)	(10,971)	(1,961,851)	(19,024)

LOSS BEFORE INCOME TAXES	(1,815,865)	(206,497)	(2,767,525)	(616,756)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	(1,815,671)	(206,497)	(2,767,525)	(616,756)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	194	316	(859)	316
TOTAL COMPREHENSIVE LOSS	$(2,167,344)	$(206,181)	$(2,768,384)	$(616,440)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.09)	$(0.01)	$(0.14)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	19,383,794	19,218,958	19,382,127	19,212,328

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Brain Scientific Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total

Balance at December 31, 2019	19,380,460	$19,381	$2,756,798	$(3,672,077)	$366	$(895,532)
Fair value of stock options vested	-	-	5,914	-	-	5,914
Issuance of common stock for services	3,334	3	9,999	-	-	10,002
Foreign currency translation adjustment	-	-	-	-	(1,053)	(1,053)
Net loss	-	-	-	(951,660)		(951,660)
Balances at March 31, 2020	19,383,794	$19,384	$2,772,711	$(4,623,737)	$(687)	$(1,832,329)
Fair value of stock options vested	-	-	8,038	-	-	8,038
Issuance of common stock for services	13,802	14	20,276	-	-	20,290
Foreign currency translation adjustment	-	-	-	-	194	194
Net loss	-	-	-	(1,815,865)	-	(1,815,865)
Balances at June 30, 2020	19,397,596	19,398	2,801,025	(6,439,602)	(493)	(3,619,672)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total

Balance at December 31, 2018	19,205,624	$19,206	$2,595,034	$(2,668,212)	$-	$(53,972)
Fair value of stock options vested	-	-	4,334	-	-	4,334
Issuance of common stock for services	13,334	13	547	-	-	560
Net loss	-	-	-	(410,259)		(410,259)
Balances at March 31, 2019	19,218,958	$19,219	$2,599,915	$(3,078,471)	$-	$(459,337)
Fair value of stock options vested	-	-	4,874	-	-	4,874
Issuance of common stock for services	13,334	13	547	-	-	560
Capital contribution - related party	-	-	153	-	-	153
Foreign currency translation adjustment	-	-	-	-	316	316
Net loss	-	-	-	(206,497)	-	(206,497)
Balances at June 30, 2019	19,232,292	19,232	2,605,489	(3,284,968)	316	(659,931)

The accompanying notes are an integral part of these consolidated financial statements.

Brain Scientific Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,767,525)	$(616,756)
Change in net loss to net cash used in operating activities:
Depreciation and amortization expense	682	640
Amortization of debt discount and non-cash interest expense	1,590,398	7,704
Change in fair value of derivative liabilities	333,817	-
Fair value of stock options vested	13,952	9,208
Common stock issued for services	30,292	1,120
Changes in operating assets and liabilities:
Accounts receivable	(973)	(6,332)
Inventory	(371)	(609)
Other liabilities	(1,782)	(2,906)
Prepaid expenses and other current assets	12,009	(5,030)
Accounts payable and accrued expenses	372,369	63,817
Accounts payable - related party	2,997	(31,900)
NET CASH USED IN OPERATING ACTIVITIES	$(414,135)	$(581,044)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$-	$(1,005)
NET CASH USED IN INVESTING ACTIVITIES	$-	$(1,005)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	$200,000	$230,000
Proceeds from note payable	20,000	215,000
Capital contribution - related party	-	153
NET CASH PROVIDED BY FINANCING ACTIVITIES	$220,000	$445,153

Effect of exchange rate changes on cash	694	316

NET CHANGE IN CASH	(193,441)	(136,580)
CASH AT BEGINNING OF THE PERIOD	261,436	163,563
CASH AT END OF THE PERIOD	$67,995	$26,983

Supplemental Disclosure of Cash Flow Information

Cash paid for interest	$6,280	$-
Cash paid for taxes	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Financing fees payable to a related party related to the issuance of convertible debentures	$-	$18,400
Debt discount and derivative liability associated with convertible notes payable	$376,274	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Brain Scientific Inc. (the “Company”), was incorporated under the laws of the state of Nevada on November 18, 2013 under the name All Soft Gels Inc. The Company on September 21, 2018 acquired MemoryMD, Inc. (“MemoryMD”), a privately held Delaware corporation formed in February 2015. Upon completion of the acquisition, MemoryMD is treated as the surviving entity and accounting acquirer although the Company was the legal acquirer. Accordingly, the Company’s historical financial statements are those of MemoryMD, the surviving entity and accounting acquirer. MemoryMD is a cloud computing, data analytics and medical device technology company in the NeuroTech and brain monitoring industries seeking to commercialize its EEG devices and caps. The Company is headquartered in New York.

Reverse Merger and Corporate Restructure

On September 21, 2018, the Company entered into a merger agreement (the “Merger Agreement”) with MemoryMD and AFGG Acquisition Corp. to acquire MemoryMD (the “Acquisition”). The transactions contemplated by the Merger Agreement were consummated on September 21, 2018 and, pursuant to the terms of the Merger Agreement, all outstanding shares of MemoryMD were exchanged for shares of the Company’s common stock. Accordingly, the Company acquired 100% of MemoryMD in exchange for the issuance of shares of the Company’s common stock and MemoryMD became the Company’s wholly owned subsidiary. The Company issued an additional 4,083,252 shares of its common stock upon the automatic conversion at the closing of an aggregate of $1,507,000 principal amount plus accrued interest of outstanding convertible promissory notes issued by MemoryMD, and it further issued an additional 1,604,378 shares of its common stock upon the automatic conversion immediately subsequent to the closing of an aggregate of $640,000 principal amount plus accrued interest of outstanding convertible promissory notes issued by MemoryMD. Furthermore, as of the closing, Mr. Amer Samad, the sole director and executive officer until the consummation of the Acquisition, committed to tender for cancellation 6,495,000 shares of the Company’s common stock as part of the conditions to closing, of which 6,375,000 have been cancelled at December 31, 2018 and 120,000 are expected to be cancelled as soon as practicable. Total shares issued as a result of the Acquisition was 13,421,752.

The Acquisition has been accounted for as a reverse recapitalization of Brain Scientific by MemoryMD, but in substance as a capital transaction, rather than a business combination since Brain Scientific had nominal or no operations and assets prior to and as of the closing of the Acquisition. The transaction is deemed a reverse recapitalization and the accounting is similar to that resulting from a reverse acquisition, except that no goodwill or other intangible assets should be recorded. For accounting purposes, MemoryMD is treated as the surviving entity and accounting acquirer although Brain Scientific was the legal acquirer. Accordingly, the Company’s historical financial statements are those of MemoryMD.

All references to common stock, share and per share amounts have been retroactively restated to reflect the reverse recapitalization as if the transaction had taken place as of the beginning of the earliest period presented.

Assignment and Assumption Agreement

As of immediately prior to the closing of the Acquisition, the Company entered into an Assignment and Assumption Agreement with Chromium 24 LLC, pursuant to which Chromium 24 LLC assumed all of the Company’s remaining assets and liabilities through the closing of the Acquisition. Accordingly, as of the closing of the Acquisition, Brain Scientific had no assets or liabilities other than the shares of MemoryMD acquired in the Acquisition.

Name Change and Increase in Authorized Shares

On September 18, 2018, the Company filed an amendment to its certificate of incorporation with the Nevada Secretary of State to change its name to Brain Scientific Inc. On September 18, 2018, FINRA approved of the name change as well as a ticker symbol change, which was effective as of September 19, 2018. In addition, the Company increased its authorized shares of common stock from 50,000,000 to 200,000,000 and created and authorized 10,000,000 shares of undesignated preferred stock.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

Unaudited Interim Financial Information

The Company has prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These consolidated financial statements are unaudited and, in the Company’s opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of its balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for 2020. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with the rules and regulations of the SEC. These consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with GAAP.

Principles of Consolidation

The Company evaluates the need to consolidate affiliates based on standards set forth in ASC 810 Consolidation (“ASC 810”).

The consolidated financial statements include the accounts of the Company and its subsidiaries, MemoryMD and MemoryMD - Russia. The operations of the newly formed 100% wholly owned subsidiary, MemoryMD – Russia, are included beginning April 1, 2019. All significant consolidated transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the useful life of property and equipment and assumptions used in the valuation of options and warrants.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At June 30, 2020 and December 31, 2019, the Company had no cash equivalents.

The Company’s cash is held with financial institutions, and the account balances may, at times, exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit. Accounts are insured by the FDIC up to $250,000 per financial institution. The Company has not experienced any losses in such accounts with these financial institutions. As of June 30, 2020, and December 31, 2019, the Company had $0 and $11,436, respectively, in excess over the FDIC insurance limit.

Inventory

Inventory consists of finished goods that are valued at lower of cost or market using the weighted average method.  As of June 30, 2020, and December 31, 2019, the Company had inventory totaling $371 and $0, respectively.

Property, Equipment and Depreciation

Property and equipment are recorded at cost, less depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repair and maintenance are charged to operations as incurred. Property and equipment consisted of computer equipment, with an estimated useful life of three years. Depreciation expense was $682 and $640 for the six months ended June 30, 2020 and 2019, respectively. Depreciation expense was $341 for the three months ended June 30, 2020 and 2019.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

Convertible Notes Payable

The Company has issued convertible notes, which contain variable conversion features, whereby the outstanding principal and accrued interest automatically convert into common shares at a fixed price which may be at a discount to the common stock at the time of conversion. For certain notes, the conversion features are contingent upon future events, whereby, the holder agreed not to convert until the contingent future event has occurred.

Derivative Instruments

The Company evaluates its convertible notes and warrants to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as a liability and marked-to-market each balance sheet date. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The Company utilizes the Monte Carlo Method that values the liability of the debt conversion feature derivative financial instruments and derivative warrants based on a probability of a down round event. The reason the Company selected the lattice binomial model is that in many cases there may be multiple embedded features or the features of the bifurcated derivatives may be so complex that a Black-Scholes valuation does not consider all of the terms of the instrument. Therefore, the fair value may not be appropriately captured by simple models.

From time to time, certain of the Company’s embedded conversion features on debt and outstanding warrants have been treated as derivative liabilities for accounting purposes under ASC 815 due to insufficient authorized shares to fully settle conversion features of the instruments if exercised. In this case, the Company utilized the latest inception date sequencing method to reclassify outstanding instruments as derivative instruments. These contracts were recognized at fair value with changes in fair value recognized in earnings until such time as the conditions giving rise to such derivative liability classification were settled.

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606 Revenue from Contracts with Customers. This guidance requires an entity to recognize revenue by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. Once the steps are met, revenue is recognized, generally upon receiving a letter of acceptance from the customer. There has been no material effect on the Company’s financial statements as a result of adopting Topic 606.

The Company recognizes revenue from the sale of NeuroCaps, Universal as well as revenue from the sale of goods purchased through manufacturers of medical devices. All revenue for the six months ended June 30, 2020 is from the sale of medical devices purchased from Neurotech, a related party.

Research and Development Costs

The Company expenses all research and development costs as they are incurred. Research and development includes expenditures in connection with in-house research and development salaries and staff costs, application and filing for regulatory approval of proposed products, regulatory and scientific consulting fees, as well as contract research, data collection, and monitoring, related to the research and development of the cloud infrastructure, data imaging, and proprietary products and technology. Research and development costs recognized in the statement of operations for the six months ended June 30, 2020 and 2019 were $143,345 and $50,066, respectively. Research and development costs recognized in the statement of operations for the three months ended June 30, 2020 and 2019 were $46,955 and $27,776, respectively.

Sales and Marketing

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs recognized in the statement of operations for the three months ended June 30, 2020 and 2019 were $47,585 and $12,006, respectively. Advertising and marketing costs recognized in the statement of operations for the six months ended June 30, 2020 and 2019 were $88,169 and $59,798, respectively.

Stock-based Compensation

The Company measures and recognizes compensation expense for all stock-based payments at fair value over the requisite service period. The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options and warrants. Equity-based compensation expense is recorded in administrative expenses based on the classification of the employee or vendor. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

Basic and Diluted Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon exercise of common stock equivalents such as stock options, warrants and convertible debt instruments. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. As a result, the basic and diluted per share amounts for all periods presented are identical. In the six months ended June 30, 2020 4,239,954 anti-dilutive securities were excluded from the computation.

Fair Value of Financial Instruments

The Company’s financial instruments are measured and recorded at fair value based on inputs and assumptions that market participants would use in pricing an asset or a liability. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, management considers the principal or most advantageous market in which the Company would transact, and also considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

Fair value is determined for assets and liabilities using a three-tiered value hierarchy into which these assets and liabilities are grouped based upon significant inputs as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

●	Level 2 - Observable inputs, other than Level 1 prices, such as quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. When a determination is made to classify a financial instrument within Level 3, the determination is based upon the lack of significance of the observable parameters to the overall fair value measurement. However, the fair value determination for Level 3 financial instruments may consider some observable market inputs.

The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. The carrying values of cash, prepaid expenses and other current assets, convertible notes, accounts payable, loans payable and due to others approximate fair value due to the short-term nature of these items.

The Company did not have any other Level 1 or Level 2 assets or liabilities as of June 30, 2020 and the Company did not have any other Level 1, Level 2 or Level 3 assets or liabilities as of December 31, 2019.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the consolidated balance sheet as of June 30, 2020.

Liabilities	Amounts at Fair Value	Level 1	Level 2	Level 3
Derivative liability – conversion feature	$215,947	$-	$-	$215,947
Derivative liability - warrants	1,777,292	-	-	1,777,292
Total	$1,993,239	$-	$-	$1,993,239

Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with ASC Topic 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is recorded if it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized in future periods.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. The Company recognizes the impact of an uncertain income tax position in the financial statements if it believes that the position is more likely than not to be sustained by the relevant taxing authority. The Company will recognize interest and penalties related to tax positions in income tax expense. As of June 30, 2020 and December 31, 2019, the Company had no unrecognized uncertain income tax positions.

On December 22, 2017, the passage of legislation commonly referred to as the Tax Cuts and Jobs Act (“TCJA”) was enacted and significantly revised the U.S. income tax law. The TCJA includes changes, which reduce the corporate income tax rate from 34% to 21% for years beginning after December 31, 2017. On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued and allows a company to recognize provisional amounts when it does not have the necessary information available, prepared or analysed, including computations, in reasonable detail to complete its accounting for the change in tax law. SAB 118 provides for a measurement of up to one year from the date of enactment.

Recent Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies that the Company adopts as of the specified effective date. Unless otherwise discussed, the Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company’s financial position or results of operations upon adoption.

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Measurement of Credit Losses on Financial Instruments,” which requires measurement and recognition of expected credit losses at the point a loss is probable to occur, rather than expected to occur, which will generally result in earlier recognition of allowances for credit losses. The new guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted ASU 2016-13 in the first quarter of 2020 and the adoption did not have a material impact on its condensed consolidated financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern for a period of one year from the issuance of these financial statements. For the six months ended June 30, 2020, the Company had $220,504 in revenues, a net loss of $2,767,525 and had net cash used in operations of $414,135. Additionally, as of June 30, 2020, the Company had working capital deficit, stockholders’ deficit and accumulated deficit of $3,620,664, $3,619,672 and $6,439,602 respectively. It is management’s opinion that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of the issuance of these financial statements.

The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfil its development activities, acceptance of the Company’s patent applications and ultimately achieving a level of sales adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure additional equity investments or achieve an adequate sales level.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

NOTE 4 – CONVERTIBLE NOTES PAYABLE

In January 2019, the Company commenced an offering of up to $500,000 pursuant to which the Company will issue convertible notes to investors. On January 18, 2019, February 5, 2019 and July 23, 2019, the Company issued three such convertible notes payable to three investors for $100,000, $130,000 and $150,000, respectively. The notes bear interest at a fixed rate of 10% per annum, computed based on a 360-day year and mature on the earlier of one year from the date of issuance or the consummation of an equity or equity-linked round of financing of the Company in excess of $1,000,000 (“Qualified Financing”) or other event pursuant to which conversion shares are to be issued pursuant to the terms of the note. On February 28, 2020, the Company and the holder of the January 18, 2019 convertible note agreed to extend the maturity date of the January 18, 2019 convertible note to January 18, 2021. Also, on February 28, 2020, the Company and the holder of the February 5, 2019 convertible note agreed to extend the maturity date of the February 5, 2019 convertible note to February 5, 2021.

The notes are convertible into common stock of the Company following events on the following terms: with no action on the part of the note holder upon the consummation of a Qualified Financing, the debt will be converted to new round stock based on the product of the outstanding principal and accrued interest multiplied by 1.35, then divided by the accrual per share price of the new round common stock. If a change of control occurs or if the Company completes a firmly underwritten public offering of its common stock prior to the Qualified Financing the notes would, at the election of the holders of a majority of the outstanding principal of the notes, be either payable on demand as of the closing of such change of control or Initial Public Offering (‘IPO”) or convertible into shares of common stock immediately prior to such change of control transaction or IPO transaction at a price per share equal to the lesser of the per share value of the common stock as determined by the Company’s Board of Directors or the per share consideration to be received by the holders of the common stock in such change of control or IPO transaction. Based on the terms of the conversion, the holders may receive a discount, and the notes are considered to have a contingent beneficial conversion feature. If conversion of the debt occurs, the Company will recognize an expense related to the intrinsic value. The Company recorded $18,947 of accrued interest and has a total outstanding principal balance of $380,000 as of June 30, 2020.

In the event that the Company consummates a financing prior to the Maturity Date, other than a Qualified Financing, and the economic terms thereof are more favorable to the investors in such financing than the terms of the note, the note shall automatically be amended to reflect such more favorable economic terms.

December 31, 2019 Securities Purchase Agreement

On December 31, 2019, the Company entered into a Securities Purchase Agreement and issued and sold to a third party (the “Investor”) a Convertible Note in the original principal amount of $275,000 (the “Note”), and a warrant to purchase 100,000 shares of the Company’s common stock (the “Warrant”). The aggregate purchase price received by the Company was $250,000 after an original issue discount of $25,000. A one-time interest charge of 8% was applied on December 31, 2019 and will be payable, along with the Principal, on July 31, 2020 (the “Maturity Date”), as may be extended at the option of the Investor.

The unpaid outstanding principal amount and accrued and unpaid interest under the Note shall be convertible into shares of the Company’s common stock at any time at the option of the Investor. The conversion price shall be equal to 80% multiplied by the price per share paid by the investors in the next capital raising transaction consummated by the Company in the amount of $1,000,000 or more (the “Qualified Financing”), subject to adjustments as provided in the Note. In the event the Investor elects to convert the Note prior to a Qualified Financing, the conversion price shall be the effective exercise price per share from time to time pursuant to the Warrant. At any time prior to the Maturity Date, upon 10 business days’ notice to the Investor, the Company shall have the right to pre-pay the entire remaining principal amount of the Note subject to the pre-payment terms contained in the Note. The note is valued at face value and not considered a derivative since the Qualified Financing is at the control of the Company. The Company recorded $18,857 of accrued interest and has a total outstanding principal balance of $275,000 as of June 30, 2020.

The Note contains a price-based anti-dilution provision, pursuant to which the conversion price of the Note shall be reduced upon the occurrence of certain dilutive issuances of Company securities as set forth in the Note. The conversion of the Note is also subject to a beneficial ownership limitation of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. In the event the Company, prior to the Maturity Date, issues any Security (as defined in the Note) with any term more favourable to the holder of such Security or with a term in favor of the holder of such Security that was not similarly provided to the Investor, then at the Investor’s option such term shall become a part of the Note. The Company also agreed to provide piggy-back registration rights to the Investor pursuant to which the Company shall include all shares issuable upon conversion of the Note on the next registration statement the Company files with the Securities and Exchange Commission.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

The Note contains events of default which, among other things, entitle the Investor to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note. Upon the occurrence of any event of default, the outstanding balance shall immediately and automatically increase to 130% of the outstanding balance immediately prior to the event of default, and the conversion price of the Note shall be redefined to equal 65% of the lowest trade accruing during the 10 consecutive Trading Days (as defined in the Note) immediately preceding the applicable Conversion Date (as defined in the Note). Nickolay Kukekov, a director of the Company, and a third party, each has personally guaranteed the repayment of the Note.

The Warrant has an exercise price of $1.25 per share (the “Exercise Price”), subject to adjustments as provided in the Warrant, and has a term of five years. The Warrant contains a price-based anti-dilution provision, pursuant to which the exercise price of the Warrant shall be reduced upon the occurrence of certain dilutive issuances of securities as set forth in the Warrant, with a corresponding increase in the number of shares underlying the Warrant if the dilutive event occurs during the first three years of the Warrant, and a cashless exercise provision. The exercise of the Warrant is subject to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. The Company calculated the Warrants at fair value of $130,768 using the Monte Carlo model, which was recognized as a discount to the Note and is being amortized as interest expense over the remaining term of the notes. The Note is considered a derivative liability due to the variable market-based conversion price upon default. The warrants are accounted for as a discount to the Note, and therefore fair valued and recorded as a derivative liability as well. On March 18, 2020, the warrants were revalued and recorded as a derivative liability in the amount of $255,899. On June 30, 2020, the warrant derivative was valued at $162,605. For the three and six months ended June 30, 2020, the Company recorded a gain on the change in fair market value of derivative liabilities in the amount of $100,776 and $93,294, respectively, in relation to the warrant derivative.

In the year ended December 31, 2019, the Company recorded a total debt discount of $155,768 related to the above convertible notes. During the six months ended June 30, 2020, the Company recorded an additional debt discount of $176,274 related to the above convertible notes. Amortization of the debt discount is recorded as interest expense and a total of $268,894 was amortized during the six months ended June 30, 2020.

Convertible Grid Notes

On April 21, 2020, the Company issued a Convertible Grid Promissory Note (the “Caleca Note”) to Thomas J. Caleca (“Caleca”), an existing stockholder of the Company, pursuant to which Caleca agreed to advance to the Company the aggregate principal amount of $125,000 (the “Caleca Aggregate Advance”). The Company also issued to Caleca a common stock purchase warrant (the “Caleca Warrant”), granting Caleca the right to purchase up to 750,000 shares of the Company’s common stock at a per share exercise price of $0.80 (subject to adjustment as set forth in the Caleca Warrant).

Also on April 21, 2020, the Company issued a Convertible Grid Promissory Note (the “Brown Note”, and together with the Caleca Note, the “Grid Notes”) to Andrew Brown (“Brown”, and together with Caleca, the “Grid Investors”), an existing stockholder of the Company, pursuant to which Brown agreed to advance to the Company the aggregate principal amount of $125,000 (the “Brown Aggregate Advance”, and together with the Caleca Aggregate Advance, the “Aggregate Advance”). The Company also issued to Brown a common stock purchase warrant (the “Brown Warrant”, and together with the Caleca Warrant, the “2020 Warrants”), granting Brown the right to purchase up to 750,000 shares of the Company’s common stock at a per share exercise price of $0.80 (subject to adjustment as set forth in the Brown Warrant). The 2020 Warrants are exercisable at any time commencing on the eighteen-month anniversary of the issuance of the 2020 Warrants (as may be accelerated pursuant to the terms of the 2020 Warrants) and expiring on the five-year anniversary of the issuance of the 2020 Warrants.

On April 22, 2020, the Grid Investors each made their first cash advance of $25,000 pursuant to the terms of the Grid Notes, for an aggregate cash advance to the Company of $50,000 (the “First Advance”). The Grid Investors shall make additional cash advances to the Company pursuant to the terms of their Grid Notes. As of June 30, 2020, a total of $200,000 in principal was advanced to the Company. During the six months ended June 30, 2020, the Company recorded debt discount of $200,000 related to the Grid Notes. Amortization of the debt discount is recorded as interest expense and a total of $38,356 was amortized during the six months ended June 30, 2020.

The Grid Notes bear interest on the unpaid balances at a fixed simple rate of twelve percent (12%) per annum (subject to a rate increase if the Company commits an Event of Default (as defined in the Grid Notes)), computed based on a 360-day year of twelve 30-day months, commencing on the date of the respective advance and payable quarterly. The principal amount of the Aggregate Advance, or so much thereof as has been advanced to the Company by the Grid Investors from time to time pursuant to the Grid Notes, will be payable on April 21, 2021 (the “Maturity Date”), unless sooner converted into shares of the Company’s common stock pursuant to the terms of the Grid Notes.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

The unpaid outstanding principal amount and accrued and unpaid interest under the Grid Notes shall be convertible at any time prior to the Maturity Date at the election of the Grid Investors into such number of shares of the Company’s common stock obtained by dividing the amount so converted by $1.00 (the “Conversion Price”). At the Maturity Date, all of the remaining unpaid outstanding principal amount and accrued and unpaid interest (the “Outstanding Balance”) under the Grid Notes shall automatically convert into such number of shares of the Company’s common stock obtained by dividing the Outstanding Balance by the Conversion Price. The Grid Notes may not be prepaid by the Company in whole or in part without the prior written consent of the respective Grid Investor.

The Grid Notes contain customary events of default, which, if uncured, entitle the Grid Investors to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, their Grid Notes.

Derivative Accounting for the Convertible Notes Payable

The Company evaluated the terms and conditions of the Note and the Grid Notes under the guidance of ASC 815. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate. Due to the fact that the number of shares of common stock issuable could exceed the Company’s authorized share limit, the equity environment is tainted, and all additional convertible debentures and warrants are included in the value of the derivative liabilities. Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion options and warrants and shares to be issued were recorded as derivative liabilities on the issuance date and revalued at each reporting period.

Certain of the Company’s embedded conversion features on debt and outstanding warrants are treated as derivative liabilities for accounting purposes under ASC 815 due to insufficient authorized shares to settle these outstanding contracts, or due to other rights connected with these contracts, such as registration rights. In the case of insufficient authorized share capital available to fully settle outstanding contracts, the Company utilizes the issuance date sequencing method to reclassify outstanding contracts as derivative instruments. These instruments do not trade in an active securities market.

Derivative Liabilities

The table below provides a summary of the changes in fair value, including net transfers in and/or out of all financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the six months ended June 30, 2020:

Amount
Balance on December 31, 2019	$-
Issuances to debt discount	376,274
Issuances to interest expense	1,283,148
Change in fair value of derivative liabilities	(240,517)
Change in fair value of warrant liabilities	574,334
Balance on June 30, 2020	$1,993,239

The fair value of the derivative conversion features and warrant liabilities as of June 30, 2020 were calculated using a Monte-Carlo option model valued with the following assumptions:

June 30, 2020
Dividend yield	0%
Expected volatility	83% - 108%
Risk free interest rate	0.16% - 0.47%
Contractual terms (in years)	0.08 – 4.50
Conversion/Exercise price	$0.80 - $1.25

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

NOTE 5 – PROMISSORY NOTES

October 23, 2019 Note

On October 23, 2019, an investor of the Company subscribed for a promissory note (the “October Note”) and loaned to the Company $50,000.

The October Note bears interest at a fixed rate of 14% per annum, computed based on a 360-day year of twelve 30-day months, which interest will be payable quarterly until the maturity date. The principal amount and any accrued and unpaid interest due under the October Note are payable on October 21, 2020. The Company recorded $1,358 of accrued interest and has a total outstanding principal balance of $50,000 as of June 30, 2020.

The October Note contains customary events of default, which, if uncured, entitle the lender to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the October Note.

February 21, 2020 Note

On February 21, 2020, a third party loaned the Company $20,000, evidenced by a non-convertible promissory note (the “February Note”).The February Note bears interest at a fixed rate of 12% per annum, computed based on a 360-day year of twelve 30-day months, which interest will be payable quarterly until the maturity date. The principal amount and any accrued and unpaid interest due under the February Note are payable on July 1, 2020. The Company recorded $260 of accrued interest and has a total outstanding principal balance of $20,000 as of June 30, 2020.

The February Note contains customary events of default, which, if uncured, entitle the lender to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the February Note.

NOTE 6 – OTHER LIABILITIES

In 2016, the Company recorded a liability in connection with the sale of two Electroencephalograms (“EEG”) machines as it provided a guarantee to the customer’s financing company (See Note 2). In June 2017, the customer defaulted on its payments and an additional $19,107 was booked as a liability and recognized as a loss on the sale of the assets for interest and some taxes related to the transaction. As of June 30, 2020 and December 31, 2019, total liability to the financing company reflected in Other Liabilities is $4,595 and $6,377, respectively. The Company did not make payments in the current quarter and are in discussion as to future payments since the equipment was not returned as per the agreement.

Future minimum commitments related to the EEG liability consisted of the following at June 30, 2020:

Years ended December 31,	Amount (USD)
Remainder 2020	4,595
Total	$4,595

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

NOTE 7 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2018, an entity controlled by Mr. Vadim Sakharov, former CEO of the Company and current director and executive officer, provided a $50,000 non-interest-bearing, no-term loan to the Company. An additional $5,530 of non-interest bearing no-term proceeds were loaned to the Company during the year ended December 31, 2019. As of June 30, 2020, and December 31, 2019, the balance was $55,530 and $55,530, respectively.

During the six months ended June 30, 2020 and 2019, the Company had expenses related to research and development costs of $12,800 and $27,390, respectively, to an entity controlled by Mr. Sakharov.

During the year ended December 31, 2019, an affiliate of Boris Goldstein, the Company’s Chairman of the Board, provided an aggregate total of $50,000, in non-interest-bearing, no-term loans to the Company. As of June 30, 2020 and December 31, 2019, the balance was $50,000 and $50,000, respectively.

On September 1, 2018, the Company entered into a sublease agreement with a company controlled by the Company’s Chairman, whereby the Company makes payments to the related party for shared office space. This lease was terminated on March 31, 2019. For the six months ended June 30, 2020 and 2019, the Company has made approximately $0 and $4,900, respectively, in rent payments to the related party.

During the year ended December 31, 2019, an affiliate of Nickolay Kukekov, a director of the Company, provided an aggregate total of $217,000 in non-interest-bearing, no-term loans to the Company. As of June 30, 2020 and December 31, 2019, the balance was $217,000 and $217,000, respectively.

During the six months ended June 30, 2020 and 2019, the Company purchased an aggregate of $167,659 and $47,042 of medical devices for resale and distribution from Neurotech, a company that Mr. Sakharov is a shareholder and executive manager.

NOTE 8 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 10,000,000 shares of undesignated preferred stock with a $0.001 par value. As of June 30, 2020, no preferred shares have been issued and these shares are considered blank check preferred shares with no terms, limitations, or rights associated with them.

Common Stock

The Company has authorized 200,000,000 shares of common stock with a $0.001 par value per share. The holders of common stock are entitled to one vote for each share of common stock held at the time of vote. As of June 30, 2020, the Company had 19,397,596 shares outstanding or deemed outstanding.

Shares Issued for Services

On August 8, 2018, the Company entered into a one-year agreement with an advisor for consulting services, as extended for an additional one-year period. The Company extended this agreement through August 9, 2020. Pursuant to the agreement, as amended, the Company has the right to pay $5,000 or issue the advisor a maximum of 6,667 shares of common stock on a quarterly basis. The Company elected to issue an aggregate total of 5,068 shares for the services provided during the six months ended June 30, 2020 at a weighted average value of $1.97 per share or $10,001.

On August 28, 2018, the Company entered into a one-year agreement with an advisor for consulting services, as extended for an additional one-year period. The Company has extended this agreement through August 28, 2020. Pursuant to the agreement, as amended, the Company has the right to pay $5,000 or issue the advisor a maximum of 6,667 shares of common stock on a quarterly basis. The Company elected to issue an aggregate total of 5,068 shares for the services provided during the six months ended June 30, 2020 at a weighted average value of $1.97 per share or $10,001.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

On June 19, 2020, the Company entered into a 4-month agreement with an advisor for consulting services whereby for services rendered the Company will issue 7,000 shares of common stock on a monthly basis. The agreement is effective from June 1, 2020 and if not terminated by either party by September 30, 2020 the parties will then negotiate an employment agreement. As of June 30, 2020, the Company issued 7,000 shares of common stock at a value of $1.47 per share or $10,290.

Warrants

The following table summarized the warrant activity for the six months ended June 30, 2020:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Warrants	Shares	Price	Term	Value
Balance Outstanding, December 31, 2019	502,250	$0.57	3.98	$-
Granted	1,500,000	0.80	5.0	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Balance Outstanding, June 30, 2020	2,002,250	$0.74	4.48	$1,457,408

Exercisable, June 30, 2020	502,250	$0.57	3.48	$452,408

Options

On January 14, 2019, the Board of Directors approved the issuance of options to purchase an aggregate of 800,000 and 200,000 shares of common stock to Boris Goldstein and Vadim Sakharov, respectively. The options have an exercise price of $0.75 per share which will vest over a 24-month period as follows: 25% (or 200,000 and 50,000, respectively) shall vest six months after the grant date with the remaining options will vest on a monthly basis at a rate of 1/24th per month. The options will expire on January 14, 2029. The aggregate fair value of $17,111 was calculated using the Black-Scholes pricing model with the following assumptions: (i) expected life 10 years, (ii) volatility of 77%, (iii) risk free rate of 2.71% (iv) dividend rate of zero, (v) stock price of $0.042, and (vi) exercise price of $0.75. The expense will be amortized over the vesting period and a total of $10,432 was recorded during the year ended December 31, 2019. A total of $3,191 was recorded during the six months ended June 30, 2020.

On January 30, 2020, the Board of Directors approved the issuance of options to purchase an aggregate of 800,000 of common stock to Boris Goldstein. The options have an exercise price of $0.75 per share which will vest over a 24-month period on a monthly basis at a rate of 1/24th per month. The options will expire on January 30, 2030. The aggregate fair value of $51,757 was calculated using the Black-Scholes pricing model with the following assumptions: (i) expected life 10 years, (ii) volatility of 76%, (iii) risk free rate of 1.57% (iv) dividend rate of zero, (v) stock price of $0.12, and (vi) exercise price of $0.75. The expense will be amortized over the vesting period. A total of $10,762 was recorded during the six months ended June 30, 2020.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

The following table summarized the option activity for the six months ended June 30, 2020:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Balance Outstanding, December 31, 2019	1,000,000	$0.75	9.05	$-
Granted	800,000	0.75	10	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Balance Outstanding, June 30, 2020	1,800,000	$0.75	9.01	$1,296,000

Exercisable, June 30, 2020	1,012,500	$0.75	8.75	$729,000

For future periods, the remaining value of the stock options totalling approximately $44,484 will be amortized into the statement of operations consistent with the period for which the services will be rendered.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability. Lessor accounting under the standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. The Company adopted the standard effective January 1, 2019 using the cumulative-effect adjustment transition method, which applies the provisions of the standard at the effective date without adjusting the comparative periods presented. The Company adopted the following practical expedients and elected the following accounting policies related to this standard update:

●	The option to not reassess prior conclusions related to the identification, classification and accounting for initial direct costs for leases that commenced prior to January 1, 2019.

●	Short-term lease accounting policy election allowing lessees to not recognize right-of-use assets and liabilities for leases with a term of 12 months or less.

●	The option to not separate lease and non-lease components for certain equipment lease asset categories such as freight car, vehicles and work equipment.

●	The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing initial direct costs for any existing leases.

As a result of the above, the adoption of ASC 842 did not have a material effect on the consolidated financial statements. The Company will review for the existence of embedded leases in future agreements.

The Company has inventoried all leases where the Company is a lessee as of the initial date of application and has examined other contracts with suppliers, vendors, customers and other outside parties to identify whether such contracts contain an embedded lease as defined under the new guidance. The Company’s lease population comprises lease for corporate office space and a warehouse that are year-to-year basis with monthly rent ranging from approximately $150 to $3,200 and qualify under the practical expedient of short-term leases. The Company does not have exclusive rights of control to any assets in the customer and vendor contracts reviews and does not have any financing leases as of the date of adoption of ASC 842.

Beginning January 1, 2020, the Company entered into a 12-month lease agreement ending December 31, 2020, with a third party in Russia. The Company is paying rent at a rate of 17,900 Rubles ($252) per month.

Beginning June 1, 2019, the Company entered into a 10-month lease agreement ending June 30, 2020 with a third party in Russia. The Company is paying rent at a rate of 12,000 Rubles ($169) per month.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

Additionally, the Company also rents a warehouse. Beginning December 1, 2018, the Company entered into a 6-month warehouse rental agreement for $2,980 per month. The lease was renewed on June 1, 2019 for an additional year ending May 31, 2020, for $3,171 per month.

Total rent expense for the six months ended June 30, 2020 and 2019 was $22,630 and $45,750 respectively.

Equity Incentive Plan

As of September 21, 2018, the Company’s board of directors adopted, and stockholders approved the 2018 Equity Incentive Plan (“the 2018 Plan”). The 2018 Plan has a 10-year term, which terminates on the day prior to the 10th anniversary of its adoption by the Board. Under the 2018 Plan, the Company may grant equity-based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to the Company. The vesting period, term and exercise price will be determined at the time of the grant. An aggregate of up to 3,500,000 of the Company’s common stock are reserved for issuance under the 2018 Plan. As of June 30, 2020, the Company has granted 1,800,000 options and has 1,800,000 options outstanding under the 2018 Plan (see Note 8).

NOTE 10 – RESTATEMENT OF PREVIOUSLY ISSUED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

The Company, while undergoing the review of its consolidated financial statements for the six months ended June 30, 2020, commenced an evaluation of its accounting in connection with the Note and the Grid Notes for derivative accounting in accordance with ASC 815. Management originally deemed these agreements to be fixed in nature and a derivative would not need be recognized. On August 12, 2020, under the authority of the board of directors, the Company determined that these agreements and underlying warrants should have been recorded as a derivative with changes in the fair value of the derivate to be recorded in the condensed consolidated statement of operations and comprehensive loss (see Note 4). Accordingly, the Company will restate the condensed consolidated interim financial statements and include the required disclosures for the three months ended March 31, 2020.

The following table sets forth the effects of the adjustments on affected items within the Company’s previously reported Condensed Consolidated Balance Sheet at March 31, 2020 had the adjustments been made in the corresponding quarter:

	March 31, 2020
	As Reported	Adjustment	As Restated
Convertible notes payable, net	$565,781	$(159,299)	$406,482
Derivative liabilities	$-	$571,843	$571,843
Current liabilities	$1,467,171	$412,544	$1,879,715
Total liabilities	$1,467,171	$412,544	$1,879,715
Accumulated deficit	$(4,211,193)	$(412,544)	$(4,623,737)
Total stockholders’ deficit	$1,419,785	$(412,544)	$(1,832,329)

The following table sets forth the effects of the adjustments on affected items within the Company’s previously reported Condensed Consolidated Statement of Operations and Comprehensive Loss for the three months ended March 31, 2020, had the adjustments been made in the appropriate quarter:

	March 31, 2020
	As Reported	Adjustment	As Restated
Interest expense	$(88,291)	$(365,325)	$(453,616)
Change in fair market value of derivative liabilities	$-	$(47,219)	$(47,219)
Net Loss	$(539,116)	$(412,544)	$(951,660)
Total comprehensive loss	$(540,169)	$(412,544)	$(952,713)
Net loss per common share, basic and diluted	$(0.03)	$(0.02)	$(0.05)

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020

(unaudited)

NOTE 11 – SUBSEQUENT EVENTS

In accordance with ASC 855 “Subsequent Events,” Company management reviewed all material events through the date this report was issued, and the following subsequent events took place.

The Effects of COVID-19

The World Health Organization (WHO) declared the coronavirus outbreak a pandemic on January 30, 2020. Since the outbreak in China in December 2019, COVID-19 has expanded its impact to Europe, where all of our operations reside, as well as our employees, suppliers and customers. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration of the closings and shelter-in-place orders and the ultimate impact of governmental initiatives. However, the financial impact and duration cannot be reasonably estimated at this time.

Allonges to Promissory Notes

On July 28, 2020, the Company entered into an Allonge to Promissory Note, effective as of July 1, 2020, which amends that certain Non-Convertible Promissory Note of the Company in the principal amount of $20,000 dated February 21, 2020, in favor of ProudLiving, LLC. The allonge amends the original note by extending the maturity date thereof to February 21, 2021.

On July 29, 2020, the Company entered into an Allonge to Convertible Promissory Note, which amends that certain Convertible Promissory Note of the Company in the principal amount of $150,000 dated July 23, 2019, in favor of John Silvestri. The allonge amends the original note by extending the maturity date thereof to February 21, 2021.

On August 5, 2020, the Company entered into an Allonge to Convertible Note, dated as of August 8, 2020, which amends the Note. The allonge amends the Note by extending the maturity date thereof from seven months from the date of the loan to ten months from the date of the loan. The allonge further provided that the piggyback registration rights set forth in the Note did not apply to the Company’s recently filed Registration Statement on Form S-1. As consideration for the allonge, the original principal amount was increased by ten percent, and the Company agreed to issue 50,000 shares of its common stock to Vista Capital Investments, LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Brain Scientific Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Brain Scientific Inc. (“the Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2018.

Salt Lake City, UT

March 30, 2020

Brain Scientific Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

ASSETS
CURRENT ASSETS:
Cash	$261,436	$163,563
Accounts receivable	5,555	-
Prepaid expenses and other current assets	21,637	14,552
Prepaid expenses and other current assets - related party	700	-
TOTAL CURRENT ASSETS	289,328	178,115

Property and equipment, net	1,674	1,999

TOTAL ASSETS	$291,002	$180,114

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$298,578	$139,637
Accounts payable and accrued expenses - related party	9,263	31,900
Notes payable	50,000	-
Convertible notes payable, net	499,232	-
Finance lease - short term	6,377	5,454
Loans payable - related party	323,084	50,000
TOTAL CURRENT LIABILITIES:	1,186,534	226,991

Finance lease, net of current portion	-	7,095

TOTAL LIABILITIES	1,186,534	234,086

Commitments and contingencies	-	-

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized, 19,380,460 and 19,205,624 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	19,381	19,206
Additional paid in capital	2,756,798	2,595,034
Accumulated deficit	(3,672,077)	(2,668,212)
Accumulated other comprehensive income	366	-
TOTAL STOCKHOLDERS' DEFICIT	(895,532)	(53,972)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$291,002	$180,114

The accompanying notes are an integral part of these consolidated financial statements.

Brain Scientific Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2019	2018

REVENUE	$489,202	$58,113

COST OF GOODS SOLD	387,194	33,939

GROSS PROFIT	102,008	24,174

SELLING, GENERAL AND ADMINISTRATIVE
Research and development	103,616	210,206
Professional fees	255,332	271,718
Sales and marketing expenses	95,165	93,190
Occupancy expenses	85,771	58,301
General and administrative expenses	532,312	675,882
TOTAL SELLING, GENERAL AND ADMINISTRATIVE	1,072,196	1,309,297

LOSS FROM OPERATIONS	(970,188)	(1,285,123)

OTHER INCOME (EXPENSE):
Interest expense	(32,922)	(159,165)
Other income	2,108	18,186
Other expense	(597)	-
Foreign currency transaction loss	(52)	-
TOTAL OTHER EXPENSE	(31,463)	(140,979)

LOSS BEFORE INCOME TAXES	(1,001,651)	(1,426,102)

PROVISION FOR INCOME TAXES	(2,214)	-

NET LOSS	(1,003,865)	(1,426,102)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	366	-
TOTAL COMPREHENSIVE LOSS	$(1,003,499)	$(1,426,102)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.05)	$(0.11)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic and diluted	19,236,380	12,471,618

The accompanying notes are an integral part of these consolidated financial statements.

Brain Scientific Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total

Balance at December 31, 2017	9,906,526	$9,907	$321,522	$(1,242,110)	$-	$(910,681)
Fair value of warrants issued in connection with convertible debt	-	-	2,604	-	-	2,604
Conversion of convertible notes and accrued interest to common stock	5,687,630	5,688	2,269,362	-	-	2,275,050
Issuance of common stock for services	106,468	106	5,042	-	-	5,148
Effect of reverse recapitalization	3,505,000	3,505	(3,496)	-	-	9
Net loss	-	-	-	(1,426,102)	-	(1,426,102)
Balances at December 31, 2018	19,205,624	$19,206	$2,595,034	$(2,668,212)	$-	$(53,972)

Fair value of stock options vested	-	-	12,797	-	-	12,797
Fair value of warrants issued in connection with convertible debt	-	-	130,768	-	-	130,768
Capital contribution and write off of related party accounts payable	-	-	653	-	-	653
Issuance of common stock for services	174,836	175	17,546	-	-	17,721
Foreign currency translation adjustment	-	-	-	-	366	366
Net loss	-	-	-	(1,003,865)	-	(1,003,865)
Balances at December 31, 2019	19,380,460	$19,381	$2,756,798	$(3,672,077)	$366	$(895,532)

The accompanying notes are an integral part of these consolidated financial statements.

Brain Scientific Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,003,865)	$(1,426,102)
Change in net loss to net cash used in operating activities:
Depreciation and amortization expense	1,330	656
Amortization of debt discount	-	77,889
Fair value of stock options vested	12,797	-
Common stock issued for services	17,720	5,148
Changes in operating assets and liabilities:
Accounts receivable	(5,555)	-
Inventory	(7,085)	-
Other liabilities	(6,172)	(12,593)
Prepaid expenses and other current assets	(700)	(3,570)
Accounts payable and accrued expenses	159,441	213,982
Accounts payable - related party	(22,637)	31,900
NET CASH USED IN OPERATING ACTIVITIES	$(854,726)	$(1,112,690)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$(1,005)	$(1,143)
NET CASH USED IN INVESTING ACTIVITIES	$(1,005)	$(1,143)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	$630,000	$964,120
Proceeds from note payable	50,000	-
Proceeds from related party loans	273,084	50,000
Payments of related party loans	-	(34,252)
Capital contribution - related party	154	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	$953,238	$979,868

Effect of exchange rate changes on cash	366	-

NET CHANGE IN CASH	97,873	(133,965)
CASH AT BEGINNING OF THE YEAR	163,563	297,528
CASH AT END OF THE YEAR	$261,436	$163,563

Supplemental Disclosure of Cash Flow Information

Cash paid for interest	$-	$3,615
Cash paid for taxes	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Discounts related to warrants issued in connection with convertible debentures	$130,768	$2,604
Conversion of convertible notes and accrued interest to common stock		$2,275,050
Write off of related party accounts payable	$500	$-

The accompanying notes are an integral part of these consolidated financial statements.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Brain Scientific Inc. (the “Company”), was incorporated under the laws of the state of Nevada on November 18, 2013 under the name All Soft Gels Inc. The Company on September 21, 2018 acquired MemoryMD, Inc. (“MemoryMD”), a privately held Delaware corporation formed in February 2015. Upon completion of the acquisition, MemoryMD is treated as the surviving entity and accounting acquirer although the Company was the legal acquirer. Accordingly, the Company’s historical financial statements are those of MemoryMD, the surviving entity and accounting acquirer. MemoryMD is a cloud computing, data analytics and medical device technology company in the NeuroTech and brain monitoring industries seeking to commercialize its EEG devices and caps. The Company is headquartered in New York, New York.

Reverse Merger and Corporate Restructure

On September 21, 2018, the Company entered into a merger agreement (the “Merger Agreement”) with MemoryMD and AFGG Acquisition Corp. to acquire MemoryMD (the “Acquisition”). The transactions contemplated by the Merger Agreement were consummated on September 21, 2018 and, pursuant to the terms of the Merger Agreement, all outstanding shares of MemoryMD were exchanged for shares of the Company’s common stock. Accordingly, the Company acquired 100% of MemoryMD in exchange for the issuance of shares of the Company’s common stock and MemoryMD became the Company’s wholly owned subsidiary. The Company issued an additional 4,083,252 shares of its common stock upon the automatic conversion at the closing of an aggregate of $1,507,000 principal amount plus accrued interest of outstanding convertible promissory notes issued by MemoryMD, and it further issued an additional 1,604,378 shares of its common stock upon the automatic conversion immediately subsequent to the closing of an aggregate of $640,000 principal amount plus accrued interest of outstanding convertible promissory notes issued by MemoryMD. Furthermore, as of the closing, Mr. Amer Samad, the sole director and executive officer until the consummation of the Acquisition, committed to tender for cancellation 6,495,000 shares of the Company’s common stock as part of the conditions to closing, of which 6,375,000 have been cancelled at December 31, 2018 and 120,000 are expected to be cancelled as soon as practicable. Total shares issued as a result of the Acquisition was 13,421,752.

The Acquisition has been accounted for as a reverse recapitalization of Brain Scientific by MemoryMD, but in substance as a capital transaction, rather than a business combination since Brain Scientific had nominal or no operations and assets prior to and as of the closing of the Acquisition. The transaction is deemed a reverse recapitalization and the accounting is similar to that resulting from a reverse acquisition, except that no goodwill or other intangible assets should be recorded. For accounting purposes, MemoryMD is treated as the surviving entity and accounting acquirer although Brain Scientific was the legal acquirer. Accordingly, the Company’s historical financial statements are those of MemoryMD.

All references to common stock, share and per share amounts have been retroactively restated to reflect the reverse recapitalization as if the transaction had taken place as of the beginning of the earliest period presented.

Assignment and Assumption Agreement

As of immediately prior to the closing of the Acquisition, the Company entered into an Assignment and Assumption Agreement with Chromium 24 LLC, pursuant to which Chromium 24 LLC assumed all of the Company’s remaining assets and liabilities through the closing of the Acquisition. Accordingly, as of the closing of the Acquisition, Brain Scientific had no assets or liabilities other than the shares of MemoryMD acquired in the Acquisition.

Name Change and Increase in Authorized Shares

On September 18, 2018, the Company filed an amendment to its certificate of incorporation with the Nevada Secretary of State to change its name to Brain Scientific Inc. On September 18, 2018, FINRA approved of the name change as well as a ticker symbol change, which was effective as of September 19, 2018. In addition, the Company increased its authorized shares of common stock from 50,000,000 to 200,000,000 and created and authorized 10,000,000 shares of undesignated preferred stock.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with GAAP.

Principles of Consolidation

The Company evaluates the need to consolidate affiliates based on standards set forth in ASC 810 Consolidation (“ASC 810”).

The consolidated financial statements include the accounts of the Company and its subsidiaries, MemoryMD and MemoryMD - Russia. The operations of the newly formed 100% wholly owned subsidiary, MemoryMD – Russia, are included beginning April 1, 2019. All significant consolidated transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the useful life of property and equipment and assumptions used in the valuation of options and warrants.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2019 and December 31, 2018, the Company had no cash equivalents.

The Company’s cash is held with financial institutions, and the account balances may, at times, exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit. Accounts are insured by the FDIC up to $250,000 per financial institution. The Company has not experienced any losses in such accounts with these financial institutions. As of December 31, 2019 and December 31, 2018, the Company had $11,436 and $0, respectively, in excess over the FDIC insurance limit.

Property and Equipment

Property and equipment are recorded at cost, less depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repair and maintenance are charged to operations as incurred. Property and equipment consisted of computer equipment, with an estimated useful life of three years.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Convertible Notes Payable

The Company has issued convertible notes, which contain variable conversion features, whereby the outstanding principal and accrued interest automatically convert into common shares at a fixed price which may be a discount to the common stock at the time of conversion. The conversion features of these notes are contingent upon future events, whereby, the holder agreed not to convert until the contingent future event has occurred.

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606 Revenue from Contracts with Customers. This guidance requires an entity to recognize revenue by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. Once the steps are met, revenue is recognized, generally upon receiving a letter of acceptance from the customer. There has been no material effect on the Company’s financial statements as a result of adopting Topic 606.

The Company recognizes revenue from the sale of NeuroCaps, Universal as well as revenue from the sale of goods purchased through manufacturers of medical devices. All revenue for the year ended December 31, 2019 is from the sale of medical devices purchased from Neurotech, a related party. All revenue for the year ended December 31, 2018 was from the sale of NeuroCaps.

Research and Development

The Company expenses all research and development costs as they are incurred. Research and development includes expenditures in connection with in-house research and development salaries and staff costs, application and filing for regulatory approval of proposed products, regulatory and scientific consulting fees, as well as contract research, data collection, and monitoring, related to the research and development of the cloud infrastructure, data imaging, and proprietary products and technology. Research and development costs recognized in the statement of operations for the years ended December 31, 2019 and 2018 were $103,616 and $210,206, respectively.

Sales and Marketing

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs recognized in the statement of operations for the years ended December 31, 2019 and 2018 were $95,165 and $93,190, respectively.

Stock-based Compensation

The Company measures and recognizes compensation expense for all stock-based payments at fair value over the requisite service period. The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options and warrants. Equity-based compensation expense is recorded in administrative expenses based on the classification of the employee or vendor. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Basic and Diluted Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon exercise of common stock equivalents such as stock options, warrants and convertible debt instruments. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. As a result, the basic and diluted per share amounts for all periods presented are identical. In the years ended December 31, 2019 and 2018, 1,502,250 and 402,250, respectively, of anti-dilutive securities were excluded from the computation.

Fair Value of Financial Instruments

The Company's financial instruments are measured and recorded at fair value based on inputs and assumptions that market participants would use in pricing an asset or a liability. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, management considers the principal or most advantageous market in which the Company would transact, and also considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Fair value is determined for assets and liabilities using a three-tiered value hierarchy into which these assets and liabilities are grouped based upon significant inputs as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

●	Level 2 - Observable inputs, other than Level 1 prices, such as quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. When a determination is made to classify a financial instrument within Level 3, the determination is based upon the lack of significance of the observable parameters to the overall fair value measurement. However, the fair value determination for Level 3 financial instruments may consider some observable market inputs.

The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. The carrying values of cash, prepaid expenses and other current assets, convertible notes, accounts payable, loans payable and due to others approximate fair value due to the short-term nature of these items.

The Company did not have any other Level 1, Level 2 or Level 3 assets or liabilities as of December 31, 2019 and December 31, 2018.

Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with ASC Topic 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is recorded if it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized in future periods.

The Company follows the guidance in ASC Topic 740-10 in assessing uncertain tax positions. The standard applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to be recognized. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority. The Company recognizes the impact of an uncertain income tax position in the financial statements if it believes that the position is more likely than not to be sustained by the relevant taxing authority. The Company will recognize interest and penalties related to tax positions in income tax expense. As of December 31, 2019 and 2018, the Company had no unrecognized uncertain income tax positions.

On December 22, 2017, the passage of legislation commonly referred to as the Tax Cuts and Jobs Act (“TCJA”) was enacted and significantly revised the U.S. income tax law. The TCJA includes changes, which reduce the corporate income tax rate from 34% to 21% for years beginning after December 31, 2017. On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued and allows a company to recognize provisional amounts when it does not have the necessary information available, prepared or analyzed, including computations, in reasonable detail to complete its accounting for the change in tax law. SAB 118 provides for a measurement of up to one year from the date of enactment.

Recent Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies that the Company adopts as of the specified effective date. Unless otherwise discussed, the Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company's financial position or results of operations upon adoption.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability. Lessor accounting under the standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. The Company adopted the standard effective January 1, 2019 using the cumulative-effect adjustment transition method, which applies the provisions of the standard at the effective date without adjusting the comparative periods presented. The Company adopted the following practical expedients and elected the following accounting policies related to this standard update:

●	The option to not reassess prior conclusions related to the identification, classification and accounting for initial direct costs for leases that commenced prior to January 1, 2019.

●	Short-term lease accounting policy election allowing lessees to not recognize right-of-use assets and liabilities for leases with a term of 12 months or less.

●	The option to not separate lease and non-lease components for certain equipment lease asset categories such as freight car, vehicles and work equipment.

●	The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing initial direct costs for any existing leases.

The Company has inventoried all leases where the Company is a lessee as of the initial date of application and has examined other contracts with suppliers, vendors, customers and other outside parties to identify whether such contracts contain an embedded lease as defined under the new guidance. The Company’s lease population comprises lease for corporate office space and a warehouse that are year-to-year basis with monthly rent ranging from approximately $200 to $3,200 and qualify under the practical expedient of short-term leases. The Company does not have exclusive rights of control to any assets in the customer and vendor contracts reviews and does not have any financing leases as of the date of adoption of ASC 842.

As a result of the above, the adoption of ASC 842 did not have a material effect on the consolidated financial statements. The Company will review for the existence of embedded leases in future agreements

In June 2018, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation – Stock Compensation (Topic 718). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. This standard will be effective for financial statements issued by public companies for the annual and interim periods beginning after December 15, 2018. Early adoption of the standard is permitted. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern for a period of one year from the issuance of these financial statements. For the year ended December 31, 2019, the Company had $489,202 in revenues, a net loss of $1,003,865 and had net cash used in operations of $854,726. Additionally, as of December 31, 2019, the Company had working capital deficit, stockholders’ deficit and accumulated deficit of $897,206, $895,532 and $3,672,077, respectively. It is management’s opinion that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of the issuance of these financial statements.

The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities, acceptance of the Company’s patent applications and ultimately achieving a level of sales adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure additional equity investments or achieve an adequate sales level.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	December 31, 2019	December 31, 2018
Computer equipment	$4,105	$3,100

Less: Accumulated depreciation	(2,431)	(1,101)
Total	$1,674	$1,999

Depreciation expense was $1,330 and $656 for the years ended December 31, 2019 and 2018, respectively.

 NOTE 5 – CONVERTIBLE NOTES PAYABLE

2017 Debt Offering

During the year ended December 31, 2017, the Company commenced a private offering (the “Bridge Financing Transaction”) of up to $1,000,000, which was amended on September 19, 2017 to a maximum offering amount of $1,100,000 and amended again on April 4, 2018 to $1,500,000, pursuant to which the Company issued convertible notes totaling $1,087,500. The notes all have a maturity date of one year from the date of issuance and accrue interest at a rate of 8% per annum. In a qualified financing, reverse merger, change of control or an initial public offering (“Conversion Event”), the notes, including interest thereon, will automatically convert at $0.40 per share. Based on the terms of the conversion, the holders may receive a discount and is considered a contingent beneficial conversion feature. At the closing of the Conversion Event, the Company will recognize an expense related to the intrinsic value. The Company recorded $50,389 of accrued interest and has a total outstanding principal balance of $1,087,500 as of December 31, 2017.

In January 2018 the Company issued an additional $97,000 convertible note payable to a third party. The funding of the note was comprised of the $50,000 loaned to the Company on December 28, 2017, plus additional cash proceeds of $47,000 on January 3, 2018.

On April 24, 2018, the Company extended the maturity dates of all convertible notes issued during the year ended December 31, 2017 to the earlier of April 30, 2019 or the consummation of a qualified financing or other event pursuant to which the Conversion shares are to be issued.

The Company issued 12 additional convertible notes payable to third parties in the aggregate principal amount of $962,500 from February through September 2018. The terms of the convertible note are substantially the same as the notes issued during the year ended December 31, 2017. On September 21, 2018 the outstanding principal balances of all of the convertible notes in the amount of $2,147,000 and $128,050 in accrued interest was converted into shares of the Company’s common stock (see Note 9).

The Company recorded a total debt discount of $122,615 related to all the above convertible notes. Amortization of the debt discount, which is recorded as interest expense, was $77,889 and $44,726 for the years ended December 31, 2018 and 2017, respectively. The discount related to the convertible notes was fully amortized on September 21, 2018 in relation to the conversion of the convertible notes to shares of the Company’s common stock.

January 2019 Debt Offering

In January 2019, the Company commenced an offering of up to $500,000 pursuant to which the Company will issue convertible notes to investors. On January 18, 2019, February 5, 2019 and July 23, 2019, the Company issued three such convertible notes payable to three investors for $100,000, $130,000 and $150,000, respectively. The notes bear interest at a fixed rate of 10% per annum, computed based on a 360-day year and mature on the earlier of one year from the date of issuance or the consummation of an equity or equity-linked round of financing of the Company in excess of $1,000,000 (“Qualified Financing”) or other event pursuant to which conversion shares are to be issued pursuant to the terms of the note. On February 28, 2020, the Company and the holder of the January 18, 2019 convertible note agreed to extend the maturity date of the January 18, 2019 convertible note to January 18, 2021. Also on February 28, 2020, the Company and the holder of the February 5, 2019 convertible note agreed to extend the maturity date of the February 5, 2019 convertible note to February 5, 2021.

The notes are convertible into common stock of the Company following events on the following terms: with no action on the part of the note holder upon the consummation of a Qualified Financing, the debt will be converted to new round stock based on the product of the outstanding principal and accrued interest multiplied by 1.35, then divided by the accrual per share price of the new round common stock. If a change of control occurs or if the Company completes a firmly underwritten public offering of its common stock prior to the Qualified Financing the notes would, at the election of the holders of a majority of the outstanding principal of the notes, be either payable on demand as of the closing of such change of control or Initial Public Offering (‘IPO”) or convertible into shares of common stock immediately prior to such change of control transaction or IPO transaction at a price per share equal to the lesser of the per share value of the common stock as determined by the Company’s Board of Directors or the per share consideration to be received by the holders of the common stock in such change of control or IPO transaction. Based on the terms of the conversion, the holders may receive a discount, and the notes are considered to have a contingent beneficial conversion feature. If conversion of the debt occurs, the Company will recognize an expense related to the intrinsic value. The Company recorded $28,043 of accrued interest and has a total outstanding principal balance of $380,000 as of December 31, 2019.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

In the event that the Company consummates a financing prior to the Maturity Date, other than a Qualified Financing, and the economic terms thereof are more favorable to the investors in such financing than the terms of the note, the note shall automatically be amended to reflect such more favorable economic terms.

December 31, 2019 Securities Purchase Agreement

On December 31, 2019, the Company entered into a Securities Purchase Agreement and issued and sold to a third party a Convertible Note in the original principal amount of $275,000 (the “Note”), and a warrant to purchase 100,000 shares of the Company’s common stock (the “Warrant”). The aggregate purchase price received by the Company was $250,000 after an original issue discount of $25,000. A one-time interest charge of 8% was applied on December 31, 2019 and will be payable, along with the Principal, on July 31, 2020 (the “Maturity Date”), as may be extended at the option of the Investor.

The unpaid outstanding principal amount and accrued and unpaid interest under the Note shall be convertible into shares of the Company’s common stock at any time at the option of the Investor. The conversion price shall be equal to 80% multiplied by the price per share paid by the investors in the next capital raising transaction consummated by the Company in the amount of $1,000,000 or more (the “Qualified Financing”), subject to adjustments as provided in the Note. In the event the Investor elects to convert the Note prior to a Qualified Financing, the conversion price shall be the effective exercise price per share from time to time pursuant to the Warrant. At any time prior to the Maturity Date, upon 10 business days’ notice to the Investor, the Company shall have the right to pre-pay the entire remaining principal amount of the Note subject to the pre-payment terms contained in the Note. The note is valued at face value and not considered a derivative since the Qualified Financing is at the control of the Company. The Company recorded $0 of accrued interest and has a total outstanding principal balance of $275,000 as of December 31, 2019.

The Note contains a price-based anti-dilution provision, pursuant to which the conversion price of the Note shall be reduced upon the occurrence of certain dilutive issuances of Company securities as set forth in the Note. The conversion of the Note is also subject to a beneficial ownership limitation of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. In the event the Company, prior to the Maturity Date, issues any Security (as defined in the Note) with any term more favorable to the holder of such Security or with a term in favor of the holder of such Security that was not similarly provided to the Investor, then at the Investor’s option such term shall become a part of the Note. The Company also agreed to provide piggy-back registration rights to the Investor pursuant to which the Company shall include all shares issuable upon conversion of the Note on the next registration statement the Company files with the Securities and Exchange Commission.

The Note contains events of default which, among other things, entitle the Investor to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note. Upon the occurrence of any event of default, the Outstanding Balance shall immediately and automatically increase to 130% of the Outstanding Balance immediately prior to the event of default, and the conversion price of the Note shall be redefined to equal 65% of the lowest trade accruing during the 10 consecutive Trading Days (as defined in the Note) immediately preceding the applicable Conversion Date (as defined in the Note). Nickolay Kukekov, a director of the Company, and a third party, each has personally guaranteed the repayment of the Note.

The Warrant has an exercise price of $1.25 per share (the “Exercise Price”), subject to adjustments as provided in the Warrant, and has a term of five years. The Warrant contains a price-based anti-dilution provision, pursuant to which the exercise price of the Warrant shall be reduced upon the occurrence of certain dilutive issuances of securities as set forth in the Warrant, with a corresponding increase in the number of shares underlying the Warrant if the dilutive event occurs during the first three years of the Warrant, and a cashless exercise provision. The exercise of the Warrant is subject to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. The Company calculated the Warrants at fair value of $130,768 using the Monte Carlo model, which was recognized as a discount to the Note and is being amortized as interest expense over the remaining term of the notes.

The Company recorded a total of $155,768 of debt discounts related to the above Note during the year ended December 31, 2019. Amortization of debt discount for the year ended December 31, 2019 was $0.

NOTE 6 – PROMISSORY NOTE

On October 23, 2019, an investor of the Company subscribed for a promissory note (the “Note”) and loaned to the Company $50,000.

The Note bears interest at a fixed rate of 14% per annum, computed based on a 360-day year of twelve 30-day months, which interest will be payable quarterly until the Maturity Date. The principal amount and any accrued and unpaid interest due under the Note is payable on October 21, 2020. The Company recorded $1,360 of accrued interest and has a total outstanding principal balance of $50,000 as of December 31, 2019.

The Note contains customary events of default, which, if uncured, entitle the Lender to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, its Note.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 7 – OTHER LIABILITIES

In 2016, the Company recorded a liability in connection with the sale of two EEG machines as it provided a guarantee to the customer’s financing company (See Note 2). In June 2017, the customer defaulted on its payments and an additional $19,107 was booked as a liability and recognized as a loss on the sale of the assets for interest and some taxes related to the transaction. As of December 31, 2019 and December 31, 2018, total liability to the financing company reflected in Other Liabilities is $6,377 and $12,549, respectively.

Future minimum commitments related to the EEG liability consisted of the following at December 31, 2019:

Years ended December 31,	Amount (USD)
2020	6,377
Total	$6,377

NOTE 8 – RELATED PARTY TRANSACTIONS

On May 9, 2017, the Company entered into a sublease agreement with Nano Graphene Inc., a company controlled by the Company’s chairman and his affiliates. In the years ended December 31, 2019 and 2018 Nano Graphene paid rent of $0 and $10,626, respectively, for warehouse space the Company rents from a third party. The Company has recorded the payments as other income.

During the year ended December 31, 2017, an entity controlled by Vadim Sakharov, the Company’s then CEO and current President and CTO, provided a non-interest-bearing, no-term loan to the Company. The Company repaid that loan in full during the year ended December 31, 2018. During the year ended December 31, 2018, an entity controlled by Mr. Sakharov provided a $50,000 non-interest-bearing, no-term loan to the Company. As of December 31, 2019, and December 31, 2018, the balance was $50,000 and $50,000, respectively.

During the year ended December 31, 2019, a company controlled by the Company’s Mr. Sakharov provided an aggregate total of $5,530 in non-interest bearing, no-term loans to the Company. As of December 31, 2019, the balance was $5,530.

During the years ended December 31, 2019 and 2018, the Company purchased an aggregate of $386,421 and $0 of medical devices for resale and distribution from Neurotech, a company that Mr. Sakharov is a shareholder and executive manager.

During the years ended December 31, 2019 and 2018, the Company had expenses related to consulting fees of $0 and $83,377, respectively, to Mr. Sakharov.

During the years ended December 31, 2019 and 2018, the Company had expenses related to research and development costs of $50,713 and $59,788, respectively, to an entity controlled by Mr. Sakharov.

On September 1, 2018, the Company entered into a sublease agreement with a company controlled by the Company’s Chairman, whereby the Company makes payments to the related party for shared office space. This lease was terminated on March 31, 2019. For the years ended December 31, 2019 and 2018, the Company made approximately $4,900 and $6,202, respectively, in rent payments to the related party.

During the year ended December 31, 2019, an affiliate of Boris Goldstein, the Company’s Chairman of the Board, provided an aggregate total of $50,000, in a non-interest-bearing, no-term loan to the Company. As of December 31, 2019, the balance was $50,000.

During the year ended December 31, 2019, an affiliate of Nickolay Kukekov, a director of the Company, provided an aggregate total of $217,000 in non-interest-bearing, no-term loans to the Company. As of December 31, 2019, the balance was $217,000.

During the years ended December 31, 2019 and 2018, the Company had expenses related to marketing and sales costs of $0 and $15,000, respectively, to entities controlled by the Company’s Chairman.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 9 – INCOME TAXES

The Company files corporate income tax returns in the United States (federal) and New York. The Company is subject to federal, state and local income tax examinations by tax authorities through inception.

As of December 31, 2019 and 2018, the Company had federal and state net operating loss carry forwards of $3,617,000 and $2,655,000, respectively that may be offset against future taxable income which will begin to expire in 2035 through 2039.

There was a foreign provision for income tax during the year ended December 31, 2019 and no provision or benefit for income taxes in 2018. The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

	For the Years Ended December 31,
	2019	2018
Net operating loss carry forwards	$1,016,339	$746,028
Stock based compensation	3,596	-
Depreciation	(22)	(41)
Valuation allowance	(1,019,913)	(745,987)
Net Deferred Tax Asset	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.

Reconciliation of the statutory federal income tax to the Company's effective tax:

	For the Years Ended
	December 31,
	2019	2018
	%	%
Statutory federal tax rate	21.00%	21.00%
State taxes, net of federal benefit	6.99%	8.40%
Valuation allowance	-27.70%	-29.40%

Provision for income taxes	0.30%	0.00%

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2019 and 2018 the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the years ended December 31, 2019 and 2018. The Company did not recognize any interest or penalties during fiscal 2019 or 2018 related to unrecognized tax benefits.

All tax years remain open to examination for federal income tax purposes and by other major taxing jurisdictions to which the Company is subject.

NOTE 10 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 10,000,000 shares of undesignated preferred stock with a $0.001 par value. As of December 31, 2019, no preferred shares have been issued and these shares are considered blank check preferred shares with no terms, limitations, or rights associated with them.

Common Stock

The Company has authorized 200,000,000 shares of common stock with a $0.001 par value per share. The holders of common stock are entitled to one vote for each share of common stock held at the time of vote. As of December 31, 2019, the Company has deemed 19,380,460 shares outstanding or deemed outstanding.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Shares Issued for Services

On May 5, 2018, the Company entered into an agreement with a third-party consultant to provide services to the Company over an indefinite period until either party provides written notice of termination with thirty days notice. As compensation for such services, the Company has agreed to pay the consultant $75 an hour in cash and $75 an hour in shares of common stock with a monthly cap of $6,500 in cash and $6,500 a month in shares of common stock. The Company has additionally agreed to pay the consultant 1.5% of the gross revenue during the term of the agreement and six months after. On September 17, 2018, the agreement was amended related to services performed from July 1, 2018 through August 31, 2018. The Company has agreed to pay 10,134 shares of common stock for services performed during such time. The shares were valued at $0.05 per share or $734. No shares were earned prior to July 1, 2018. Commencing September 1, 2018, the May 5, 2018 consulting agreement shall be in accordance with the terms stated above and from September through December 31, 2018, the Company issued an additional 13,000 shares to the consultant at an average fair market value of $0.04 per share or $562.

For services rendered from July 2018 through September 2018, the Company agreed to issue 70,000 shares of common stock to a consultant pursuant to an agreement dated October 10, 2018. The Company valued the shares at $0.04 per share based on fair market value or $3,290. No further compensation is due to this consultant.

On August 8, 2018, the Company entered into a one-year agreement with an advisor for consulting services, as extended for an additional one-year period. Pursuant to the agreement, as amended, the Company has the right to pay $5,000 or issue the advisor a maximum of 6,667 shares of common stock on a quarterly basis, beginning the quarter ended December 31, 2018. The Company elected to issue 26,668 shares for the services provided during the year ended December 31, 2019 at an average value of $0.08 per share or $1,653.

On August 28, 2018, the Company entered into a one-year agreement with an advisor for consulting services, as extended for an additional one-year period. Pursuant to the agreement, as amended, the Company has the right to pay $5,000 or issue the advisor a maximum of 6,667 shares of common stock on a quarterly basis, beginning the quarter ended December 31, 2018. The Company elected to issue 26,668 shares for the services provided during the year ended December 31, 2019 at an average value of $0.08 per share or $1,653.

On September 1, 2019, the Company entered into a four-month agreement with an advisor for consulting services. Pursuant to the agreement, the Company shall pay the advisor 5,000 shares of common stock a month. As of December 31, 2019, the Company has issued 20,000 shares for services provided by the advisor at an average value of $0.10 per share or $2,000.

On October 1, 2019, the Company entered into a three-month agreement with an advisor for consulting services. Pursuant to the agreement, the Company shall pay the advisor 4,000 shares of common stock a month. As of December 31, 2019, the Company has issued 4,000 shares at a value of $0.12 per share or $488. The agreement was terminated on October 31, 2019.

On October 7, 2019, the Company entered into a three-month agreement with an advisor for consulting services. Pursuant to the agreement, the Company shall pay the advisor 7,500 shares of common stock a month. As of December 31, 2019, the Company has issued 22,500 shares at a value of $0.12 per share or $2,745.

On December 4, 2019, the Company entered into an agreement with an advisor to memorialize certain services rendered to the Company. Pursuant to the terms of the agreement, in consideration for those services, the Company issued the advisor 75,000 shares of common stock. The shares were valued at $0.12 per share or $9,150.

 Shares issued for conversion of convertible debt

During the year ended December 31, 2018, the Company issued 5,687,630 shares of its common stock at a conversion price of $0.40 as a result of the conversion of principal and interest in the aggregate amount of $2,275,050 underlying the outstanding convertible notes converted during the period.

Warrants

During the year ended December 31, 2018, cash consideration of $45,380 was paid and 167,875 warrants were issued to a third party on September 20, 2018 for services rendered in connection with the issuance of the convertible notes related to the Bridge Financing Transaction. During the year ended December 31, 2017 a total of 234,375 warrants were issued. The warrants are immediately exercisable upon issuance at a per share price of $0.40 and expire on September 20, 2023. The Company calculated the fair value of the warrants and recorded a total debt discount in the amount of $4,735 which was amortized through September 21, 2018, the date of the reverse merger. The fair value was calculated using the Black-Scholes pricing model with the following assumptions: (i) expected life 5 years, (ii) volatility of 78% - 86%, (iii) risk free rate of 2.27% - 2.90%, (iv) dividend rate of zero, (v) stock price of $0.05, and (vi) exercise price of $0.40.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

During the year ended December 31, 2019, in connection with the Securities Purchase Agreement (see Note 4), the company issued 100,000 warrants to a third party. The warrants were accounted for as a discount to the December 31, 2019 convertible note and therefor fair-valued using the Monte Carlo model with the following assumptions:

-	The stock price of $0.1208 would fluctuate with an annual volatility
-	The projected volatility curve was based on historical volatility of comparable companies for the valuation period and the remaining term of the warrants. The volatility used was 85.2%.
-	The stock price projection was modeled such that it follows a geometric Brownian motion with constant drift and a constant volatility, starting with market prices.
-	The warrants are exercised at maturity, December 31, 2024, by the holder if they are in the money based on the adjusted exercise price (adjusted for full ratchet reset events).
-	The warrants have a fixed $1.25 exercise price subject to full ratchet reset provisions. Capital raising events triggering a reset to 100% of the projected stock price (no discount to the market) are projected for the warrants on 6/30/20, 6/30/21 and 6/30/22.
-	The cash flows are discounted to net present values using risk free rates. Discount rates were based on risk free rates in effect based on the remaining term.

The following table summarized the warrant activity for the years ended December 31, 2019 and 2018:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Warrants	Shares	Price	Term	Value
Balance Outstanding, December 31, 2017	234,375	$0.40	5.00	$-
Granted	167,875	$0.40	5.00	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Balance Outstanding, December 31, 2018	402,250	$0.40	4.72	$-
Granted	100,000	1.25	5.00	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Balance Outstanding, December 31, 2019	502,250	$0.57	3.98	$-

Exercisable, December 31, 2019	502,250	$0.57	3.98	$-

Options

On January 14, 2019, the Board of Directors approved the issuance of options to purchase an aggregate of 800,000 and 200,000 share of common stock to Boris Goldstein and Vadim Sakharov, respectively. The options have an exercise price of $0.75 per share which will vest over a 24-month period as follows: 25% (or 200,000 and 50,000, respectively) shall vest six months after the grant date with the remaining options will vest on a monthly basis at a rate of 1/24th per month. The options will expire on January 14, 2029. The aggregate fair value of $17,111 was calculated using the Black-Scholes pricing model with the following assumptions: (i) expected life 10 years, (ii) volatility of 77%, (iii) risk free rate of 2.71% (iv) dividend rate of zero, (v) stock price of $0.042, and (vi) exercise price of $0.75. The expense will be amortized over the vesting period and a total of $10,432 was recorded during the year ended December 31, 2019.

On January 25, 2019, the Company appointed Jesse W. Crowne as the Company’s new Chief Executive Officer. In connection with this appointment, the Company and Mr. Crowne entered into an employment agreement effective as of January 25, 2019. As part of his compensation, Mr. Crowne received options to purchase 800,000 shares of the Company’s common stock at an exercise price of $0.75 per share, of which 200,000 vest on the one year anniversary of the date of grant and the remaining 600,000 shares vest ratably on a quarterly basis over the following two years. The options will expire January 25, 2029. Under certain circumstances, the Company would be obligated to grant options to purchase an additional 200,000 shares at substantially similar terms. The fair value of $13,714 was calculated using the Black-Scholes pricing model with the following assumptions: (i) expected life 10 years, (ii) volatility of 77%, (iii) risk free rate of 2.76% (iv) dividend rate of zero, (v) stock price of $0.042, and (vi) exercise price of $0.75. On May 31, 2019, Mr. Crowne resigned as Chief Executive Officer, and in November 2019 he resigned as a director of the Company’s Board. As a result of his resignation as Chief Executive Officer, his options were cancelled. The fair value of the stock option expense was amortized over the vesting period and a total of $2,366 was recorded through the date resignation.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The following table summarized the option activity for the year ended December 31, 2019:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Balance Outstanding, December 31, 2018	-	$-	-	$-
Granted	1,800,000	0.75	10	-
Forfeited	(800,000)	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Balance Outstanding, December 31, 2019	1,000,000	$0.75	9.05	$-

Exercisable, December 31, 2019	625,000	$0.75	9.05	$-

For future periods, the remaining value of the stock options totaling approximately $6,680 will be amortized into the statement of operations consistent with the period for which the services will be rendered.

NOTE 11 – CONCENTRATIONS

In the year ending December 31, 2019, the Company purchased 99.84% of its medical devices for resale and distribution from Neurotech, a company that Vadim Sakharov is a shareholder and executive manager.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Financial Advisory Agreement

On February 1, 2017, the Company entered into a one-year agreement with a third party to act as the Company’s exclusive financial advisor (the “Financial Advisor”). In consideration for services, the Company will pay a cash fee equal to 8% of the total amount of capital received by the Company from institutions and 10% of the total amount of capital received by the Company from retail. With the exception of the Bridge Private Placement Transaction, the Company will also pay a cash amount, representing a non-accountable expense allowance payable immediately upon closing of a financing equal to 3% of the aggregate gross proceeds raised in the transactions from retail. In addition to the cash consideration, the Company will also issue warrants to purchase common stock to the Financial Advisor in an amount equal to 10% of the number of shares of common stock purchased by the investors and that the investors obtain a right to acquire through purchase, conversion or exercise of convertible securities issued by the Company. Those warrants will be immediately exercisable at the price per share at which the investor can acquire the common stock. On February 5, 2018, the agreement was amended to extend the exclusivity period another 12 months through February 1, 2019, all other terms and conditions of the agreement remained the same.

Operating Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability. Lessor accounting under the standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. The Company adopted the standard effective January 1, 2019 using the cumulative-effect adjustment transition method, which applies the provisions of the standard at the effective date without adjusting the comparative periods presented. The Company adopted the following practical expedients and elected the following accounting policies related to this standard update:

●	The option to not reassess prior conclusions related to the identification, classification and accounting for initial direct costs for leases that commenced prior to January 1, 2019.

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

●	Short-term lease accounting policy election allowing lessees to not recognize right-of-use assets and liabilities for leases with a term of 12 months or less.

●	The option to not separate lease and non-lease components for certain equipment lease asset categories such as freight car, vehicles and work equipment.

●	The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing initial direct costs for any existing leases.

As a result of the above, the adoption of ASC 842 did not have a material effect on the consolidated financial statements. The Company will review for the existence of embedded leases in future agreements.

The Company has inventoried all leases where the Company is a lessee as of the initial date of application and has examined other contracts with suppliers, vendors, customers and other outside parties to identify whether such contracts contain an embedded lease as defined under the new guidance. The Company’s lease population comprises lease for corporate office space and a warehouse that are year-to-year basis with monthly rent ranging from approximately $200 to $3,200 and qualify under the practical expedient of short-term leases. The Company does not have exclusive rights of control to any assets in the customer and vendor contracts reviews and does not have any financing leases as of the date of adoption of ASC 842.

The Company conducts its U.S. operations from one office located in New York, NY. Beginning September 1, 2018, the Company entered into a six-month agreement from September 1, 2018 through February 28, 2019 at $1,598 per month. The Company continues to rent this location on a month to month basis at a rate of $1,750 per month. In March 2019, the Company rented an additional office at this location at a rate of $1,700 per month, which was terminated on June 30, 2019.

Beginning September 1, 2018, the Company entered into a one-year lease agreement with a related party (see Note 5). The Company is paying the related party one half of the $3,000 monthly rent or $1,500 per month, plus expenses. This lease was terminated on March 31, 2019.

Beginning January 2, 2019, the Company entered into a 12-month lease agreement ending December 31, 2019, with a third party in Russia. The Company is paying rent at a rate of 17,200 Rubles ($272) per month.

Beginning June 1, 2019, the Company entered into a 10-month lease agreement ending March 31, 2020 with a third party in Russia. The Company is paying rent at a rate of 12,000 Rubles ($190) per month.

Additionally, the Company also rents a warehouse. Beginning December 1, 2018, the Company entered into a 6-month warehouse rental agreement for $2,980 per month. The lease was renewed on June 1, 2019 for an additional year ending May 31, 2020, for $3,171 per month.

Total rent expense for the years ended December 31, 2019 and 2018 was $85,771 and $58,301, respectively.

Equity Incentive Plan

As of September 21, 2018, the Company’s board of directors adopted, and stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan has a 10-year term, which terminates on the day prior to the 10th anniversary of its adoption by the Board. Under the 2018 Plan, the Company may grant equity-based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to the Company. The vesting period, term and exercise price will be determined at the time of the grant. An aggregate of up to 3,500,000 of the Company’s common stock are reserved for issuance under the 2018 Plan. As of December 31, 2019, the Company has granted and has 1,000,000 options outstanding under the 2018 Plan (see Note 9).

BRAIN SCIENTIFIC INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC 855 “Subsequent Events,” Company management reviewed all material events through the date this report was issued and the following subsequent events took place.

Employee Agreements

On March 25, 2020, effective retroactive to January 30, 2020, the Company entered into an employment agreement with Boris Goldstein pursuant to which Mr. Goldstein received 800,000 options to purchase shares of the Company’s common stock. The options vest ratably on a quarterly basis over the following two years.

On March 25, 2020, effective retroactive to January 30, 2020, the Company entered into an employment agreement with Vadim Sakharov pursuant to which Mr. Sakharov will receive an annual salary of $60,000.

Non-Convertible Promissory Note

On February 21, 2020, a third party loaned the Company $20,000, evidenced by a non-convertible promissory note (the “Note”).The Note bears interest at a fixed rate of 12% per annum, computed based on a 360-day year of twelve 30-day months, which interest will be payable quarterly until the Maturity Date. The principal amount and any accrued and unpaid interest due under the Note is payable on July 1, 2020 (the “Maturity Date”). The Note contains customary events of default, which, if uncured, entitle the Lender to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note.

Extension of Existing Convertible Promissory Notes

On February 28, 2020, the Company entered into allonges to extend the maturity date of certain existing Convertible Promissory Notes of the Company (each, a “Note”). The Allonge relating to the Note in the principal amount of $130,000, provides for the maturity date thereof to be extended to February 5, 2021, subject to earlier conversion pursuant to the terms of such Note. The Allonge relating to the Note in the principal amount of $100,000, provides for the maturity date thereof to be extended to January 18, 2021, subject to earlier conversion pursuant to the terms of such Note. Other than as set forth in each Allonge, the terms of the Notes remain the same.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$2,462
Legal expenses	$100,000	*
Accounting expenses	$50,000	*
Miscellaneous	$5,000	*
Total	$157,462	*

*	Estimate

Item 14.   Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws provide that, we will indemnify our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”), provided that, we will not be obligated to indemnify any person in connection with any proceeding:

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person, including any proceeding initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the proceeding prior to its initiation, (b) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under the Bylaws or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law.

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.   Recent Sales of Unregistered Securities.

During the year ended December 31, 2017, the Company issued convertible notes with an aggregate principal amount of $1,087,500.

From January 1, 2018 through September 21, 2018, the Company issued convertible notes with an aggregate principal amount of $1,059,500.

On September 21, 2018, pursuant to the merger agreement with Memory MD, Inc. and AFGG Acquisition Corp. (see “Prospectus Summary”) we issued an aggregate of approximately 9,916,752 shares of our common stock for all of the then-outstanding shares of MemoryMD, Inc. We issued an additional 4,083,248 shares of our common stock upon the automatic conversion at the closing of an aggregate of $1,507,000 principal amount of outstanding convertible promissory notes issued by MemoryMD Inc., and we further issued an additional 1,604,378 shares of our common stock upon the automatic conversion immediately subsequent to the closing of an aggregate of $640,000 principal amount of outstanding convertible promissory notes issued by MemoryMD Inc. At the closing, the Company was obligated to issue 5-year warrants to purchase an estimated 291,740 shares of common stock, at an exercise price of $0.40 per share, as partial compensation for services rendered by Corinthian.

On January 18, 2019, an investor subscribed for a convertible promissory note and loaned to the Company an aggregate of $100,000. The loan represents the first tranche borrowed pursuant to an up to $500,000 convertible note offering.

On February 5, 2019, an investor subscribed for a convertible promissory note and loaned to the Company an aggregate of $130,000. The loan represents the second tranche borrowed pursuant to an up to $500,000 convertible note offering, for total borrowed principal through February 5, 2019 of $230,000.

On July 23, 2019, an investor subscribed for a convertible promissory note and loaned to the Company $150,000. The loan represents an additional tranche borrowed pursuant to an up to $500,000 convertible note offering, for total borrowed principal through July 23, 2019 of $380,000.

On December 4, 2019, the Company entered into an agreement with an advisor to memorialize certain services rendered to the Company. Pursuant to the terms of the agreement, in consideration for those services, On December 12, 2019, the Company issued the advisor 75,000 shares of common stock.

On April 21, 2020, the Company issued a convertible grid promissory note (the “Caleca Note”) to Thomas J. Caleca (“Caleca”), an existing stockholder of the Company, pursuant to which Caleca agreed to advance to the Company the aggregate principal amount of $125,000 (the “Caleca Aggregate Advance”). The Company also issued to Caleca a common stock purchase warrant (the “Caleca Warrant”), granting Caleca the right to purchase up to 750,000 shares of the Company’s common stock at a per share exercise price of $0.80 (subject to adjustment as set forth in the Caleca Warrant).

Also on April 21, 2020, the Company issued a convertible grid promissory note (the “Brown Note”, and together with the Caleca Note, the “Grid Notes”) to Andrew Brown (“Brown”, and together with Caleca, the “Grid Investors”), an existing stockholder of the Company, pursuant to which Brown agreed to advance to the Company the aggregate principal amount of $125,000 (the “Brown Aggregate Advance”, and together with the Caleca Aggregate Advance, the “Grid Aggregate Advance”). The Company also issued to Brown a common stock purchase warrant (the “Brown Warrant”, and together with the Caleca Warrant, the “Grid Warrants”), granting Brown the right to purchase up to 750,000 shares of the Company’s common stock at a per share exercise price of $0.80 (subject to adjustment as set forth in the Brown Warrant).

On April 22, 2020, the Grid Investors each made their first cash advance of $25,000 pursuant to the terms of the Grid Notes, for an aggregate cash advance to the Company of $50,000 (the “First Grid Advance”). The Grid Investors shall make additional cash advances to the Company pursuant to the terms of their Grid Notes.

The unpaid outstanding principal amount and accrued and unpaid interest under the Grid Notes are convertible into such number of shares of the Company’s common stock obtained by dividing the amount so converted by $1.00.

On December 31, 2019, the Company entered into a securities purchase agreement and issued and sold to a third party a convertible note in the original principal amount of $275,000, and a warrant to purchase 100,000 shares of the Company’s common stock. The aggregate purchase price received by the Company was $250,000 after an original issue discount of $25,000. The unpaid outstanding principal amount and accrued and unpaid interest under the note are convertible into shares of the Company’s common stock at any time at the option of the investor at a conversion price equal to 80% multiplied by the price per share paid by the investors in the next capital raising transaction consummated by the Company in the amount of $1,000,000 or more (the “Qualified Financing”), subject to adjustments as provided in the note. In the event the investor elects to convert the Note prior to a Qualified Financing, the conversion price will be the effective exercise price per share from time to time pursuant to the Warrant.

On August 5, 2020, the Company issued 50,000 shares of common stock to a noteholder in connection with the extension of their notes.

On September 1, 2020, the Company sold an 8% convertible redeemable note in the principal amount of $157,000. The Company received $142,500.

On September 30, 2020, the Company sold a $600,000 convertible promissory note. The company received $100,000 and will receive the balance on October 20, 2020. The Company issued warrants to purchase 1,411,764 shares.

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16.  Exhibits.

Exhibit Number	Description
2.1*	Agreement and Plan of Merger and Reorganization by and among Brain Scientific Inc., ASGI Acquisition Company and Memory MD, Inc. dated as of September 21, 2018 (Incorporated by reference to Form 8-K filed on September 27, 2018)
3.1*	Amended and Restated Certificate of Incorporation of Brain Scientific Inc. (Incorporated by reference to Form 8-K filed on September 24, 2018)
3.2*	Amended and Restated By-Laws of Brain Scientific Inc. (Incorporated by reference to Form 8-K filed on September 27, 2018)
5.1*	Opinion of Sichenzia Ross Ference LLP
10.1*	Patent Assignment and License Back Agreement, dated May 2018, by and among Boris Goldstein, Dmitriy Prilutskiy, Stanislav Zabodaev, Memory MD, Inc. and (c) Medical Computer Systems Ltd. (Incorporated by Form 8-K filed on September 27, 2018)
10.2*	Agreement, dated as of September 21, 2018, between Brain Scientific Inc. and Amer Samad (Incorporated by reference to Form 8-K filed on September 27, 2018)
10.3*	Sublease Agreement dated as of May 9, 2017 by and between Memory MD, Inc. and Nano Graphene Inc. (Incorporated by reference to Form 8-K filed on September 27, 2018)
10.4*	2018 Equity Incentive Plan (Incorporated by reference to Form 8-K filed on September 27, 2018)
10.5*	Form of Stock Option Award Agreement pursuant to 2018 Equity Incentive Plan (Incorporated by reference to Form 8-K filed on September 27, 2018)
10.6*	Assignment and Assumption Agreement (Incorporated by reference to Form 8-K filed on September 27, 2018)
10.7*	Jesse W. Crowne Employment Agreement (Incorporated by reference to Form 8-K filed on January 30, 2019)
10.8*	Form of Subscription Agreement (Incorporated by reference to Form 8-K filed on February 11, 2019)
10.9*	Form of Note (Incorporated by reference to Form 8-K filed on February 11, 2019)
10.10*	Form of Placement Agent Warrant (incorporated by reference to Form 10-K filed April 1, 2019)
10.11*	Form of Subscription Agreement (incorporated by reference to Form 8-K filed October 25, 2019)
10.12*	Form of Note (incorporated by reference to Form 8-K filed October 25, 2019)
10.13*	Allonge to Convertible Promissory Note dated February 28, 2020 ($130,000 (incorporated by reference to 8-K filed March 5, 2020)
10.14*	Allonge to Convertible Promissory Note dated February 28, 2020 ($100,000 (incorporated by reference to 8-K filed March 5, 2020)
10.15*	Employment Agreement between the Company and Boris Goldstein (incorporated by reference to 10-K filed March 31, 2020)
10.16*	Employment Agreement between the Company and Vadim Sakharov (incorporated by reference to 10-K filed March 31, 2020)
21.1*	Subsidiaries (Incorporated by Reference to the Registrant’s Current Report on Form 8-K filed on September 27, 2018)
23.1	Consent of Sadler, Gibb & Associates, LLC
23.2*	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)
101.INS	XBRL Instance.
101.SCH	XBRL Taxonomy Extension Schema.
101.CAL	XBRL Taxonomy Extension Calculation.
101.DEF	XBRL Taxonomy Extension Definition.
101.LAB	XBRL Taxonomy Extension Labels.
101.PRE	XBRL Taxonomy Extension Presentation.

* Previously filed.

Item 17.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 9, 2020.

Brain Scientific Inc.

By:	/s/ Boris Goldstein
Name:	Boris Goldstein
Title:	Chairman of the Board and Executive Vice President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Boris Goldstein	October 9, 2020
Boris Goldstein
Chairman of the Board and Executive Vice President (Principal Executive Officer)

/s/ Mark Corrao	October 9, 2020
Mark Corrao
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Vadim Sakharov	October 9, 2020
Vadim Sakharov
Director, President and Chief Technology Officer

/s/ Nickolay Kukekov	October 9, 2020
Nickolay Kukekov
Director